Filed Pursuant to Rule 424(b)(5)
Registration No. 333-189048

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered(1)	Amount to be Registered		Proposed Maximum Offering Price		Aggregate Offering Price		Registration Fee(2)
3.00% Convertible Senior Notes due 2020	$132,250,000	(1)(2)	100%		$132,250,000	(1)(2)	$18,038.90	(2)(3)
Common Stock, par value $0.001 per share	—	(4)	—	(4)	—	(4)	—	(5)

(1)         Equals the aggregate principal amount of 3.00% Convertible Senior Notes due 2020 to be registered hereunder. These amounts are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)         Includes $17,250,000 in aggregate principal amount of 3.00% Convertible Senior Notes due 2020 that may be offered and sold pursuant to the exercise in full of the underwriters’ option to purchase additional 3.00% Convertible Senior Notes due 2020.

(3)         Calculated pursuant to Rule 457(o) and Rule 457(r) under the Securities Act.

(4)         An indeterminate number of shares of common stock are being registered as may be issued from time to time upon conversion of the 3.00% Convertible Senior Notes due 2020. Pursuant to Rule 416 under the Securities Act, the Registrant is also registering an indeterminate number of shares of common stock as may become issuable upon conversion by reason of adjustments in the conversion price.

(5)         Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of common stock underlying the 3.00% Convertible Senior Notes due 2020 because no additional consideration is to be received in connection with the exercise of the conversion privilege.

Prospectus Supplement to Prospectus dated June 3, 2013

$115,000,000

3.00% Convertible Senior Notes due 2020

Array BioPharma Inc. is offering $115,000,000 aggregate principal amount of its 3.00% Convertible Senior Notes due 2020 (the “notes”) under this prospectus supplement. The notes will bear interest at a rate equal to 3.00% per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2013. The notes will mature on June 1, 2020.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding March 1, 2020 but only under the following circumstances: (1) during any fiscal quarter commencing after June 30, 2013 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five consecutive business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined herein) per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; (3) upon the occurrence of specified corporate events or distributions; or (4) if we call any notes for redemption, at any time until the close of business on the business day immediately preceding the redemption date. On or after March 1, 2020 until the close of business on the scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion of a note, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described herein.

The conversion rate will initially equal 141.8641 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $7.05 per share of common stock). The conversion rate will be subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest. In addition, following the occurrence of a make-whole fundamental change (as defined herein) or a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such make-whole fundamental change or a notice of redemption, as the case may be.

We may not redeem the notes prior to June 4, 2017.  On or after June 4, 2017, we may redeem for cash all or part of the notes, except for the notes that we are required to repurchase in connection with a fundamental change (as defined herein), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending within seven trading days immediately prior to the date we provide the notice of redemption exceeds 130% of the applicable conversion price for the notes on each applicable trading day. The redemption price for the notes to be redeemed on any redemption date will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.  No sinking fund is provided for the notes.

If we undergo a fundamental change, holders may require us to purchase the notes in whole or in part for cash at a fundamental change purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness and will rank senior in right of payment to any indebtedness that is expressly subordinated to the notes. The notes will be effectively subordinated to all our existing and future secured indebtedness (to the extent of the value of the assets securing such indebtedness) and structurally subordinated to all liabilities (including trade payables) of any subsidiary of ours with operations that may exist in the future.

We do not intend to apply for listing of the notes on any securities exchange. Our common stock is listed on the NASDAQ Global Market under the symbol “ARRY”. The last reported sale price of the common stock on June 4, 2013 was $5.32 per share.

Investing in the notes and the underlying common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement to read about factors you should consider before investing in the notes.

	Per Note	Total
Public offering price(1)	100%	$115,000,000
Underwriting discounts and commissions	3%	$3,450,000
Proceeds, before expenses, to Array BioPharma Inc.	97%	$111,550,000

(1)         The public offering price does not include accrued interest, if any, from the date of original issuance, expected to be June 10, 2013.

To the extent the underwriters sell more than $115,000,000 principal amount of notes, the underwriters will have the option to purchase within 30 days from the date of this prospectus supplement up to an additional $17,250,000 principal amount of notes from us at the public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company on or about June 10, 2013.

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan

Co-Managers

Piper Jaffray	Stifel

The date of this prospectus supplement is June 4, 2013

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering. The second part, the accompanying prospectus dated June 3, 2013, gives more general information about the notes. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and any free writing prospectus we have authorized for use in connection with this offering, in their entirety before making an investment decision.

We have not authorized anyone to provide you with any information other than information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

The information in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of such documents, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of the notes. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation by Reference” in this prospectus supplement.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and in any free writing prospectus we have authorized for use in connection with this offering is accurate only as of the respective dates of those documents in which such information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus to “Array,” “the company,” “we,” “our” or “us” refer to Array BioPharma Inc.  Our trademarks include the Array BioPharma logo and the terms “ARRAY BIOPHARMA”.  Other trademarks and trade names appearing in this prospectus supplement are the property of the holders of such trademarks and trade names.

INDUSTRY AND MARKET DATA

Industry and market data contained or incorporated by reference in this prospectus supplement were obtained through company research, surveys and studies conducted by third parties and industry and general publications or based on our experience in the industry. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys and assumptions are reliable and market definitions are appropriate, neither these surveys and assumptions nor these definitions have been verified by any independent sources and we cannot assure that they are accurate.

S-ii

SPECIAL NOTE REGARDING

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements that are not descriptions of historical facts, including statements regarding the future research and development plans of Array and our partners, the timing of planned clinical trials and of the announcement of results of clinical trials being conducted by Array and our partners, the likelihood that clinical trial results will support the future approval or marketing success of a drug, the receipt and timing of milestone, royalty payments under our partnering agreements, our future capital requirements, and our ability to sell the notes in this offering are forward-looking statements, based on management’s estimates, assumptions and projections that are subject to risks and uncertainties.  These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” or “anticipates” or similar terminology.

These statements involve significant risks and uncertainties, including those discussed below and those described more fully in other reports filed by Array with the Securities and Exchange Commission (the “SEC”). Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to:

•                  our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs;

•                  risks associated with our dependence on our partners for the clinical development and commercialization of our out-licensed drug candidates;

•                  the ability of our partners and of Array to meet objectives tied to milestones and royalties;

•                  our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials;

•                  risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States;

•                  our ability to achieve and maintain profitability and maintain sufficient cash resources;

•                  the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities;

•                  our ability to out-license our proprietary candidates on favorable terms;

•                  our ability to attract and retain experienced scientists and management; and

•                  the risk factors set forth under the caption “Risk Factors” below and in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, and any amendments thereto we file with the SEC.

The forward-looking statements contained herein represent our judgment as of the date of this prospectus supplement. We undertake no duty or obligation to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include information about the notes we are offering as well as information regarding our business and financial data. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and any free writing prospectus we have authorized for use in connection with this offering, in their entirety. Investors should carefully consider the information set forth under “Risk Factors” in this prospectus supplement.

About Array BioPharma

We are a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company and currently expects significant progress toward generating data to support our upcoming Phase 3 / pivotal trial decisions. Novartis International Pharmaceutical Ltd. expects to begin Phase 3 trials evaluating Array-invented MEK162 in NRAS-mutant melanoma and in BRAF-mutant melanoma in 2013. In addition, we are in ongoing discussions with the U.S. Food and Drug Administration (the “FDA”), regarding the design of a Phase 3 trial to evaluate MEK162 in low-grade serous ovarian cancer under our license agreement with Novartis and we expect to commence the trial in 2013. AstraZeneca PLC expects to begin a Phase 3 trial with selumetinib, an Array-invented drug, in KRAS-mutant non-small cell lung cancer in October 2013 and recently initiated a registration trial in thyroid cancer. Three other Array-invented drugs are also approaching Phase 3 or pivotal trial decisions, and we expect to make decisions on future study designs for these drugs by the end of 2013. These include Array’s wholly-owned drug candidates, ARRY-520 and ARRY-614, and one partnered program, danoprevir with InterMune/Roche Holding AG.

Proprietary Programs

ARRY-520 — Multiple Myeloma

ARRY-520 is a potent, selective KSP inhibitor with a mechanism of action distinct from other drugs used to treat multiple myeloma (MM). ARRY-520 acts preferentially on MM cells over terminally differentiated and epithelial cells due to the reliance of MM cells on the MCL-1 protein for survival. As predicted from its targeted mechanism, ARRY-520 has exhibited no neuropathy, alopecia or serious gastrointestinal effects at its recommended dose.

At the International Myeloma Workshop in April 2013, Array presented interim results from an ongoing ARRY-520 plus Velcade® (bortezomib) combination trial, as well as results from a Phase 2 ARRY-520 single agent trial. For patients in the combination trial, the treatment was generally well-tolerated. Neutropenia was the most common adverse event, but was transient, non-cumulative, predominantly asymptomatic and well managed with use of growth factor support. Incidence of non-hematologic grade 3/4 toxicity was infrequent. Initial signs of activity, including responses and prolonged stable disease, were observed in this heavily pretreated population, the majority (72%) of whom were refractory to prior Velcade treatment. This study will further investigate the addition of low-dose dexamethasone and an alternative dosing schedule of ARRY-520.

In the final results from the Phase 2 single agent trial, ARRY-520 demonstrated single agent activity in heavily pretreated patients, with 19 months median overall survival and a 16% overall response rate. These results are similar to those for recently approved products Kyprolis® (carfilzomib) and Pomalyst® (pomalidomide) as single agents in a similar patient population. ARRY-520 was generally well tolerated, with the most-common adverse events being transient and non-cumulative neutropenia and thrombocytopenia that were readily managed with growth factors and supportive care. In addition, there were infrequent reports of serious adverse events such as febrile neutropenia or sepsis. Consistent with other reported ARRY-520 study results, there was a low incidence of non-hematologic adverse events with no treatment-related neuropathy observed. Further data on a potential patient selection marker was also presented. Patients with normal levels of alpha-1-acid glycoprotein (AAG) had a longer median overall survival (20.2 months vs. 4.5 months), an improved median event free survival (5.3 months vs. 2.4 months) and a greater overall response rate (24% vs. 0%) compared to patients with elevated AAG. These results may enable more precise targeting of patient populations who will benefit from ARRY-520.

ARRY-520 is currently advancing in three clinical trials. Continued positive results in these trials will define a clear path to late stage development:

•                  Phase 2 trial in combination with dexamethasone in patients with MM refractory to Revlimid® (lenalidomide), Velcade® and dexamethasone therapy.

•                  Dose escalation trial in combination with Velcade® plus dexamethasone in patients with relapsed or refractory MM.

•                  Investigator-sponsored dose escalation trial in combination with Kyprolis® in patients with relapsed or refractory MM who are refractory or intolerant to Velcade® therapy.

ARRY-614 — Myelodysplastic Syndromes

ARRY-614 is a dual p38/Tie2 kinase inhibitor offering a unique mechanism of action for the treatment of myelodysplastic syndromes (MDS). In an initial Phase 1 dose-escalation trial in patients with low or intermediate-1 risk MDS, ARRY-614 achieved a response rate of 38% hematologic improvement at the highest dose evaluated. Array continues to evaluate an optimized formulation of ARRY-614 in a clinical trial with a similar patient population. This Phase 1 dose-escalation trial, currently in an expansion phase after reaching the maximum tolerated dose, has the goal of identifying the recommended dose for future clinical trials. As presented at the 2012 American Society of Hematology (“ASH”) Annual Meeting, this new formulation has demonstrated improved bioavailability and target coverage, including higher peak plasma concentrations and overall exposures, when compared to the original formulation.

At the end of 2012, the FDA provided guidance on future development for this program, including a discussion of endpoints other than overall survival that could be used as the basis for approval. The FDA also agreed that low / int-1 patients who have failed a hypomethylating agent, such as Vidaza, can be considered a high unmet medical need population. Array now has guidance on a potential path to registration and, pending additional data from the ongoing study, plans to make decisions on future study designs by the end of 2013.

ARRY-502 — Asthma

Array has completed recruitment of a 182-patient Phase 2a trial with ARRY-502, a CRTh2 antagonist, in mild to moderate persistent asthma. Array expects top-line results from this trial during the summer of 2013 and intends to seek a partner for further development of ARRY-502 in this large market disease indication, which may provide Array with additional non-dilutive financing.

Partnered Programs

MEK162 — Novartis Partnership in Cancer

Array invented MEK162 and licensed worldwide rights to develop and commercialize the drug to Novartis in April 2010, under which co-development costs are capped annually and in total for Array. Array plans to initiate a global Phase 3 clinical trial with MEK162 in patients with recurrent low-grade serous ovarian cancer during the summer of 2013 under this co-development partnership. The study, called MILO (MEK Inhibitor in Low Grade Serous Ovarian Cancer), will evaluate the efficacy and safety of MEK162 compared to standard chemotherapy treatments and is designed for worldwide regulatory submissions, including the FDA and the European Medicines Agency.

The MILO study follows the recent announcement by Novartis to initiate Phase 3 trials of MEK162 in both NRAS- and BRAF-mutant melanoma.

Selumetinib — AstraZeneca Partnership in Cancer

Under our out-licensing and collaboration agreement with AstraZeneca, AstraZeneca acquired exclusive worldwide rights to our clinical development candidate, selumetinib (previously known as AZD6244, or ARRY-142886), together with two other compounds for oncology indications, including AZD8330, which we invented during the collaboration.

AstraZeneca announced that they expect to initiate a Phase 3 trial with selumetinib in KRAS-mutant non-small cell lung cancer in October 2013 and recently initiated a registration trial in thyroid cancer. The first trial will be with selumetinib in combination with docetaxel based on the strength of the Phase 2 data AstraZeneca presented at the American Society of Clinical Oncology Annual Meeting in 2012. The second registration trial, called ASTRA, is a pivotal trial with selumetinib in thyroid cancer based on the strength of that clinical data also presented at the ASCO 2012 Annual Meeting. AstraZeneca has projected selumetinib peak annual sales to exceed $1 billion and suggested selumetinib may have potential application in high unmet need indications such as uveal melanoma, neurofibromatosis and gastrointestinal cancers. In addition, AstraZeneca showed the advantages of selumetinib over GlaxoSmithKline’s MEK inhibitor, trametinib, when combining with standard chemotherapy.

At the 2013 ASCO Annual Meeting, data presented by Memorial Sloan-Kettering Cancer Center on selumetinib showed it to be the first targeted therapy to demonstrate significant clinical benefit of more than doubling of progression free survival for patients with metastatic uveal melanoma.  Based on results from this study, Memorial Sloan-Kettering has announced plans to initiate a 100-patient confirmatory, randomized trial with selumetinib.

Our Corporate Information

Our principal executive offices are located at 3200 Walnut Street, Boulder, Colorado 80301 and our phone number is (303) 381-6600. We were founded in 1998 and became a public company in November 2000. We also maintain a web site at http://www.arraybiopharma.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus supplement. Our stock is listed on the NASDAQ Global Market under the symbol “ARRY”.

The Offering

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details of this offering contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Array Biopharma Inc., a Delaware corporation

Securities Offered	$115,000,000 principal amount of 3.00% Convertible Senior Notes due 2020 (plus up to an additional $17,250,000 principal amount if the underwriters exercise their option to purchase additional notes).

Maturity Date	June 1, 2020 unless earlier purchased, redeemed or converted.

Issue Price	100%

Interest

3.00% per year. Interest will accrue from June 10, 2013, which is the expected date of initial issuance of the notes, or from the most recent date to which interest has been paid or duly provided for, and will be payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2013.

We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described below under the heading “Description of the Notes — Events of Default”.

Optional Redemption

We may not redeem the notes prior to June 4, 2017 and no sinking fund is provided for the notes. On or after June 4, 2017, we may redeem for cash all or part of the notes, except for the notes that we are required to repurchase as described below under the heading “Description of the Notes — Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Purchase Notes”, but only if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending within seven trading days immediately prior to the date we provide the notice of redemption exceeds 130% of the applicable conversion price for the notes on each applicable trading day. The redemption price for the notes to be redeemed on any redemption date will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Conversion Rights	Holders may convert their notes at their option prior to the close of business on the business day immediately preceding March 1, 2020, but only under the following circumstances:

•                  during any fiscal quarter commencing after June 30, 2013 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•                  during the five consecutive business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day;

• upon the occurrence of specified corporate events or distributions described under “Description of the Notes — Conversion Rights — Conversion Upon Specified Corporate Events”; or

• if we call any notes for redemption, at any time until the close of business on the business day immediately preceding the redemption date.

On or after March 1, 2020, until the close of business on the scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

The conversion rate will initially equal 141.8641 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $7.05 per share of common stock), subject to adjustment as described in this prospectus supplement.

In addition, following the occurrence of certain corporate events or if we call any notes for redemption, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such corporate event or such redemption notice, as the case may be. See “Description of the Notes — Adjustment to Conversion Rate Upon Conversions in Connection with a Make-Whole Fundamental Change or a Notice of Redemption”.

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by our payment of the amount of cash or the amount of cash and the number of shares of our common stock, if any, as the case may be, into which your note is convertible. See “Description of the Notes — Conversion Rights — General”.

Settlement Upon Conversion	We may elect to pay or deliver, as the case may be, to holders in full satisfaction of our conversion obligation:

• solely shares of our common stock, together with cash in lieu of fractional shares, which we refer to as a “physical settlement”;

• solely cash without any delivery of shares of our common stock, which we refer to as a “cash settlement”; or

• a combination of cash and shares of our common stock, which we refer to as a “combination settlement”.

The amount of cash, if we elect cash settlement, or the amount of cash and the number of shares of our common stock, if any, if we elect a combination settlement, will be based on a daily conversion value (as defined herein) for each of the 60 consecutive trading days during the observation period (as defined herein).

All conversions occurring on or after March 1, 2020 will be settled using the same settlement method. Prior to March 1, 2020, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different trading days. That is, we may choose on one trading day to settle conversions in physical settlement, and choose on another trading day cash settlement or combination settlement. If we elect a settlement method, we will inform holders so converting through the trustee of such settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or, in the case of any conversions occurring on or after March 1, 2020, no later than March 1, 2020). See “Description of the Notes — Conversion Rights — Settlement Upon Conversion”.

Fundamental Change

If we undergo a “fundamental change” (as defined under “Description of the Notes — Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Purchase Notes”), subject to certain conditions, you may require us to purchase for cash all or part of your notes. The fundamental change purchase price will equal 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

Ranking	The notes will be our senior unsecured obligations and will rank:

• senior in right of payment to any of our existing and future indebtedness that is expressly subordinated to the notes;

• equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;

•                  effectively subordinated to any of our existing and future secured indebtedness, including $14.6 million in outstanding debt as of May 31, 2013 under our loan and security agreement with Comerica Bank, to the extent of the value of the assets securing such indebtedness; and

•                  structurally subordinated to all liabilities (including trade payables) of any subsidiary of ours that may exist in the future, as well as to any of our existing or future indebtedness that may be guaranteed by such subsidiary to the extent of any such guarantee.

As of March 31, 2013, our total consolidated indebtedness was approximately $107.1 million, all of which was secured indebtedness. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes) and the use of net proceeds therefrom, including the repayment of all of our outstanding indebtedness under the Deerfield Facility Agreements (as defined herein), our total consolidated indebtedness at such date would have been $129.6 million. See “Capitalization”.

The indenture governing the notes will not limit the amount of debt that we or any subsidiary of ours that may exist in the future may incur.

Events of Default

Except as described under “Description of the Notes — Events of Default”, if an event of default with respect to the notes occurs, holders may, upon satisfaction of certain conditions, accelerate the principal amount of the notes plus premium, if any, and accrued and unpaid interest, if any. In addition, the principal amount of the notes plus premium, if any, and accrued and unpaid interest, if any, will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Book-Entry Form

The notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes

Prior to this offering, there was no public market for the notes, and we do not intend to list the notes on any national securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including the market price of our common stock, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the representatives of the underwriters that certain underwriters currently intend to make a market in the notes after this offering is completed. However, such underwriters are not obligated to do so, and they may cease their market-making at any time and without notice.

No Listing	We do not intend to apply for listing of the notes on any securities exchange. Our common stock is listed on the NASDAQ Global Market under the symbol “ARRY”.

Material U.S. Federal Income Tax Considerations

For certain material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes are convertible, see “Material U.S. Federal Income Tax Considerations”.

Trustee, Paying Agent, Conversion Agent and Bid Solicitation Agent	Wells Fargo Bank, National Association

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $111.31 million (or approximately $128.04 million if the underwriters exercise their option to purchase additional notes in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use approximately $92.6 million of the net proceeds from this offering to repay the loans outstanding under the Facility Agreement dated April 29, 2008 between us and Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P., as amended, and the Facility Agreement dated May 15, 2009 between us and Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. (collectively, the “Deerfield Facility Agreements”). We intend to use the remaining net proceeds from this offering for general corporate purposes. See “Use of Proceeds” on page S-36.

Risk Factors	Investing in the notes and the underlying common stock involves risks. We urge you to carefully consider all of the information described in the section entitled “Risk Factors” beginning on page S-10.

Summary Condensed Financial Data

We derived the information presented below for each of the three years ended June 30, 2010, 2011 and 2012, from our audited condensed financial statements. We derived the information presented below as of March 31, 2013, and for the nine months ended March 31, 2012 and 2013, from our unaudited condensed financial statements. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the unaudited financial data as of March 31, 2013, and for each of the nine months ended March 31, 2012 and 2013, have been reflected therein. Financial results for the nine months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the full year. The following information should be read in conjunction with our condensed financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013.

Our fiscal year ends on June 30.  When we refer to a fiscal year or quarter, we are referring to the year in which the fiscal year ends and the quarters during that fiscal year.  Therefore, fiscal 2013 refers to the fiscal year ended June 30, 2013.

For more details on how you can obtain our SEC reports and other information, you should read the section entitled “Where You Can Find More Information”.

	Year Ended June 30,			Nine Months Ended March 31,
	2010	2011	2012	2012	2013
	(Audited)			(Unaudited)
	(In thousands, except per share data)
Revenue
License and milestone revenue	$32,485	$53,426	$71,249	$53,627	$33,340
Collaboration revenue	21,395	18,475	13,886	10,844	10,825
Total revenue	53,880	71,901	85,135	64,471	44,165
Operating expenses
Cost of revenue	28,322	28,916	24,261	18,002	23,072
Research and development for proprietary programs	72,488	63,498	56,719	41,842	42,580
General and administrative	17,121	16,261	15,202	10,728	14,390
Total operating expenses	117,931	108,675	96,182	70,572	80,042
Loss from operations	(64,051)	(36,774)	(11,047)	(6,101)	(35,877)
Other income (expense)
Realized gains on auction rate securities, net	1,305	1,891	—	—	—
Loss on early repayment of long-term debt, net	—	(6,340)	(942)	—	—
Interest income	864	406	32	17	42
Interest expense	(15,749)	(15,507)	(11,624)	(9,470)	(8,456)
Total other expenses, net	(13,580)	(19,550)	(12,534)	(9,453)	(8,414)
Net loss	$(77,631)	$(56,324)	$(23,581)	$(15,554)	$(44,291)

Weighted average shares outstanding — basic and diluted	50,216	55,447	70,619	63,909	104,806

Net loss per share — basic and diluted	$(1.55)	$(1.02)	$(0.33)	$(0.24)	$(0.42)

As of March 31, 2013
Actual
(Unaudited)
(In thousands)
Balance Sheet Data
Cash, cash equivalents and marketable securities	$87,047
Working capital	$40,026
Total assets	$107,431
Long-term debt, net:
Comerica Loan and Security Agreement	$14,550
Deerfield Facility Agreements (1)	$80,799
Total long-term debt, net (1)	$95,349
Total stockholders’ deficit	$(52,415)

(1)                                 Net of unamortized debt discount of $11.8 million.

RISK FACTORS

An investment in the notes and the underlying common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement, before making an investment decision. Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. In addition, please read “Special Note Regarding Forward-Looking Statements” in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Business

If we need but are unable to obtain additional funding to support our operations, we could be required to reduce our research and development activities or curtail our operations and it may lead to uncertainty about our ability to continue to operate as a going concern.

We have expended substantial funds to discover and develop our drug candidates and additional substantial funds will be required for further development, including preclinical testing and clinical trials, of any product candidates we develop internally. Additional funds will be required to manufacture and market any products we own or retain rights to that are approved for commercial sale. Because the successful development of our products is uncertain, we are unable to precisely estimate the actual funds we will require to develop and potentially commercialize them.

We have historically funded our operations from up-front fees and milestone payments received under our partnerships, the issuance and sale of equity securities and through debt financing provided by our credit facilities. We believe that the cash, cash equivalents and marketable securities as of March 31, 2013, and the anticipated receipt of up-front and milestone payments under existing partnerships and the proceeds of this offering, will enable us to continue to fund operations in the normal course of business for at least the next 12 months. However, we will continue to depend on funding our operations from these sources for the foreseeable future. Our ability to obtain additional funding when needed, changes to our operating plans, our existing and anticipated working capital needs, the acceleration or modification of our planned research and development activities or expenditures, increased expenses or other events may affect our need for additional capital in the future and may require us to seek additional funding sooner than anticipated.

Our ability to successfully raise sufficient funds through the sale of debt or equity securities or from debt financing from lenders when needed is subject to many risks and uncertainties and, even if we are successful, future equity issuances would result in dilution to our existing stockholders. We also may not successfully consummate new partnerships that provide for additional up-front fees or milestone payments or we may not earn milestone payments under such partnerships when anticipated or at all. Our ability to realize milestone or royalty payments under existing partnership agreements and to enter into new partnering arrangements that generate additional revenue through up-front fees and milestone or royalty payments is subject to a number of risks, many of which are beyond our control. If we are unable to generate enough revenue from our existing or new partnerships when needed or secure additional sources of funding, we may be forced to reduce our current rate of research and development spending, reduce our headcount or to curtail our operations significantly. These events may result in an inability to maintain a level of liquidity necessary to continue operating our business and the loss of all or a part of the investment of our stockholders in our common stock and may result in a reduction in the value of the notes. In addition, if we are unable to maintain certain levels of cash and marketable securities, our obligations under our loan agreement with Comerica Bank may be accelerated.

We have a history of operating losses and may not achieve or sustain profitability.

We have incurred significant operating and net losses and negative cash flows from operations since our inception. As of March 31, 2013, we had an accumulated deficit of $615.0 million. We had net losses of $21.6 million and $44.3 million for the three and nine months ended March 31, 2013, respectively, and of $23.6 million, $56.3 million, and $77.6 million for the fiscal years ended June 30, 2012, 2011 and 2010, respectively. We expect to incur additional losses and negative cash flows in the future, and these losses may continue or increase in part due to anticipated levels of expenses for research and development, particularly clinical development and expansion of our clinical and scientific capabilities to support ongoing development of our programs. As a result, we may not be able to achieve or maintain profitability.

We may not receive royalty or milestone revenue under our partnership agreements for several years, or at all.

Much of our current revenue is non-recurring in nature and unpredictable as to timing and amount. Several of our partnership agreements provide for royalties on product sales. However, because none of our drug candidates have been approved for commercial sale, our drug candidates are at early stages of development and drug development entails a high risk of failure, we may never realize much of the milestone revenue provided for in our partnership agreements and we do not expect to receive any royalty revenue for several years, if at all. Similarly, drugs we select to commercialize ourselves or partner for later-stage co-development and commercialization may not generate revenue for several years, or at all.

We or our partners may choose not to commercialize a drug candidate at any time during development, which would reduce or eliminate our potential return on investment for that drug.

At any time, we or our partners may decide to discontinue the development of a drug candidate or not to commercialize a candidate. If we terminate a program in which we have invested significant resources, we will not receive any return on our investment and we will have missed the opportunity to have allocated those resources to potentially more productive uses. If one of our partners terminates a program, we will not receive any future milestone payments or royalties relating to that program under our partnership agreement with that party. Even if one of our drug candidates receives regulatory approval for marketing, physicians or consumers may not find that its effectiveness, ease of use, side effect profile, cost or other factors make it effective in treating disease or more beneficial than or preferable to other drugs on the market. Additionally, third-party payors, such as government health plans and health insurance plans or maintenance organizations, may choose not to include our drugs on their formulary lists for reimbursement. As a result, our drugs may not be used or may be used only for restricted applications.

Our partners have substantial control and discretion over the timing and the continued development and marketing of drug candidates we have licensed to them and, therefore, over the timing and whether we receive anticipated milestone payments and/or royalties.

Our partners have significant discretion in determining the efforts and amount of resources that they dedicate to our partnerships. Our partners may decide not to proceed with clinical development or commercialization of a particular drug candidate for any number of reasons that are beyond our control, even under circumstances where we might have continued such a program. In addition, our ability to receive milestone payments and royalties from our partners depends on our partners’ abilities to establish the safety and efficacy of our drug candidates, obtain regulatory approvals and achieve market acceptance of products developed from our drug candidates. We also depend on our partners to manufacture clinical scale quantities of some of our drug candidates and would depend on them in the future for commercial scale manufacture, distribution and direct sales. Our partners may not be successful in manufacturing our drug candidates on a commercial scale or in commercializing them.

We face additional risks in connection with our partnerships, including the following:

•                  partners may develop and commercialize, either alone or with others, products and services that are similar to, or competitive with, the products that are the subject of the partnership with us;

•                  partners may not commit sufficient resources to the testing, marketing, distribution or other development of our drug candidates;

•                  partners may not properly maintain or defend our intellectual property rights or they may utilize our proprietary information in such a way as to invite litigation that could jeopardize or potentially invalidate our intellectual property or proprietary information or expose us to potential liability;

•                  partners may encounter conflicts of interest, changes in business strategy or other business issues which could adversely affect their willingness or ability to fulfill their obligations to us (for example, pharmaceutical and biotechnology companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in these industries); and

•                  disputes may arise between us and our partners delaying or terminating the research, development or commercialization of our drug candidates, resulting in significant litigation or arbitration that could be time-consuming and expensive, or causing partners to act in their own self-interest and not in the interest of holders of our securities.

We may not be successful in entering into additional out-license agreements on favorable terms, which may adversely affect our liquidity or require us to change our spending priorities on our proprietary programs.

We are committing significant resources to create our own proprietary drug candidates and to build a commercial-stage biopharmaceutical company. We have built our clinical and discovery programs through spending $563.4 million from our inception through March 31, 2013. During the nine months ended March 31, 2013, we spent $42.6 million in research and development for proprietary programs. In fiscal 2012, we spent $56.7 million in research and development for proprietary programs, compared to $63.5 million and $72.5 million for fiscal years 2011 and 2010, respectively. Our proprietary drug discovery programs are in their early stage of development and are unproven. Our ability to continue to fund our planned spending on our proprietary drug programs and in building our commercial capabilities depends to a large degree on up-front fees, milestone payments and other revenue we receive as a result of our partnered programs. To date, we have nine active partner-funded clinical programs, and we plan to continue initiatives during calendar 2013 to partner select clinical candidates to obtain additional capital.

We may not be successful, however, in entering into additional out-licensing agreements with favorable terms, including up-front, milestone, royalty and/or license payments and the retention of certain valuable commercialization or co-promotion rights, as a result of factors, many of which are outside of our control. These factors include:

•                  our ability to create valuable proprietary drugs targeting large market opportunities;

•                  research and spending priorities of potential licensing partners;

•                  willingness of and the resources available to pharmaceutical and biotechnology companies to in-license drug candidates to fill their clinical pipelines;

•                  the success or failure, and timing, of pre-clinical and clinical trials for our proprietary programs we intend to out-license; or

•                  our ability or inability to generate proof-of-concept data and to agree with a potential partner on the value of proprietary drug candidates we are seeking to out-license, or on the related terms.

If we are unable to enter into out-licensing agreements and realize milestone, license and/or up-front fees when anticipated, it may adversely affect our liquidity and we may be forced to curtail or delay development of all or some of our proprietary programs, which in turn may harm our business and the value of our stock. In addition, insufficient funds may require us to relinquish greater rights to product candidates at an earlier stage of development or on less favorable terms to us or holders of our securities than we would otherwise choose to obtain funding for our operations.

We may not out-license our proprietary programs at the most appropriate time to maximize the total value or return of these programs to us.

A critical aspect of our business strategy is to out-license drug candidates for further development, co-development and/or commercialization to obtain the highest possible value while also evaluating earlier out-licensing opportunities to maximize our risk-adjusted return on our investment in proprietary research. Because the costs and risk of failure of bringing a drug to market are high, the value of out-licensing a drug candidate generally increases as it successfully progresses through clinical trials.

We may choose or be forced to out-license a drug candidate or program on terms that require us to relinquish commercial or market rights or at a point in the research and development process that does not provide as great a value or return than what might have been obtained if we had further developed the candidate or program internally. Likewise, we may decline, or be unable to obtain favorable, early out-licensing opportunities in programs that do not result in a commercially viable drug, which could leave the resulting program with little or no value even though significant resources were invested in its development. Our inability to successfully out-license our programs on favorable terms could materially adversely affect our results of operations and cash flows.

Our drug candidates are at early stages of development and we may not successfully develop a drug candidate that becomes a commercially viable drug.

The drug discovery and development process is highly uncertain and we have not developed, and may never develop, a drug candidate that ultimately leads to a commercially viable drug. All of our most advanced drug candidates are in the early stages of development, and we do not have any drugs approved for commercial sale. Before a drug product is approved by the FDA, for commercial marketing, it is tested for safety and effectiveness in clinical trials that can take up to six years or longer. Promising results in preclinical development or early clinical trials may not be predictive of results obtained in later clinical trials. A number of pharmaceutical companies have experienced significant setbacks in advanced clinical trials, even after obtaining promising results in earlier preclinical and clinical trials. At any time, we, the FDA or an Institutional Review Board (“IRB”) may place a clinical trial on clinical hold, or temporarily or permanently stop the trial, for a variety of reasons, principally for safety concerns. We or our partners may experience numerous unforeseen events during, or as a result of, the clinical development process that could delay or prevent our drug candidates from being approved, including:

•                  failure to achieve clinical trial results that indicate a candidate is effective in treating a specified condition or illness in humans;

•                  presence of harmful side effects;

•                  determination by the FDA that the submitted data do not satisfy the criteria for approval;

•                  lack of commercial viability of the drug;

•                  failure to acquire, on reasonable terms, intellectual property rights necessary for commercialization; and

•                  existence of alternative therapeutics that are more effective.

Our capital requirements could significantly increase if we choose to develop more of our proprietary programs internally.

We believe that the maximum value for certain proprietary drug candidates is best achieved by retaining the rights to develop and commercialize the candidate and not seeking a partner or by waiting until later in the development process to seek a partner to co-develop and commercialize or co-promote a product. It is difficult to predict which of our proprietary programs are likely to yield higher returns if we elect to develop them further before seeking a partner or to not seek a partner at all as a result of many factors, including the competitive position of the product, our capital resources, the perceived value among potential partners of the product and other factors outside of our control. Therefore, we may undertake and fund, solely at our expense, further development, clinical trials, manufacturing and marketing activities for a greater number of proprietary candidates than we planned which may not result in a greater return to Array than if we had chosen to out-license those programs. In addition, we may choose not to out-license certain of our proprietary programs if we are unable to do so on terms that are favorable to us. As a result, our requirements for capital could increase significantly. We may be unable to raise additional required capital to fund this additional development on favorable terms, or at all, however, or we may be required to substantially reduce our development efforts, which would delay, limit or prevent our ability to commercialize and realize revenue from our drug candidates.

Because we rely on a small number of partners for a significant portion of our revenue, if one or more of our major partners terminates or reduces the scope of its agreement with us, our revenue may significantly decrease.

A relatively small number of partners account for a significant portion of our revenue. Novartis, Celgene and Genentech accounted for 35%, 32% and 14%, respectively, of our total revenue for the three months ended March 31, 2013, and Amgen, Novartis, Celgene and Genentech accounted for 25%, 24%, 22% and 13%, respectively, of our total revenue for the nine months ended March 31, 2013. We expect that revenue from a limited number of partners, including Genentech, Novartis and Celgene, will account for a large portion of our revenue in future quarters. In general, our partners may terminate their contracts with us upon 60 to 180 days’ notice for a number of reasons or no reason. In addition, some of our major partners can determine the amount of products delivered and research or development performed under these agreements. As a result, if any one of our major partners cancels, declines to renew or reduces the scope of its contract with us, our revenue may significantly decrease.

If our drug discovery and development programs do not progress as anticipated, our revenue, stock price and the value of the notes could be negatively impacted.

We estimate the timing of a variety of preclinical, clinical, regulatory and other milestones for planning purposes, including when a drug candidate is expected to enter clinical trials, when a clinical trial will be completed, when and if additional clinical trials will commence, or when an application for regulatory approval will be filed. We base our estimates on facts that are currently known to us and on a variety of assumptions that may prove not to be correct for a variety of reasons, many of which are beyond our control. For example, delays in the development of drugs by Array or our partners may be caused by regulatory or patent issues, negative or inconclusive interim or final results of on-going clinical trials, scheduling conflicts with participating clinics and the availability of patients who meet the criteria for and the rate of patient enrollment in, clinical trials and the development priorities of our partners. In addition, in preparing these estimates we rely on the timeliness and accuracy of information and estimates reported or provided to us by our partners concerning the timing, progress and results of clinical trials or other development activities they conduct under our collaborations with them. If we or our partners do not achieve milestones when anticipated, or if our partners choose to terminate a program, we may not achieve our planned revenue and our stock price could decline. In addition, any delays in obtaining approvals to market and sell drugs may result in the loss of competitive advantages in being on the market sooner than, or in advance of, competing products, which may reduce the value of these products and the potential revenue we receive from the eventual sale of these products, either directly or under agreements with our partners.

We may not be able to recruit and retain the experienced scientists and management we need to compete in the drug research and development industry.

We have 265 employees as of March 31, 2013 and our future success depends upon our ability to attract, retain and motivate highly skilled scientists and management. Our ability to achieve our business strategies, including progressing drug candidates through later stage development or commercialization, attracting new partners and retaining, renewing and expanding existing partnerships, depends on our ability to hire and retain high caliber scientists and other qualified experts, particularly in clinical development and commercialization. We compete with pharmaceutical and biotechnology companies, contract research companies and academic and research institutions to recruit personnel and face significant competition for qualified personnel, particularly clinical development personnel. We may incur greater costs than anticipated, or may not be successful, in attracting new scientists or management or in retaining or motivating our existing personnel.  In addition, we periodically review our existing workforce in light of the current and anticipated needs of our business and may make strategic changes to its size and scope in an effort to use our capital more efficiently.

Our future success also depends on the personal efforts and abilities of the principal members of our senior management and scientific staff to provide strategic direction, manage our operations and maintain a cohesive and stable environment. In particular, we rely on the services of Ron Squarer, our Chief Executive Officer; Dr. Mike Needle, our Chief Medical Officer; Dr. Kevin Koch, our President and Chief Scientific Officer; Dr. David L. Snitman, our Chief Operating Officer and Vice President, Business Development; R. Michael Carruthers, our Chief Financial Officer; and John R. Moore, our Vice President and General Counsel. We have employment agreements with each of these employees that are terminable upon 30 days’ prior notice.

Risks Related to Our Clinical Development Activities and Obtaining Regulatory Approval for Our Programs

We have limited clinical development and commercialization experience.

One of our business strategies is to develop select drug candidates through later stage clinical trials before out-licensing them to a pharmaceutical or biotechnology partner for further clinical development and commercialization and to commercialize select drug candidates ourselves. We intend to begin a Phase 3 trial during the summer of 2013 on MEK162 in low-grade serous ovarian cancer, but we have not yet conducted a Phase 3 or later stage clinical trial ourselves, nor have we commercialized a drug. We have limited experience conducting clinical trials and obtaining regulatory approvals and we may not be successful in some or all of these activities. In addition, in deciding to pursue development of ovarian cancer in the Phase 3 MILO study, we relied on broad based activity that has been shown for MEK162 in other indications and known prior results with other inhibitors, including MEK inhibitors, that have shown activity in ovarian cancer. Consequently, we do not have direct clinical information that MEK162 will be effective in treating the proposed patient population. We have no experience as a company in the sales, marketing and distribution of pharmaceutical products and do not currently have a sales and marketing organization. We expect to expend significant amounts to recruit and retain high quality personnel with clinical development experience. Developing commercialization capabilities would be expensive and time-consuming and could delay any product launch, and we may never be able to develop this capacity. To the extent we are unable to or determine not to develop these resources internally, we may be forced to rely on third-party clinical investigators, or clinical research or marketing organizations, which could subject us to costs and to delays that are outside our control. If we are unable to establish adequate capabilities independently or with others, we may be unable to generate product revenues for certain candidates.

If we or our partners fail to adequately conduct clinical trials, regulatory approvals necessary for the sale of drugs may not be obtained when anticipated, or at all, which would reduce or eliminate our potential return on that program.

Before any of our drug candidates can be sold commercially, we or our partners must conduct clinical trials that demonstrate that the drug is safe and effective for use in humans for the indications sought. The results of these clinical trials are used as the basis to obtain regulatory approval from government authorities such as the FDA. Conducting clinical trials is a complex, time-consuming and expensive process that requires an appropriate number of trial sites and patients to support the product label claims being sought. The length of time, number of trial sites and number of patients required for clinical trials vary substantially according to their type, complexity, novelty and the drug candidate’s intended use and therefore, we may spend as much as several years completing certain trials. Further, the time within which we or our partners can complete our clinical trials depends in large part on the ability to enroll eligible patients who meet the enrollment criteria and who are in proximity to the trial sites. We and our partners also face competition with other clinical trials for eligible patients. As a consequence, there may be limited availability of eligible patients, which can result in increased development costs, delays in regulatory approvals and associated delays in drug candidates reaching the market. Patients may also suffer adverse medical events or side effects in the course of clinical trials that may delay or prohibit regulatory approval of our drug candidates. Even if we or our partners successfully conduct clinical trials, we or our partners may not obtain favorable clinical trial results and may not be able to obtain regulatory approval on this basis.

In addition, we plan to conduct further clinical trial activities in territories outside the U.S. through third-party clinical trial service providers that contract with clinical sites and enroll patients in foreign jurisdictions, including Eastern Europe and South America, and may do so in new geographic locations where our experience conducting clinical trials is more limited. Some of these foreign jurisdictions may impose requirements on us or our third-party clinical trial service providers or contract manufacturers that are more stringent than those imposed by the FDA, which may delay the development and approval of our drug candidates.

If we or our partners fail to adequately manage the increasing number, size and complexity of clinical trials, the clinical trials and corresponding regulatory approvals may be delayed or we or our partners may fail to gain approval for our drug candidates altogether. If we or our partners are unable to market and sell our drug candidates or are unable to obtain approvals in the timeframe needed to execute our product strategies, our business and results of operations would be materially adversely affected.

Delays in the commencement or completion of clinical testing could result in increased costs to us and delay or limit our ability to generate revenues.

Delays in the commencement or completion of clinical testing of our products or products of our partners, including any Phase 3 or pivotal trials for MEK162 (partnered with Novartis), ARRY-520, ARRY-614, selumetinib (partnered with AstraZeneca) and danoprevir (partnered with Intermune/Roche Holding AG), could significantly affect our product development costs and our ability to generate revenue from our partnered programs. We do not know whether the FDA will approve the trial designs for ongoing and planned clinical trials or whether planned clinical trials will begin on time or be completed on schedule, if at all. The commencement and completion of clinical trials can be delayed for a number of reasons, including delays related to the ability of Array or our partners to do the following:

•                  provide sufficient safety, efficacy or other data regarding a drug candidate to support the commencement of a Phase 3 or other clinical trial;

•                  reach agreement on acceptable terms with prospective drug manufacturers, clinical research organizations (each, a “CRO”), and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•                  select CROs, trial sites and, where necessary, contract manufacturers that do not encounter any regulatory compliance problems;

•                  manufacture sufficient quantities of a product candidate for use in clinical trials;

•                  obtain IRB approval to conduct a clinical trial at a prospective site;

•                  recruit and enroll patients to participate in clinical trials, which can be impacted by many factors outside our or our partners’ control, including competition from other clinical trial programs for the same or similar indications; and

•                  retain patients who have initiated a clinical trial but may be prone to withdraw due to side effects from the therapy, lack of efficacy or personal issues.

Clinical trials may also be delayed as a result of ambiguous or negative interim results. In addition, a clinical trial may be suspended or terminated by us or our partner, the FDA, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or other regulatory authorities due to a number of factors, including:

•                  failure to conduct the clinical trial in accordance with regulatory requirements, including Good Clinical Practices (“GCP”) or our clinical protocols;

•                  inspection of the clinical trial operations, trial sites or manufacturing facility by the FDA or other regulatory authorities resulting in findings of non-compliance and the imposition of a clinical hold;

•                  unforeseen safety issues or results that do not demonstrate efficacy; and

•                  lack of adequate funding to continue the clinical trial.

Additionally, changes in regulatory requirements and guidance may occur and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial. If we experience delays in completion of, or if we terminate, any of our clinical trials, the commercial prospects for our product candidates may be harmed and our ability to generate product revenues will be delayed and/or reduced. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate.

Drug candidates that we develop with our partners or on our own may not receive regulatory approval.

The development and commercialization of drug candidates for our partners and our own internal drug discovery efforts are subject to regulation. Pharmaceutical products require lengthy and costly testing in animals and humans and regulatory approval by governmental agencies prior to commercialization. It takes several years to complete testing and failure can occur at any stage of the testing. Results attained in preclinical testing and early clinical trials for any of our drug candidates may not be indicative of results that are obtained in later studies and significant setbacks in advanced clinical trials may arise, even after promising results in earlier studies. Clinical trials may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or result in marketable products. Furthermore, data obtained from preclinical and clinical studies are susceptible to varying interpretations that may delay, limit or prevent regulatory approval. In addition, the administration of any drug candidate we develop may produce undesirable side effects or safety issues that could result in the interruption, delay or suspension of clinical trials, or the failure to obtain FDA or other regulatory approval for any or all targeted indications. Based on results at any stage of testing, we or our partners may decide to repeat or redesign a trial or discontinue development of a drug candidate.

Approval of a drug candidate as safe and effective for use in humans is never certain and regulatory agencies may delay or deny approval of drug candidates for commercialization. These agencies may also delay or deny approval based on additional government regulation or administrative action, on changes in regulatory policy during the period of clinical trials in humans and regulatory review or on the availability of alternative treatments. Similar delays and denials may be encountered in foreign countries. None of our partners have obtained regulatory approval to manufacture and sell drug candidates owned by us or identified or developed under an agreement with us. If we or our partners cannot obtain this approval, we will not realize milestone or royalty payments based on commercialization goals for these drug candidates.

In light of widely publicized events concerning the safety of certain drug products, such as Avandia® (rosiglitazone), regulatory authorities, members of Congress, the Government Accountability Office, medical professionals and the general public have raised concerns about potential post-marketing drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling that further limit use of the drug products and establishment of risk evaluations and mitigation strategies (“REMS”) that may, for instance, restrict distribution of drug products and impose burdensome implementation requirements on the company. Although drug safety concerns have occurred over time, the increased attention to this issue may result in a more cautious approach by the FDA. As a result, data from clinical trials may receive greater scrutiny with respect to safety than in years past. Safety concerns may result in the FDA or other regulatory authorities terminating clinical trials before completion or requiring longer or additional clinical trials that may result in substantial additional expense and a delay or failure in obtaining approval or approval for a more limited indication than originally sought.

Even if our drug candidates obtain regulatory approval, we and our partners will be subject to ongoing government regulation.

Even if regulatory authorities approve any of our drug candidates, the manufacture, labeling, storage, recordkeeping, distribution, marketing and sale of these drugs will be subject to strict and ongoing regulation. Compliance with this regulation consumes substantial financial and management resources and may expose us and our partners to the potential for other adverse circumstances. For example, approval for a drug may be conditioned on costly post-marketing follow-up studies. Based on these studies, if a regulatory authority does not believe that the drug demonstrates a clinical benefit to patients, it could limit the indications for which a drug may be sold or revoke the drug’s marketing approval. In addition, identification of certain side effects after a drug is on the market may result in the subsequent withdrawal of approval, reformulation of a drug, additional preclinical and clinical trials, changes in labeling or distribution, or we may be required by the FDA to develop and implement a REMS to ensure the safe use of our products. Any of these events could delay or prevent us from generating revenue from the commercialization of these drugs and cause us to incur significant additional costs.

Given the number of high profile safety events with certain drug products, the FDA may require, as a condition of approval, a REMS that includes costly risk management programs with components including safety surveillance, restricted distribution and use, patient education, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, pre-approval of promotional materials and restrictions on direct-to-consumer advertising. Furthermore, heightened Congressional scrutiny on the adequacy of the FDA’s drug approval process and the agency’s efforts to assure the safety of marketed drugs has resulted in the proposal of new legislation addressing drug safety issues. If enacted, any new legislation could result in delays or increased costs for manufacturers and drug sponsors during the period of product development, clinical trials and regulatory review and approval, as well as increased costs to assure compliance with any new post-approval regulatory requirements.

In addition, the marketing of these drugs by us or our partners will be regulated by federal and state laws pertaining to health care “fraud and abuse,” such as the federal anti-kickback law prohibiting bribes, kickbacks or other remuneration for the order, purchase or recommendation of items or services reimbursed by federal health care programs. Many states have similar laws applicable to items or services reimbursed by commercial insurers. Violations of fraud and abuse laws can result in fines and/or imprisonment or exclusion from participation in federal health care programs.

If our drug candidates do not gain market acceptance, we may be unable to generate significant revenue.

Even if our drug candidates are approved for sale, they may not be successful in the marketplace. Market acceptance of any of our drug candidates will depend on a number of factors including:

•                  demonstration of clinical effectiveness and safety;

•                  potential advantages of our drug candidates over alternative treatments;

•                  ability to offer our drug candidates for sale at competitive prices;

•                  availability of adequate third-party reimbursement; and

•                  effectiveness of marketing and distribution methods for the products.

If our drug candidates do not gain market acceptance among physicians, patients and others in the medical community, our ability to generate meaningful revenues from our drug candidates would be limited.

Our cGMP and pharmacology facilities and practices may fail to comply with government regulations.

All facilities and manufacturing processes used in the production of active pharmaceutical ingredients (“API”) and drug products for clinical use in the U.S. must be operated in conformity with current Good Manufacturing Practices (“cGMP”) as established by the FDA. Similar requirements in other countries exist for manufacture of drug products for clinical use. These requirements include, among other things, quality control, quality assurance and the maintenance of records and documentation. If we or any contract manufacturers we use fail to comply with these requirements, we may not be able to continue the production of our products and we could be subject to civil and criminal fines and penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. We operate a clinical-scale manufacturing facility that we believe conforms to cGMP requirements. This facility and our cGMP practices may be subject to periodic regulatory inspections to ensure compliance with cGMP requirements. In addition, we could be required to comply with specific requirements or specifications of other countries and/or of our partners, which may exceed applicable regulatory requirements. Failure on our part to comply with applicable regulations and specific requirements or specifications of other countries and/or our collaborators could result in the termination of ongoing research, disqualification of data for submission to regulatory authorities, delays or denials of new product approvals, warning letters, fines, consent decrees restricting or suspending manufacturing operations, injunctions, civil penalties, recall or seizure of products and criminal prosecution. Material violations of cGMP requirements could result in regulatory sanctions and, in severe cases, could result in a mandated closing of our cGMP facility.

In connection with our application for commercial approvals and, if any drug candidate is approved by the FDA or other regulatory agencies for commercial sale, a significant scale-up in manufacturing may require additional validation studies. If we are unable to successfully increase the manufacturing capacity for a drug candidate, the regulatory approval or commercial launch of that drug candidate may be delayed, or there may be a shortage of supply, which could limit our ability to develop or commercialize the drug.

In addition, our pharmacology facility may be subject to FDA Good Laboratory Practices (“GLP”) and United States Department of Agriculture (“USDA”) regulations for certain animal species. Failure on our part to comply with applicable regulations and specific requirements of our partners could result in the termination of ongoing pharmacology research. Material violations of GLP and USDA requirements could result in additional regulatory sanctions and, in severe cases, could result in a mandated closing of our pharmacology facility for certain species.

We or third party manufacturers we rely on may encounter failures or difficulties in manufacturing or formulating clinical commercial supplies of drugs, which could delay the clinical development or regulatory approval of our drug candidates, or their ultimate commercial production if approved.

We and third parties manufacture our drug candidates. We also from time to time manufacture drug candidates for our partners. We do not have manufacturing facilities that can produce sufficient quantities of API and finished drug product for large-scale clinical trials. Accordingly, we must either develop such facilities, which will require substantial additional funds, or rely, at least to some extent, on third-party manufacturers for the production of drug candidates. Furthermore, should we obtain FDA approval for any of our drug candidates, we expect to rely, at least to some extent, on third-party manufacturers for commercial production. Our dependence on others for the manufacture of our drug candidates may adversely affect our ability to develop and deliver such drug candidates on a timely and competitive basis.

Any performance failure on the part of us or a third-party manufacturer could delay clinical development, regulatory approval or, ultimately, sales of our or our partners’ drug candidates. We or third-party manufacturers may encounter difficulties involving production yields, regulatory compliance, lot release, quality control and quality assurance, as well as shortages of qualified personnel. Approval of our drug candidates could be delayed, limited or denied if the FDA does not approve our or a third-party manufacturer’s processes or facilities. Moreover, the ability to adequately and timely manufacture and supply drug candidates is dependent on the uninterrupted and efficient operation of the manufacturing facilities, which is impacted by many manufacturing variables including:

•                  availability or contamination of raw materials and components used in the manufacturing process, particularly those for which we have no other source or supplier;

•                  capacity of our facilities or those of our contract manufacturers;

•                  facility contamination by microorganisms or viruses or cross contamination;

•                  compliance with regulatory requirements, including Form 483 notices and Warning Letters;

•                  changes in forecasts of future demand;

•                  timing and actual number of production runs;

•                  production success rates and bulk drug yields; and

•                  timing and outcome of product quality testing.

In addition, we or our third-party manufacturers may encounter delays and problems in manufacturing our drug candidates or drugs for a variety of reasons, including accidents during operation, failure of equipment, delays in receiving materials, natural or other disasters, political or governmental changes, or other factors inherent in operating complex manufacturing facilities. Supply chain management is complex, and involves sourcing from a number of different companies and foreign countries. Commercially available starting materials, reagents and excipients may become scarce or more expensive to procure, and we may not be able to obtain favorable terms in agreements with subcontractors. We or our third-party manufacturers may not be able to operate our respective manufacturing facilities in a cost-effective manner or in a time frame that is consistent with our expected future manufacturing needs. If we or our third- party manufacturers cease or interrupt production or if our third-party manufacturers and other service providers fail to supply materials, products or services to us for any reason, such interruption could delay progress on our programs, or interrupt the commercial supply, with the potential for additional costs and lost revenues. If this were to occur, we may also need to seek alternative means to fulfill our manufacturing needs.

We may not be able to enter into agreements for the manufacture of our drug candidates with manufacturers whose facilities and procedures comply with applicable law. Manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Agency (“DEA”) and corresponding state and foreign authorities to ensure strict compliance with cGMP and other applicable government regulations and corresponding foreign standards. We do not have control over a third-party manufacturer’s compliance with these regulations and standards. If we or one of our manufacturers fail to maintain compliance, we or they could be subject to civil or criminal penalties, the production of our drug candidates could be interrupted or suspended, or our product could be recalled or withdrawn, resulting in delays, additional costs and potentially lost revenues.

Our development, testing and manufacture of drug candidates may expose us to product liability and other lawsuits.

We develop, test and manufacture drug candidates that are generally intended for use in humans. Our drug discovery and development activities, including clinical trials we or our partners conduct, that result in the future manufacture and sale of drugs by us or our partners expose us to the risk of liability for personal injury or death to persons using these drug candidates. We may be required to pay substantial damages or incur legal costs in connection with defending any of these product liability claims, or we may not receive revenue from expected royalty or milestone payments if the commercialization of a drug is limited or ceases as a result of such claims. We have product liability insurance that contains customary exclusions and provides coverage up to $10 million per occurrence and in the aggregate, which we believe is customary in our industry for our current operations. However, our product liability insurance does not cover every type of product liability claim that we may face or loss we may incur and may not adequately compensate us for the entire amount of covered claims or losses or for the harm to our business reputation. We may be unable to acquire or maintain additional or maintain our current insurance policies at acceptable costs or at all.

Due to our reliance on contract research organizations and other third parties to conduct our clinical trials, we are unable to directly control the timing, conduct and expense of our clinical trials.

We rely primarily on third parties to manufacture API and drug product and to conduct our clinical trials. As a result, we have had and will continue to have less control over the conduct of our clinical trials, the timing and completion of the trials, the required reporting of adverse events and the management of data developed through the trial than would be the case if we were relying entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may have staffing difficulties, may undergo changes in priorities or may become financially distressed, adversely affecting their willingness or ability to conduct our trials. We may experience unexpected cost increases that are beyond our control. Problems with the timeliness or quality of the work of a contract manufacturing or contract research organization may lead us to seek to terminate the relationship and use an alternative service provider. However, making this change may be costly and may delay our trials and contractual restrictions may make such a change difficult or impossible. Additionally, it may be impossible to find a replacement organization that can conduct our trials in an acceptable manner and at an acceptable cost.

Controls we or our third-party service providers have in place to ensure compliance with laws may not be effective to ensure compliance with all applicable laws and regulations.

The discovery and development of our products, together with our general operations, are subject to extensive regulation in the U.S. by state and federal agencies and, as we begin to conduct clinical trials and other activities outside the U.S., in foreign countries. Due to escalating costs and difficulties associated with conducting certain types of clinical trials in the U.S., we conduct certain clinical trials in foreign locations where we have little experience, including countries in Eastern Europe and South America. We expect that we typically will conduct these trials through third-party clinical trial service providers. In addition, we purchase from third-party suppliers and manufacturers that are located outside the U.S., principally countries in Europe, intermediate and bulk API that are used in our development efforts and we contract with third party service providers to prepare finished drug product, including packaging and labeling. As a result, we and our contractors are subject to regulations in the U.S. and in the foreign countries in which the API is sourced and manufactured relating to the cross-border shipment of pharmaceutical ingredients. Although we have developed and instituted controls, we, our employees, our consultants or our contractors may not be in compliance with all potentially applicable U.S. federal and state regulations and/or laws or all potentially applicable foreign regulations and/or laws. Further, we have a limited ability to monitor and control the activities of third-party service providers, suppliers and manufacturers to ensure compliance by such parties with all applicable regulations and/or laws. We may be subject to direct liabilities or be required to indemnify such parties against certain liabilities arising out of any failure by them to comply with such regulations and/or laws. If we or our employees, consultants or contractors fail to comply with any of these regulations and/or laws a range of actions could result, including, but not limited to, the termination of clinical trials, the failure to approve a product candidate, restrictions on our products or manufacturing processes, including withdrawal of our products from the market, significant fines, exclusion from government healthcare programs or other sanctions or litigation.

If our use of chemical and hazardous materials violates applicable laws or regulations or causes personal injury we may be liable for damages.

Our drug discovery activities, including the analysis and synthesis of chemical compounds, involve the controlled use of chemicals, including flammable, combustible, toxic and radioactive materials that are potentially hazardous. Our use, storage, handling and disposal of these materials is subject to federal, state and local laws and regulations, including the Resource Conservation and Recovery Act, the Occupational Safety and Health Act and local fire codes and regulations promulgated by the Department of Transportation, the DEA, the Department of Energy, the Colorado Department of Public Health and Environment and the Colorado Department of Human Services, Alcohol and Drug Abuse Division. We may incur significant costs to comply with these laws and regulations in the future. In addition, we cannot completely eliminate the risk of accidental contamination or injury from these materials, which could result in material unanticipated expenses, such as substantial fines or penalties, remediation costs or damages, or the loss of a permit or other authorization to operate or engage in our business. Those expenses could exceed our net worth and limit our ability to raise additional capital.

Our operations could be interrupted by damage to our specialized laboratory facilities.

Our operations depend on the continued use of our highly specialized laboratories and equipment in Boulder and Longmont, Colorado. Catastrophic events, including fires or explosions, could damage our laboratories, equipment, scientific data, work in progress or inventories of chemical compounds and may materially interrupt our business. We employ safety precautions in our laboratory activities in order to reduce the likelihood of the occurrence of these catastrophic events; however, we cannot eliminate the chance that such an event will occur. The availability of laboratory space in these locations is limited and rebuilding our facilities could be time consuming and result in substantial delays in fulfilling our agreements with our partners. We maintain business interruption insurance in the amount of $15 million to cover continuing expenses and lost revenue caused by such occurrences. However, this insurance does not compensate us for the loss of opportunity and potential harm to customer relations that our inability to meet our partners’ needs in a timely manner could create.

Risks Related to Our Drug Discovery Activities

Revenue from collaborations depends on the extent to which the pharmaceutical and biotechnology industries collaborate with other companies for one or more aspects of their drug discovery process.

Our capabilities include aspects of the drug discovery process that pharmaceutical and biotechnology companies have traditionally performed internally. The willingness of these companies to expand or continue drug discovery collaborations to enhance their research and development process is based on several factors that are beyond our control, any of which could cause our revenue to decline. These include their ability to hire and retain qualified scientists, the resources available for entering into drug discovery collaborations and the spending priorities among various types of research activities. In addition, our ability to convince these companies to use our drug discovery capabilities, rather than develop them internally, depends on many factors, including our ability to:

•                  develop and implement drug discovery technologies that will result in the identification of higher-quality drug candidates;

•                  attract and retain experienced, high caliber scientists;

•                  achieve timely, high-quality results at an acceptable cost; and

•                  design, create and manufacture our chemical compounds in quantities, at purity levels and at costs that are acceptable to our partners.

The importance of these factors varies depending on the company and type of discovery program and we may be unable to meet any or all of them in the future. Even if we are able to address these factors, these companies may still decide to perform these activities internally or retain other companies that provide drug research and development expertise similar to ours.

Our research and development capabilities may not produce viable drug candidates.

We have entered into several research and development collaborations under which we provide drug discovery and development services to identify drug candidates for our partners. We also seek to identify and develop drug candidates for our proprietary programs. It is uncertain whether we will be able to provide drug discovery more efficiently or create high quality drug candidates that are suitable for our or our partners’ purposes, which may result in delayed or lost revenue, loss of partners or failure to expand our existing relationships. Our ability to create viable drug candidates for ourselves and our partners depends on many factors, including the implementation of appropriate technologies, the development of effective new research tools, the complexity of the chemistry and biology, the lack of predictability in the scientific process and the performance and decision-making capabilities of our scientists. Our information-driven technology platform, which we believe allows our scientists to make better decisions, may not enable our scientists to make correct decisions or develop viable drug candidates.

Risks Related to Our Industry

The concentration of the pharmaceutical and biotechnology industry and any further consolidation could reduce the number of our potential partners.

There are a limited number of pharmaceutical and biotechnology companies and these companies represent a significant portion of the market for our capabilities. The number of our potential partners could decline even further through consolidation among these companies. If the number of our potential partners declines even further, they may be able to negotiate greater rights to the intellectual property they license from us, price discounts or other terms that are unfavorable to us.

Capital market conditions may reduce our biotechnology partners’ ability to fund research and development.

Traditionally, many unprofitable biotechnology companies have funded their research and development expenditures through raising capital in the debt and equity markets. Declines and uncertainties in these markets have severely restricted their ability to raise new capital and to continue to expand or fund existing research and development efforts. If our current or future biotechnology partners are unable to raise sufficient capital to fund research and development expenditures, we may not be able to expand or maintain current revenue.

Health care reform, including those based on recently enacted legislation and cost control initiatives by third-party payors, could reduce the prices that can be charged for drugs, which could limit the commercial success of our drug candidates.

In March 2010, the President signed the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, together the “Healthcare Reform Act.” These laws substantially change the way health care is financed by both governmental and private insurers and significantly impacts the pharmaceutical industry. The Healthcare Reform Act contains a number of provisions that will be expected to impact our business and operations, in some cases in ways we cannot currently predict. Changes that may affect our business include those governing enrollment in federal healthcare programs, mandatory discounts on pharmaceuticals under federal health care programs, reimbursement changes and fraud and abuse enforcement. These changes will impact existing government healthcare programs and will result in the development of new programs, including Medicare payment for performance initiatives and improvements to the physician quality reporting system and feedback program.

Additional provisions of the Healthcare Reform Act, some of which became effective in 2011, may negatively affect any associated product revenues and prospects for continued profitability in the future. For example, the Healthcare Reform Act imposes a non-deductible annual fee on pharmaceutical manufacturers or importers that sell branded prescription drugs to U.S. government programs that may impact any associated product revenue and therefore revenue we are entitled to receive from royalties on product sales. In addition, as part of the Healthcare Reform Act’s provisions closing a funding gap that currently exists in the Medicare Part D prescription drug program (commonly known as the “donut hole”), manufacturers of branded prescription drugs will be required to provide a 50% discount on drugs dispensed to beneficiaries within this donut hole. In 2012, the Supreme Court of the United States heard challenges to the constitutionality of the individual mandate and the viability of certain provisions of the Healthcare Reform Act. The Supreme Court’s decision in Nat’l Federation of Independent Business v. Sebelius upheld most of the Healthcare Reform Act and determined that requiring individuals to maintain “minimum essential” health insurance coverage or pay a penalty to the Internal Revenue Service was within Congress’s constitutional taxing authority. However, the Supreme Court struck down a provision in the Healthcare Reform Act that penalized states which chose not to expand their Medicaid programs through an increase in the Medicaid eligibility income limit from a state’s current eligibility levels to 133% of the federal poverty limit. As a result of the Supreme Court’s ruling, it is unclear whether states will expand their Medicaid programs by raising the income limit to 133% of the federal poverty level and whether there will be more uninsured patients in 2014 than anticipated when Congress passed the Healthcare Reform Act. An increase in the proportion of uninsured patients who are prescribed products resulting from our proprietary or partnered programs could impact our business. We expect that the Healthcare Reform Act and other healthcare reform measures that may be adopted in the future could have a material adverse effect on our industry generally and on the ability of Array or our partners to successfully commercialize product candidates or could limit or eliminate our future spending on development projects.

In addition to the Healthcare Reform Act, there will continue to be proposals by legislators at both the federal and state levels, regulators and third-party payors to keep healthcare costs down while expanding individual healthcare benefits. Certain of these changes could limit the prices that can be charged for drugs we develop or the amounts of reimbursement available for these products from governmental agencies or third-party payors, or may increase the tax obligations on pharmaceutical companies, increase our rebate liability and discount obligations and so may limit our commercial opportunity and reduce any associated revenue and profits. For example, federal laws require drug manufacturers to pay specified rebates to each state Medicaid program for medicines reimbursed by Medicaid and to provide discounts for out-patient medicines purchased by certain safety net providers and “disproportionate share” hospitals and for purchases by some federal governmental departments such as the Department of Veterans Affairs and the Department of Defense. The rebates paid to state Medicaid programs are based on pricing data reported by manufacturers on a monthly and quarterly basis to the Centers for Medicare and Medicaid Services, the federal agency which administers the Medicaid drug rebate program. These data include the average manufacturer price (“AMP”), and in the case of innovator products, the best price for each drug. As a result of the enactment of the Healthcare Reform Act, rebates also are due on the utilization of Medicaid managed care organizations, effective March 23, 2010.

Pursuant to the Healthcare Reform Act, the amount of the Medicaid rebate for each unit of a drug has been increased. For most innovator products, in general a drug marketed under a new drug application, or NDA, the minimum rebate has been increased from 15.1% to 23.1% of the AMP for that product, or if it is greater, the difference between the AMP and the best price for the drug. The Medicaid rebate for innovator products also includes an additional rebate amount if price increases for the drug exceed the rate of inflation since the product’s launch, and in the case of certain line extension products, the additional rebate can be tied to the price of the original version of the product. The Healthcare Reform Act also caps the total rebate amount for innovator drugs at 100% of the AMP for the drug. In addition, the Healthcare Reform Act and subsequent legislation enacted in August of 2010 changed the definition of AMP. Regulations have been proposed to implement the Medicaid prescription drug provisions of the enacted statutory changes. There may be additional increases in rebates or other costs and charges from government agencies. Regulations continue to be issued and coverage expanded by various governmental agencies relating to these programs, increasing the cost and complexity of compliance.

Health reform also expanded the number of safety net providers and hospitals that receive discounted pricing on out-patient medicines. In some countries other than the U.S., reimbursement, pricing and profitability of prescription pharmaceuticals and biopharmaceuticals are subject to government control. We are unable to predict what additional legislation or regulation, if any, relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our business.

Also, we expect managed care plans will continue to put pressure on the pricing of pharmaceutical and biopharmaceutical products due to a trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals. Cost control initiatives could decrease the price that we, or any potential partners, receive for any of our future products, which could adversely affect our profitability. These initiatives may also have the effect of reducing the resources that pharmaceutical and biotechnology companies can devote to in-licensing drug candidates and the research and development of new drugs, which could reduce our resulting revenue. Any cost containment measures or other reforms that are adopted could have a negative impact on our ability to commercialize successfully our products or could limit or eliminate our spending on development of new drugs and affect our profitability.

Other legislation affecting government expenditures more broadly have the potential to affect negatively our product revenues and prospects for continued profitability. For example, the Budget Control Act of 2011 that was signed into law on August 2, 2011 to reduce federal government expenditures may result in reduced payment rates for drugs under different government health care programs. The implementation of this law could decrease the price that we and our potential partners receive for our future products.

We, or our partners, may not obtain favorable reimbursement rates for our drug candidates.

The commercial success of our drug candidates will depend on the availability and adequacy of coverage and reimbursement from third-party payors, including government and private insurance plans. Third-party payors are increasingly challenging the prices charged for pharmaceuticals and other medical products. Our products may be considered less cost-effective than existing products and, as such, coverage and reimbursement to the patient may not be available or be sufficient to allow the sale of our products on a competitive basis or on a profitable basis.

In addition, the market for our drug candidates will depend significantly on access to third-party payors’ drug formularies, or lists of medications for which third-party payors provide coverage and reimbursement. Industry competition to be included in such formularies can result in downward pricing pressures on pharmaceutical companies. As such, we cannot provide assurances that our products will be placed on third-party payors’ formularies. To the extent that our products are listed on third-party payors’ formularies, we or our partners may not be able to negotiate favorable reimbursement rates for our products. If we, or our partners, fail to obtain an adequate level of reimbursement for our products by third-party payors, sales of the drugs would be adversely affected or there may be no commercially viable market for the products.

The drug research and development industry has a history of patent and other intellectual property litigation and we may be involved in costly intellectual property lawsuits.

The drug research and development industry has a history of patent and other intellectual property litigation and we believe these lawsuits are likely to continue. Legal proceedings relating to intellectual property would be expensive, take significant time and divert management’s attention from other business concerns. Because we produce drug candidates for a broad range of therapeutic areas and provide many different capabilities in this industry, we face potential patent infringement suits by companies that control patents for similar drug candidates or capabilities or other suits alleging infringement of their intellectual property rights. There could be issued patents of which we are not aware that our products infringe or patents that we believe we do not infringe that we are ultimately found to infringe. Moreover, patent applications are in many cases maintained in secrecy for 18 months after filing or even until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patent applications can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that we infringe with our products. In addition, technology created under our research and development collaborations may infringe the intellectual property rights of third parties, in which case we may not receive milestone or royalty revenue from those collaborations.

If we do not prevail in an infringement lawsuit brought against us, we might have to pay substantial damages, including triple damages, and we could be required to stop the infringing activity or obtain a license to use the patented technology or redesign our products so as not to infringe the patent. We may not be able to enter into licensing arrangements at a reasonable cost or effectively redesign our products. Any inability to secure licenses or alternative technology could delay the introduction of our products or prevent us from manufacturing or selling products.

The intellectual property rights we rely on to protect our proprietary drug candidates and the technology underlying our tools and techniques may be inadequate to prevent third parties from using our technology or developing competing capabilities or to protect our interests in our proprietary drug candidates.

Our success depends in part on our ability to protect patents and maintain the secrecy of proprietary processes and other technologies we develop for the testing and synthesis of chemical compounds in the drug discovery process. We currently have numerous U.S. patents and patent applications on file with the U.S. Patent and Trademark Office as well as around the world.

Any patents that we may own or license now or in the future may not afford meaningful protection for our drug candidates or our technology and tools. In order to protect or enforce our intellectual property rights, we may have to initiate legal proceedings against third parties. Our efforts to enforce and maintain our intellectual property rights may not be successful and may result in substantial costs and diversion of management time. In addition, other companies may challenge our patents and, as a result, these patents could be narrowed, invalidated or deemed unenforceable, or we may be forced to stop using the technology covered by these patents or to license the technology from third parties. In addition, current and future patent applications on which we depend may not result in the issuance of patents in the U.S. or foreign countries. Even if our rights are valid, enforceable and broad in scope, competitors may develop drug candidates or other products based on similar research or technology that is not covered by our patents.

Patent applications relating to or affecting our business may have been filed by a number of pharmaceutical and biopharmaceutical companies and academic institutions. A number of the technologies in these applications or patents may conflict with our technologies, patents or patent applications, which could reduce the scope of patent protection we could otherwise obtain. We could also become involved in interference proceedings in connection with one or more of our patents or patent applications to determine priority of inventions. We cannot be certain that we are the first creator of inventions covered by pending patent applications, or that we were the first to file patent applications for any such inventions.

Drug candidates we develop that are approved for commercial marketing by the FDA would be eligible for market exclusivity for varying time periods during which generic versions of a drug may not be marketed and we could apply to extend patent protection for up to five additional years under the provisions of the Hatch-Waxman Act. The Hatch-Waxman Act provides a means for approving generic versions of a drug once the marketing exclusivity period has ended and all relevant patents have expired. The period of exclusive marketing, however, may be shortened if a patent is successfully challenged and defeated, which could reduce the amount of royalties we receive on the product.

Agreements we have with our employees, consultants and partners may not afford adequate protection for our trade secrets, confidential information and other proprietary information.

In addition to patent protection, we also rely on copyright and trademark protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of our trade secrets and proprietary information, we require our employees, consultants and advisors to execute confidentiality and proprietary information agreements. However, these agreements may not provide us with adequate protection against improper use or disclosure of confidential information and there may not be adequate remedies in the event of unauthorized use or disclosure. The failure by employees, consultants or advisors to maintain the secrecy of our confidential information may compromise or prevent our ability to obtain needed or meaningful patent protection. Furthermore, we may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities we conduct. In some situations, our confidentiality and proprietary information agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Although we require our employees and consultants to maintain the confidentiality of all proprietary information of their previous employers, these individuals, or we, may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations. Finally, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. Our failure or inability to protect our proprietary information and techniques may inhibit or limit our ability to compete effectively, or exclude certain competitors from the market.

The drug research and development industry is highly competitive and we compete with some companies that offer a broader range of capabilities and have better access to resources than we do.

The pharmaceutical and biotechnology industries are characterized by rapid and continuous technological innovation. We compete with many companies worldwide that are engaged in the research and discovery, licensing, development and commercialization of drug candidates. Some of our competitors have a broader range of capabilities and have greater access to financial, technical, scientific, regulatory, business development, recruiting and other resources than we do. Their access to greater resources may allow them to develop processes or products that are more effective, safer or less costly, or gain greater market acceptance, than products we develop or for which they obtain FDA approval more rapidly than we do. We anticipate that we will face increased competition in the future as new companies enter the market and advanced technologies become available.

We face potential liability related to the privacy of health information we obtain from research institutions.

Most health care providers, including research institutions from which we or our partners obtain patient information, are subject to privacy and security regulations promulgated under the Health Insurance Portability and Accountability Act (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act. Our clinical research efforts are not directly regulated by HIPAA. However, conduct by a person that may not be prosecuted directly under HIPAA’s criminal provisions could potentially be prosecuted under aiding and abetting or conspiracy laws. Consequently, depending on the facts and circumstances, we could face substantial criminal penalties if we knowingly receive individually identifiable health information from a health care provider or research institution that has not satisfied HIPAA’s disclosure standards. In addition, international data protection laws including the EU Data Protection Directive and member state implementing legislation may apply to some or all of the clinical data obtained outside of the U.S. Furthermore, certain privacy laws and genetic testing laws may apply directly to our operations and/or those of our partners and may impose restrictions on our use and dissemination of individuals’ health information. Moreover, patients about whom we or our partners obtain information, as well as the providers who share this information with us, may have contractual rights that limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Risks Related to Our Stock

Our quarterly operating results could fluctuate significantly, which could cause our stock price and the value of the notes to decline.

Our quarterly operating results have fluctuated in the past and are likely to fluctuate in the future. Entering into partnerships typically involves significant technical evaluation and/or commitment of capital by our partners. Accordingly, negotiation can be lengthy and is subject to a number of significant risks, including partners’ budgetary constraints and internal acceptance reviews and a significant portion of our revenue from these partnerships is attributable to up-front payments and milestones that are non-recurring. Further, some of our partners can influence when we deliver products and perform services and therefore receive revenue, under their contracts with us. Due to these factors, our operating results could fluctuate significantly from quarter to quarter. In addition, we may experience significant fluctuations in quarterly operating results due to factors such as general and industry-specific economic conditions that may affect the research and development expenditures of pharmaceutical and biotechnology companies.

Due to the possibility of fluctuations in our revenue and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results in some quarters may not meet the expectations of stock market analysts and investors. If we do not meet analysts’ and/or investors’ expectations, our stock price and the value of the notes offered hereby could decline.

Because our stock price may be volatile, our stock price and the value of the notes could experience substantial declines.

The market price of our common stock has historically experienced and may continue to experience volatility. The high and low closing bids for our common stock were $4.98 and $3.71, respectively, during the third quarter of fiscal 2013; $5.96 and $3.30, respectively, during the second quarter of fiscal 2013; $5.94 and $3.39, respectively, during the first quarter of 2013; $3.72 and $1.77, respectively, during fiscal 2012; and $3.58 and $2.06, respectively, during fiscal 2011. Our quarterly operating results, the success or failure of our internal drug discovery efforts, decisions to delay, modify or cease one or more of our development programs, negative data or adverse events reported on programs in clinical trials we or our partners are conducting, uncertainties about our ability to continue to fund our operating plan, changes in general conditions in the economy or the financial markets and other developments affecting our partners, our competitors or us could cause the market price of our common stock to fluctuate substantially. This volatility coupled with market declines in our industry over the past several years have affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and may adversely affect the price of our common stock and the value of the notes. In the past, securities class action litigation has often been instituted following periods of volatility in the market price of a company’s securities. A securities class action suit against us could result in potential liabilities, substantial costs and the diversion of management’s attention and resources, regardless of whether we win or lose.

Because we do not intend to pay dividends, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on our common stock and are restricted in our ability to do so under our current credit agreement. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock, including any common stock issued upon conversion of the notes, will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Risks Related to the Notes and to this Offering

We expect that the trading price of the notes will be significantly affected by changes in the market price of our common stock, the interest rate environment and our credit quality, each of which could change substantially at any time.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the market price of our common stock, the interest rate environment and our credit quality. Each of these factors may be volatile, and may or may not be within our control.

For example, the trading price of the notes will increase with the market price and volatility of our common stock. We cannot, however, predict whether the market price of our common stock will rise or fall or whether the volatility of our common stock will continue at its historical level. In addition, general market conditions, including the level of, and fluctuations in, the market price of stocks generally, may affect the market price and the volatility of our common stock. Moreover, we may or may not choose to take actions that could influence the volatility of our common stock.

Likewise, if interest rates, or expected future interest rates, rise during the term of the notes, the yield of the notes will likely decrease, but the value of the convertibility option embedded in the notes will likely increase. Because interest rates and interest rate expectations are influenced by a wide variety of factors that are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

Furthermore, the trading price of the notes will likely be significantly affected by any change in our credit quality. Because our credit quality is influenced by a variety of factors, some of which are beyond our control, we cannot guarantee that we will maintain or improve our credit quality during the term of the notes. In addition, because we may choose to take actions that adversely affect our credit quality, such as incurring additional debt, there can be no guarantee that our credit quality will not decline during the term of the notes, which would likely negatively impact the trading price of the notes.

The claims of holders of the notes will be structurally subordinated to claims of creditors of any subsidiary of ours that may exist in the future because such subsidiary will not guarantee the notes.

The notes will not be guaranteed by any subsidiary of ours that may exist in the future. Accordingly, any such subsidiary is not obligated to pay any amounts due pursuant to the notes, or to make any funds available therefor. Consequently, claims of holders of the notes will be structurally subordinated to the claims of creditors of any such subsidiary, including trade creditors. As a result, in the event of a bankruptcy, liquidation or reorganization of any such subsidiary, such subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us.

We have incurred indebtedness in connection with our business and could incur additional indebtedness that could have adverse effects on our business and prevent us from fulfilling our obligations under the notes.

As of March 31, 2013, we had $14.6 million of outstanding indebtedness with Comerica Bank and $92.6 million of outstanding indebtedness under our Deerfield Facility Agreements. We intend to use the proceeds from this offering to repay the entire amount outstanding under the Deerfield Facility Agreements. We may incur additional indebtedness in connection with financing acquisitions, strategic transactions or for other purposes, which indebtedness may rank senior to the notes. The indenture does not limit the amount of debt that we or any subsidiary of ours that may exist in the future may incur.  Our indebtedness increases the risk that we may be unable to generate enough cash to pay amounts due in respect of our indebtedness, including the notes.

In the future, if we are unable to generate cash from operations sufficient to meet our debt obligations, we will need to obtain additional funds from other sources, which may include one or more debt or equity financings or the license or sale of certain of our assets, or we may be forced to cease development of one or more of our programs or curtail our other operations. However, we may be unable to obtain sufficient additional funds when we need them on favorable terms or at all. In addition, if we are unable to obtain financing when needed, or to fund our operations from funds received through partnership agreements, our level of cash, cash equivalents and marketable securities may fall below thresholds specified in our debt agreements, requiring us to pay interest at a higher interest rate.

Our indebtedness could have important other consequences to you and significant effects on our business. For example, it could:

•                  make it more difficult for us to satisfy our debt obligations, including the notes;

•                  increase our vulnerability to general adverse economic and industry conditions;

•                  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund drug discovery and further development of our drug candidates, working capital and other general corporate purposes;

•                  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•                  restrict us from exploiting business opportunities;

•                  place us at a competitive disadvantage compared to our competitors that have less indebtedness; and

•                  limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

In addition, our existing loan with Comerica Bank contains, and the agreements that may govern any future indebtedness that we may incur may contain, financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Among other restrictions, our existing loan with Comerica Bank contains covenants requiring us to maintain certain balances of cash and cash equivalents and limiting our ability to make certain investments, consummate certain mergers, incur certain debt or liens, dispose of assets and pay dividends or make distributions. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debt.

Upon any conversion of the notes in connection with a redemption notice, the additional shares by which the applicable conversion rate is increased may not fully compensate you for future interest payments or lost time value of your notes.

On or after June 4, 2017, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the trading day immediately prior to the date we provide the notice of redemption exceeds 130% of the applicable conversion price on each applicable trading day, subject to certain limited exceptions, we may redeem any or all of the notes. The redemption price for the notes to be redeemed on any such redemption date will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If we call any notes for redemption, you may convert your notes at any time until the close of business on the business day immediately preceding the redemption date. Upon any such conversion, the additional shares by which the applicable conversion rate is increased, may not fully compensate you for any future interest payments that you would have otherwise received or any other lost time value of your notes.

The notes are not protected by restrictive covenants, which in turn may allow us to engage in a variety of transactions that may impair our ability to fulfill our obligations under the notes.

The indenture governing the notes will not contain any financial covenants and will not restrict us from paying dividends, incurring debt or issuing or repurchasing our other securities. Because the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us, except to the extent described under “Description of the Notes — Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Purchase Notes”, “Description of the Notes — Consolidation, Merger and Sale of Assets” and “Description of the Notes — Adjustment to Conversion Rate Upon Conversions in Connection with a Make-Whole Fundamental Change or a Notice of Redemption”, we may engage in transactions that could impair our ability to fulfill our obligations under the notes. Other than the repurchase right afforded to holders in connection with certain fundamental changes, the restrictions provided by the merger covenant and our obligation to increase the conversion rate with respect to the notes in certain circumstances upon the occurrence of certain events, we generally have no duty to consider the interests of holders of the notes in determining whether to engage in such transactions.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes.  Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to  hold the notes.  Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions,  that may impact those engaging in short selling activity involving equity securities (including our common stock).  Such rules and actions include Rule 201 of Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by  the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.  Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely affected.

Some significant restructuring transactions that may adversely affect you may not constitute a “fundamental change” under the indenture, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a “fundamental change” (as defined under “Description of the Notes — Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Purchase Notes”), you have the right, at your option, to require us to repurchase your notes for cash. However, the definition of fundamental change contained in the indenture is limited to certain enumerated transactions. As a result, the fundamental change provision of the indenture will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to repurchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change or a notice of redemption may not adequately compensate you for any lost option value of your notes as a result of such transaction or a redemption. In addition, the definition of a make-whole fundamental change is limited and may not protect you from losing some of the option value of your notes in the event of a variety of transactions that do not constitute a make-whole fundamental change.

Upon the occurrence of a make-whole fundamental change or a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such make-whole fundamental change or such redemption notice. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective or the date of the redemption notice, as the case may be, and the price per share of our common stock paid (or deemed paid) in such make-whole fundamental change or on the date of the redemption notice, as the case may be, all as described below under “Description of the Notes — Adjustment to Conversion Rate Upon Conversions in Connection with a Make-Whole Fundamental Change or a Notice of Redemption”.

Although the adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change or a notice of redemption is designed to compensate you for the option value of your notes that you lose as a result of a make-whole fundamental change or the redemption, as the case may be, it is only an estimate of such value and may not adequately compensate you for such lost option value. In addition, if the stock price is greater than $50.00 per share or less than $5.32 per share (in each case, subject to adjustment in accordance with the indenture), then we will not be required to adjust the conversion rate if you convert your notes in connection with such make-whole fundamental change or a notice of redemption. Moreover, in no event will we increase the conversion rate solely because of such an adjustment to a rate that exceeds 187.9699 shares of common stock per $1,000 principal amount of notes, subject to adjustments in accordance with the indenture.

Furthermore, the definition of make-whole fundamental change contained in the indenture is limited to certain enumerated transactions. As a result, the make-whole fundamental change provisions of the indenture will not afford protection to holders of the notes in the event that other transactions occur that could adversely affect the option value of the notes. For example, transactions, such as a spin-off or sale of a subsidiary of ours that may exist in the future with volatile earnings, or a change in our line of business, could significantly affect the trading characteristics of our common stock and thereby reduce the option value embedded in the notes without triggering a make-whole fundamental change.

In addition, our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change or a notice of redemption could be considered a penalty, in which case the enforceability thereof could be subject to general equity principles such as the reasonableness of economic remedies.

Adjustments to the conversion rate do not cover all dilutive events that may adversely affect the value of the notes. In addition, such adjustments to the conversion rate may not adequately compensate you for any loss of value of the notes as a result of such dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights, options or warrants, subdivisions, combinations, distributions of our capital stock, indebtedness, or assets, cash dividends above a certain threshold and certain issuer tender or exchange offers as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments”. However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur and that event may not result in an adjustment to the conversion rate.  In addition, although the adjustment to the conversion rate for such dilutive events is designed to compensate you for the value of your notes that you lose as a result of such dilutive events, it is only an estimate of such value and may not adequately compensate you for such lost value.

We may not have the ability to raise funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change.

If a fundamental change occurs, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof such that the principal amount that remains outstanding of each note purchased in part equals $1,000 or an integral multiple of $1,000 in excess thereof. The fundamental change purchase price will equal 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. In addition, upon conversion of the notes, we may be required to make cash payments in respect of the notes being converted depending on the settlement method we elect or are deemed to have elected. However, we may not have sufficient funds at the time we are required to purchase the notes surrendered therefor or notes being converted and we may not be able to arrange necessary financing on acceptable terms, if at all. In addition, our ability to purchase the notes may be limited by law, by regulatory authority or by the agreements governing our other indebtedness outstanding at the time. If we fail to pay the fundamental change purchase price when due or fail to pay any amount of cash due upon conversion, we will be in default under the indenture governing the notes. A default under the indenture or the fundamental change itself could also lead to a default under the agreements governing our other indebtedness.

If an active trading market does not develop for the notes, you may not be able to resell them.

Prior to this offering, there was no public market for the notes, and we do not currently plan to list the notes on any securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. The liquidity of the trading market in the notes and future trading prices of the notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We have been informed by the representatives of the underwriters that certain underwriters currently intend to make a market in the notes after this offering is completed. However, such underwriters may cease their market-making at any time.

The conditional conversion feature of the notes could result in your receiving less than the value of the cash or the cash and shares of common stock, if any, as the case may be, into which your notes would otherwise be convertible.

Prior to March 1, 2020, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash or combination of cash and shares of common stock, if any, as the case may be, into which your notes would otherwise be convertible. Therefore, you may not be able to realize the appreciation, if any, in the value of our common stock after the issuance of the notes in this offering and prior to such date. In addition, the inability to freely convert your notes may also adversely affect the trading price of the notes and your ability to resell the notes.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

We have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock to satisfy our conversion obligation under the notes (if any). If we elect to satisfy our conversion obligation solely in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion will be based upon the volume weighted average prices of our common stock for each of the 60 trading days during the observation period. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighed average prices of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive. See “Description of the Notes — Conversion Rights — Settlement Upon Conversion” in this prospectus supplement.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional shares, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

We may elect to deliver cash or a combination of cash and shares of our common stock upon conversion. Therefore, holders of the notes may receive no shares of our common stock or fewer shares than the number of shares underlying their notes.

Because we have the right to elect cash settlement or combination settlement, upon conversion, holders may not receive any shares of our common stock or they may receive fewer shares of our common stock relative to the applicable conversion rate of the notes. In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the observation period, if any, for any notes, there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and/or shares of our common stock could be subordinated further to the claims of our other creditors or treated as an equity interest in bankruptcy.

We may issue additional shares of common stock or instruments convertible into common stock and thereby materially and adversely affect the price of our common stock.

We are not restricted from issuing additional common stock or other instruments convertible into common stock during the term of the notes. In addition, we may issue shares of common stock, or options to acquire common stock, under our existing or future stock option plans, employee stock purchase plans or other employee or director compensation plans. We may also increase the shares available for issuance under such plans subject to stockholder approval. The issuance of additional shares of common stock or instruments convertible into common stock, or the perception that such issuances may occur, may materially and adversely affect the price of our common stock and, in turn, the price of the notes.

Conversion of the notes may dilute the ownership interest of existing shareholders, including holders who had previously converted their notes.

At our election, we may settle notes tendered for conversion entirely or partly in shares of our common stock. As a result, the conversion of some or all of the notes may dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock and, in turn, the price of the notes. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options (“ASC 470-20”). Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our condensed balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the market price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock to the extent our conversion obligations include shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), until the time at which they are deemed to become record holders of our common stock, which will generally be as of the close of business on the last trading day of the applicable observation period in a combination settlement and as of the close of business on the conversion date in a physical settlement, but will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be a record holder of our common stock, you generally will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes affecting our common stock. In addition, because of the conditions to conversion, and the settlement features of the notes, which would permit us to satisfy our obligation upon conversion solely in cash, should we elect to do so, you may not be able to convert your notes until March 1, 2020, and you may not receive any shares upon conversion.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, you may be deemed to have received a dividend subject to U.S. federal income tax even though you did not receive a corresponding cash distribution. In addition, if we fail to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us, you may be deemed to have received a taxable dividend. Further, if a make-whole fundamental change occurs on or prior to the maturity date of the notes or if we give notice to the holders of our intent to redeem any or all notes in cash and the holder elects to convert its notes in connection with such notice, and we increase the conversion rate for the notes converted in connection with the make-whole fundamental change or the redemption notice, as the case may be, you may be deemed to have received a taxable dividend. If you are a non-U.S. holder (as defined in the section of this prospectus supplement under the caption “Material U.S. Federal Income Tax Considerations”), any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, which may be set off against subsequent payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on our common stock). See “Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a 30%  (or a lower rate under an applicable income tax treaty) withholding tax on “dividend equivalents” paid to non-U.S. holders. The U.S. Treasury Department and the Internal Revenue Service (the “IRS”) have released proposed U.S. Treasury regulations (“Treasury Regulations”) that potentially apply the withholding requirements of Section 871(m) to instruments such as the notes. It is possible that we (or other withholding agents) will be required to withhold on amounts with respect to the notes to the extent the conversion rate is adjusted as a result of a dividend being paid on our common stock, or potentially in the absence of an adjustment. The amount and timing of any withholding tax imposed under Section 871(m) may differ from the general withholding required on deemed dividends described above. If withholding under Section 871(m) is so required, we will not be required to pay any additional amounts with respect to amounts so withheld. See “Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

Certain provisions in the notes and the indenture as well as Delaware law and our organizational documents could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders to exercise their rights associated with a potential fundamental change or a make-whole fundamental change.

Certain provisions in the notes and the indenture as well as certain provisions of Delaware law and our organizational documents could make it more difficult or more expensive for a third party to acquire us. For example, if an acquisition event constitutes a fundamental change, holders of the notes will have the right to require us to purchase their notes in cash. In addition, if an acquisition event constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their notes in connection with such make-whole fundamental change.

Delaware law prohibits, subject to certain exceptions, a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder. Additionally, our certificate of incorporation and bylaws contain provisions that could similarly delay, defer or discourage a change in control of us or management. These provisions could also discourage a proxy contest and make it more difficult for stockholders to elect directors and take other corporate actions. Such provisions provide for the following, among other things: (i) the ability of our Board of Directors to issue shares of common stock and preferred stock without stockholder approval, (ii) the ability of our Board of Directors to establish the rights and preferences of authorized and unissued preferred stock, (iii) a Board of Directors divided into three classes of directors serving staggered three year terms, (iv) permitting only the Chairman of the Board of Directors, the Chief Executive Officer, the president or the Board of Directors to call a special meeting of stockholders and (v) requiring advance notice of stockholder proposals and related information. In any of these cases, and in other cases, our obligations under the notes and the indenture as well as provisions of Delaware law and our organizational documents and other agreements could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management. For additional information about our organizational documents and other agreements and their potential effect on transactions involving a change of control, see “Description of Capital Stock — Anti-Takeover Provisions” in the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from this notes offering will be approximately $111.31 million, or $128.04 million if the underwriters exercise in full their option to purchase additional notes, after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

We currently intend to use approximately $92.6 million of the net proceeds from this offering to repay all the outstanding debt under the Deerfield Facility Agreements. As of March 31, 2013, approximately $92.6 million was outstanding under the Deerfield Facility Agreements. The current interest rate under the Deerfield Facility Agreements is 7.5% per annum, and we are required to pay on June 30, 2015, the outstanding principal plus accrued interest for two of the notes associated with the Deerfield Facility Agreements, which have an aggregate balance of $73.0 million as of May 31, 2013, and we are required to pay on June 30, 2016, the outstanding principal plus accrued interest for the remaining two notes associated with the Deerfield Facility Agreements, which have an aggregate balance of $19.6 million as of May 31, 2013.

The remaining proceeds will be used to fund our research and development efforts, including clinical trials for our proprietary candidates, and for general corporate purposes, including general working capital purposes. The amounts and timing of our use of the remaining net proceeds from the sale of notes under this prospectus supplement will depend on a number of factors, such as the timing and progress of our research and development efforts, the timing and progress of any partnering and commercialization efforts and the competitive environment for our products. As of the date of this prospectus supplement, except as provided in the preceding paragraph and this paragraph, we have no current plans, commitments or agreements with respect to any other particular use of any net proceeds and we cannot specify with certainty all of the particular uses for the remaining net proceeds to us from the sale of the notes under this prospectus supplement. Accordingly, our management will have broad discretion in the timing and application of such remaining proceeds.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. You should read this table in conjunction with the financial statements and notes to the financial statements that are incorporated by reference in this prospectus supplement.

	Nine Months Ended March 31,	Year Ended June 30,
	2013	2012	2011	2010	2009	2008

Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A

We did not record earnings for the nine months ended March 31, 2013 or for any of the fiscal years in the five-year period ended June 30, 2012. Accordingly, our earnings were insufficient to cover fixed charges for such periods and we are unable to disclose a ratio of earnings to fixed charges for such periods. The dollar amount of the deficiency in earnings available for fixed charges was $44.3 million for the nine months ended March 31, 2013 and $23.6 million, $56.3 million, $77.6 million, $127.8 million and $96.3 million for the years ended June 30, 2012, 2011, 2010, 2009 and 2008, respectively. Our ratio of combined fixed charges and preference dividends to earnings for any of the foregoing periods was equivalent to our ratio of earnings to fixed charges.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2013:

•                  on an actual basis; and

•                  on an as adjusted basis to give effect to our issuance and sale of $115 million aggregate principal amount of notes, assuming no exercise of the underwriters’ option to purchase additional notes, after deducting the estimated underwriting discounts and estimated offering expenses payable by us, and the application of the net proceeds as described in this prospectus supplement in the section “Use of Proceeds”.

The following information should be read in conjunction with our condensed financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2013
(In thousands, except share and per share amounts)	Actual	As Adjusted
	(Unaudited)
Cash and cash equivalents and marketable securities	$87,047	$105,790

Long-term debt, net:
Comerica Loan and Security Agreement	14,550	14,550
Deerfield Facility Agreements (1)	80,799	—
3.00% convertible senior notes due 2020 offered hereby(2)	—	115,000

Total long-term debt	$95,349	$129,550

Stockholders’ equity:
Preferred stock, par value of $0.001 per share, 10,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—	—
Common stock, par value of $0.001 per share, 220,000,000 shares authorized; 116,688,159 shares issued and outstanding, actual and as adjusted (3)	117	117
Additional paid-in capital (2)	523,109	523,109
Warrants	39,385	39,385
Accumulated other comprehensive income	2	2
Accumulated deficit	(615,028)	(626,791)

Total stockholders’ deficit	(52,415)	(64,178)

Total capitalization	$42,934	$65,372

(1)                    Net of unamortized debt discount of $11.8 million.

(2)                    In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate.  Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity.  The debt component will accrete up to the principal amount over the expected term of the debt.  ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount, fees and expenses that we will be required to recognize.

(3)                    The common stock shown as issued and outstanding in the table above is based on 116,688,159 shares of common stock outstanding as of March 31, 2013, and excludes the shares of common stock reserved for issuance upon conversion of the notes, and also excludes, as of March 31, 2013: (i) 9,845,153 shares of common stock issuable upon the exercise of outstanding stock options, having a weighted average exercise price of $5.89 per share; (ii) 12,000,000 shares of common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $3.92 per share; (iii) 800,936 shares of common stock issuable under the Array BioPharma Amended and Restated Employee Stock Purchase Plan; and (iv) an aggregate of up to 24,494,351 shares of common stock reserved for future issuance under our equity incentive plans.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has been quoted on The NASDAQ Global Market under the symbol “ARRY” since our initial public offering on November 17, 2000. The following table sets forth, for the periods indicated, the reported high and low closing sales prices per share of our common stock as reported by The NASDAQ Global Market:

Fiscal Year Ending June 30, 2013	High	Low
First Quarter	$5.94	$3.39
Second Quarter	$5.96	$3.30
Third Quarter	$4.98	$3.71
Fourth Quarter (through June 4, 2013)	$6.23	$4.84

Fiscal Year Ended June 30, 2012	High	Low
First Quarter	$2.62	$1.95
Second Quarter	$2.83	$1.77
Third Quarter	$3.41	$2.02
Fourth Quarter	$3.72	$3.09

Fiscal Year Ended June 30, 2011	High	Low
First Quarter	$3.44	$2.67
Second Quarter	$3.58	$2.98
Third Quarter	$3.29	$2.70
Fourth Quarter	$3.21	$2.06

On June 4, 2013, the closing price of our common stock as reported by The NASDAQ Global Market was $5.32 per share. As of June 4, 2013, there were approximately 56 stockholders of record of our common stock. This does not include the number of persons whose stock is held in nominee or “street name” accounts through brokers.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to finance the growth and development of our business. Additionally, we are currently restricted from paying any dividends under our credit facilities. Therefore, we do not anticipate that we will declare or pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, restrictions under any existing indebtedness and other factors the Board of Directors deems relevant.

DESCRIPTION OF THE NOTES

We will issue the notes under an indenture, which we refer to as the base indenture, to be dated as of June 10, 2013 between us and Wells Fargo Bank, National Association, as trustee, which we refer to as the trustee, as supplemented by a supplemental indenture with respect to the notes, which we refer to as the supplemental indenture. We refer to the base indenture and the supplemental indenture, collectively, as the indenture. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of terms used in the indenture. We urge you to carefully read the entire indenture because it, and not this description, defines your rights as a holder of the notes. You may request a copy of the indenture from us. A copy of the indenture will be filed by us with the SEC and will be available as described under the heading “Where You Can Find More Information”.

This description of the notes supplements and, to the extent it is inconsistent with, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. For purposes of this description, references to the “Company”, “Array”, “we”, “our” and “us” refer only to Array BioPharma Inc.

General

The notes:

•                  will be our general unsecured, senior obligations;

•                  will initially be limited to an aggregate principal amount of $115,000,000 (or $132,250,000 if the underwriters exercise their option to purchase additional notes in full);

•                  will bear cash interest from June 10, 2013 (which is expected to be the date of issuance) at an annual rate of 3.00% payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2013;

•                  may be redeemed by us, subject to the satisfaction of certain conditions, on or after June 4, 2017 at the redemption price described below under “— Optional Redemption”;

•                  will be subject to purchase by us at the option of the holders following a fundamental change (as defined below under “—Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Purchase Notes”), at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date;

•                  will mature on June 1, 2020 unless earlier converted, redeemed or repurchased;

•                  will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof; and

•                  will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “— Book-Entry, Settlement and Clearance”.

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted at a conversion rate initially equal to 141.8641 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $7.05 per share of common stock). The conversion rate is subject to adjustment if certain events occur. See “— Conversion Rights — Conversion Rate Adjustments” and “— Adjustment to Conversion Rate Upon Conversions in Connection with a Make-Whole Fundamental Change or a Notice of Redemption”.

We will settle the conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “— Conversion Rights — Settlement Upon Conversion”. You will not be entitled to receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by us or any of our future subsidiaries under the indenture or otherwise. The indenture, as it relates to the notes, will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than the restrictions described under “— Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “— Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “— Adjustment to Conversion Rate Upon Conversions in Connection with a Make-Whole Fundamental Change or a Notice of Redemption”, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event we subsequently increase our borrowings substantially or engage in a transaction that substantially increases our debt to equity ratio (each of which would be an example of a highly leveraged transaction) or in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without notice to or the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount; provided that such additional notes must be part of the same issue (and part of the same series) as the notes offered hereby so that they will be fungible with the notes offered hereby for U.S. federal income tax and securities law purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders. Any notes purchased by us will be retired and no longer outstanding under the indenture.

We do not intend to list the notes on a national securities exchange or an interdealer quotation system.

The notes will not have the benefit of a sinking fund.

Except to the extent the context otherwise requires, we use the term “notes” in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term “common stock” in this prospectus supplement to refer to our common stock, par value $0.001 per share. References in this prospectus supplement to a “holder” or “holders” of notes that are held through DTC are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay, or cause the paying agent to pay, principal of, premium, if any, and interest on notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. We will pay principal of and premium, if any, on any certificated notes at the office or agency designated by us for that purpose. We will pay interest on any certificated note by check mailed to the address of the registered holder of such note; provided, however, that we will pay interest to any holder of more than $2,000,000 aggregate principal amount of certificated notes by wire transfer in immediately available funds to an account within the United States designated by such holder in a written application delivered by such person to the trustee and the paying agent not later than the record date for the relevant interest payment, which application will remain in effect until such holder notifies the trustee and paying agent, in writing, to the contrary.

We have initially designated the trustee as our paying agent and registrar and its agency in Minneapolis, Minnesota as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

A holder of notes in global form may transfer its notes in accordance with the applicable procedures of the depositary and the indenture. A holder of certificated notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion or repurchase upon a fundamental change.

Interest

The notes will bear cash interest at a rate of 3.00% per year until maturity. Interest on the notes will accrue from the most recent date on which interest has been paid or duly provided for, or if no interest has been paid or duly provided for, June 10, 2013 (which is expected to be the initial date of issuance). Interest will be payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2013.

Interest will be paid to the person in whose name a note is registered at the close of business on the May 15 or November 15, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any fundamental change purchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “— Events of Default”.

Ranking

The notes will be our direct unsecured obligations. The notes will rank equal in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness, including our indebtedness under our loan and security agreement with Comerica Bank, to the extent of the value of our assets that secure such indebtedness.  As of March 31, 2013, we had approximately $14.6 million of outstanding indebtedness under such loan and security agreement with Comerica Bank.

We currently have one subsidiary, which conducts no operations and holds no assets or liabilities, and the notes will not be guaranteed by that subsidiary or any other person. If we were to form or acquire subsidiaries with operations or assets or liabilities in the future, or if our existing subsidiary were to conduct operations or hold assets or liabilities in the future, the notes will be structurally subordinated to all existing and future indebtedness (including trade payables) incurred by such subsidiaries and to any of our existing and future indebtedness that may be guaranteed by such subsidiaries, to the extent of any such guarantees.

Holders of the notes will participate ratably with all holders of our unsecured senior indebtedness, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. Other than restrictions described under “— Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “— Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “— Adjustment to Conversion Rate Upon Conversions in Connection with a Make-Whole Fundamental Change or a Notice of Redemption”, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

As of March 31, 2013, after giving effect to the issuance of the notes offered hereby and the use of the proceeds therefrom, our total consolidated indebtedness would have been $129.6 million (or $146.8 million if the underwriters exercise their option to purchase additional notes in full).

Optional Redemption

We may not redeem the notes prior to June 4, 2017, and no sinking fund is provided for the notes. On or after June 4, 2017, and except for the notes that we are required to repurchase as provided under “— Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Purchase Notes”, we may redeem any or all of the notes in cash at the applicable redemption price, provided that the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending within 7 trading days immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price for the notes on each applicable trading day. Neither the trustee nor the conversion agent will have any responsibility for monitoring sale price conditions. The redemption price for the notes to be redeemed on any redemption date will equal:

•                  100% of the principal amount of the notes being redeemed; plus

•                  accrued and unpaid interest, if any, to, but excluding, the redemption date.

Any notes redeemed by us will be paid for in cash.

“Trading day” means a scheduled trading day on which (i) trading in our common stock generally occurs on the NASDAQ Global Market or, if our common stock is not then listed on the NASDAQ Global Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded and (ii) there is no market disruption event. If our common stock is not so listed or traded, “trading day” means a “business day”.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading.  If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day”.

“Market disruption event” means, if our common stock is listed for trading on the NASDAQ Global Market or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock.

We will give written notice of redemption not more than 60 days but not less than 30 days prior to the redemption date to each record holder of notes to be redeemed at their addresses set forth in the register of the registrar. This notice will state, among other things:

•                  that you have a right to convert the notes called for redemption upon satisfaction of the requirements therefor set forth in the indenture, and the conversion rate applicable to such conversion; and

•                  the time at which your right to convert the notes called for redemption will expire, which will be the close of business on the business day immediately preceding the redemption date.

Simultaneously with providing such notice, we will issue a press release, which will also be available on our website.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot or by another method the trustee considers reasonable, fair and appropriate in accordance with DTC procedures. If a portion of your notes is selected for redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption to the extent that the converted portion does not exceed the portion selected for redemption.

If notes are redeemed on a date that is after a regular record date for the payment of interest and on or prior to the corresponding interest payment date, we will not pay accrued and unpaid interest to the holder of notes being redeemed, and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such regular record date.

In the event of any redemption in part, we shall not be required to (i) issue, register the transfer of or exchange any notes during a period beginning at the open of business 15 days before the mailing of a notice of redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be redeemed or (ii) register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes being redeemed in part.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the applicable redemption price with respect to such notes).

Conversion Rights

General

Prior to the close of business on the business day immediately preceding March 1, 2020, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “— Conversion Upon Satisfaction of Sale Price Condition”, “— Conversion Upon Satisfaction of Trading Price Condition”, “— Conversion Upon Specified Corporate Events” and “— Conversions Upon Notice of Redemption”. On or after March 1, 2020, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date irrespective of the foregoing conditions.

The conversion rate will initially equal 141.8641 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $7.05 per share of common stock). We will settle the conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “— Settlement Upon Conversion”. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a “daily conversion value” (as defined below under “— Settlement Upon Conversion”) calculated by us on a proportionate basis for each trading day in a 60-trading day “observation period” (as defined below under “— Settlement Upon Conversion”). The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price”, respectively, and will be subject to adjustment as described below. A holder may convert less than the entire principal amount of its notes so long as the principal amount that remains outstanding of each note that is not converted in full equals $1,000 or an integral multiple of $1,000 in excess thereof.

If a holder of notes has submitted notes for purchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its purchase notice.  Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any (or dividends, if we declare any), except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares as described under “— Settlement Upon Conversion”. Our payment or delivery to you, as the case may be, of the amount of cash, the number of shares of our common stock or a combination of cash and shares of our common stock, at our election, together with any cash payment for any fractional share, as the case may be, into which your note is convertible, will be deemed to satisfy in full our obligation to pay:

•                  the principal amount of and any premium on the note; and

•                  accrued and unpaid interest, if any, on the note, to, but not including, the conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon conversion of a note into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of any cash paid upon such conversion.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•                  for conversions following the regular record date immediately preceding the maturity date;

•                  if we have specified a fundamental change purchase date or redemption date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•                  to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding March 1, 2020, a holder of notes may surrender all or a portion of its notes for conversion during any fiscal quarter commencing after June 30, 2013 (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant trading day, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and last ask prices for our common stock on the relevant trading day from each of at least three nationally recognized independent investment banking firms selected by us for this purpose, which may include one or more of the underwriters. Any such determination will be conclusive absent manifest error.

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding March 1, 2020, a holder of notes may surrender all or a portion of its notes for conversion during the five consecutive business day period after any five consecutive trading day period, which we refer to as the measurement period, in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $2,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select and provide to the bid solicitation agent in writing, which may include one or more of the underwriters; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. Any such determination will be conclusive absent manifest error. If we do not so instruct the bid solicitation agent to obtain bids when required, or the bid solicitation agent fails to solicit bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each day we or it fails to do so. The trustee will be the initial bid solicitation agent.

The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination in writing; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent in writing to determine the trading price per $1,000 principal amount of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If the trading price condition has been met, we will so notify the holders and the trustee and the conversion agent (if other than the trustee) in writing.  If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders and the trustee and the conversion agent (if other than the trustee) in writing. The trustee shall have no obligation to determine the trading price of the notes.

Conversion Upon Specified Corporate Events

Certain Distributions

If we elect to:

•                  issue to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 days after the date of such issuance, to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the ten consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•                  distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution;

then in either case, we must notify the holders of the notes and the trustee in writing at least 80 scheduled trading days prior to the ex-dividend date (as defined herein) for such issuance or distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of (i) 5:00 p.m., New York City time, on the business day immediately preceding such ex-dividend date and (ii) our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time. A holder may not convert any of its notes based on this conversion contingency if we provide that holders of the notes shall participate, at the same time and upon the same terms as holders of our common stock and as a result of holding the notes, in the relevant transaction described above without having to convert their notes as if they held a number of shares of common stock equal to the applicable conversion rate multiplied by the principal amount (expressed in thousands) of notes held by such holder.

Certain Corporate Events

If, prior to the close of business on the business day immediately preceding March 1, 2020, (i) a transaction or event that constitutes a “make-whole fundamental change” (as defined under “— Adjustment to Conversion Rate Upon Conversion in Connections with a Make-Whole Fundamental Change or a Notice of Redemption”) occurs or (ii) we are a party to (a) a consolidation, merger, binding share exchange, pursuant to which our common stock would be converted into cash, securities or other assets or (b) a sale, conveyance, transfer or lease of all or substantially all of our assets, the notes may be surrendered for conversion at any time from and after the date which is 80 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until the close of business, (i) if such transaction or event is a fundamental change, on the business day immediately preceding the related fundamental change purchase date and (ii) otherwise, on the 35th business day immediately following the effective date of such transaction or event. We will notify holders, the trustee and the conversion agent of such a transaction in writing:

•                  as promptly as practicable following the date we publicly announce such transaction but in no event less than 80 scheduled trading days prior to the anticipated effective date of such transaction; or

•                  if we do not have knowledge of such transaction at least 80 scheduled trading days prior to the anticipated effective date of such transaction, within two business day of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Conversions Upon Notice of Redemption

If we call any or all of the notes for redemption, holders of the notes will have the right to convert their notes at any time until the close of business on the business day preceding the redemption date, after which time holders will no longer have the right to convert their notes on account of our delivery of notice of such redemption, unless we default in the payment of the redemption price. If a holder elects to convert its notes in connection with our redemption notice, we will, under certain circumstances, increase the conversion rate for the notes as described in “— Adjustment to Conversion Rate Upon Conversions in Connection with a Make-Whole Fundamental Change or a Notice of Redemption”. Any instruction provided to DTC shall be irrevocable.

Conversions on or After March 1, 2020

On or after March 1, 2020, a holder may convert any of its notes at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated note, to convert you must:

•                  complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•                  deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•                  if required, furnish appropriate endorsements and transfer documents;

•                  if required, pay all transfer or similar taxes; and

•                  if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We refer to the date you comply with the relevant procedures for conversion described above and any other procedures for conversion set forth in the indenture as the “conversion date”.

If a holder has already delivered a purchase notice as described under “— Repurchase at the Option of the Holder—Repurchase Procedures” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture, except to the extent that a portion of the holder’s note is not subject to such fundamental change purchase notice.

Settlement Upon Conversion

Upon conversion, we will pay or deliver, or cause to be paid or delivered, as the case may be, to converting holders in respect of each $1,000 principal amount of notes being converted, a settlement amount consisting of, at our election, solely cash (“cash settlement”), solely shares of our common stock (together with cash in lieu of any fractional share of our common stock) (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), all as described below. We refer to each of these settlement methods as a “settlement method”.

All conversions occurring on or after March 1, 2020 will be settled using the same settlement method. Prior to March 1, 2020, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different trading days. That is, we may choose on one trading day to settle conversions in physical settlement, and choose on another trading day cash settlement or combination settlement. If we elect a settlement method, we will inform holders so converting through the trustee and instruct the trustee in writing to send a notice to the holders of such settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or, in the case of any conversions occurring on or after March 1, 2020, no later than March 1, 2020). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be deemed to be $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000.

Settlement amounts will be computed as follows:

•                  If we elect physical settlement, on the third business day after the relevant conversion date, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the applicable conversion rate, together with cash in lieu of any fractional shares, if any, as described below.

•                  If we elect cash settlement, on the third business day immediately following the last day of the related observation period, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 60 consecutive trading days during the related observation period.

•                  If we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the “daily settlement amounts” (as defined below) for each of the 60 consecutive trading days during the relevant observation period. We will settle each $1,000 principal amount of notes being converted by delivering, on the third business day immediately following the last day of the related observation period, cash and shares of our common stock, if applicable, equal to the settlement amount.

The “daily settlement amount”, for each of the 60 consecutive trading days during the observation period, shall consist of:

•                  cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received by the holder upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 60 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•                  if the daily conversion value exceeds the daily measurement value, a number of shares of our common stock equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 60 consecutive trading days during the observation period, 1.6666% for the first 40 trading days in the observation period and 1.6667% for the next 20 trading days in the observation period of the product of (i) the applicable conversion rate on such trading day and (ii) the daily VWAP of our common stock on such trading day.

“Daily VWAP” means, for each of the 60 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ARRY <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•                  if the relevant conversion date occurs prior to the 65th scheduled trading day immediately preceding the maturity date, the 60 consecutive trading days beginning on, and including, the second trading day after such conversion date; and

•                  if the relevant conversion date occurs on or after the 65th scheduled trading day immediately preceding the maturity date, the 60 consecutive trading days beginning on, and including, the 62nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on the NASDAQ Global Market or, if our common stock is not then listed on the NASDAQ Global Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day”.

For the purposes of determining amounts due upon conversion only, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based on the (i) daily VWAP on the relevant conversion date or, if such conversion date is not a trading day, the immediately preceding trading day (if we elect physical settlement) or (ii) daily VWAP on the last trading day of the relevant observation period (in the case of any other settlement method). We will calculate the whole number of shares and the amount of any fractional share due upon conversion of a note based on the entire principal amount of such note that is converted.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion at the close of business on the conversion date; provided, however, that, except to the extent provided below under “— Conversion Rate Adjustments”, the person in whose name any shares of our common stock shall be issuable upon such conversion, if any, will be deemed to become the holder of record of such shares (i) as of the close of business on the last trading day of the applicable observation period in a combination settlement and (ii) as of the close of business on the conversion date in a physical settlement.  For the avoidance of doubt, until a holder of the notes is deemed to become the holder of record of shares of our common stock issuable upon conversion of such holder’s notes as contemplated in the immediately preceding sentence, such holder of the notes shall not have any rights as a holder of our common stock with respect to the shares of our common stock issuable upon conversion of such notes.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)                                 If we exclusively issue shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date, as applicable; and

OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as applicable.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors, or a committee thereof, determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)                                 If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 days after the date of such issuance, to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the ten consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are not delivered upon the expiration of such rights, options or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, or if no such rights, options or warrants are exercised prior to their expiration, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such issuance had not occurred.

For purposes of this clause (2) and for purposes of the provisions set forth above under “— Conversion Upon Specified Corporate Events”, in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of common stock at a price per share less than such average of the last reported sale prices of our common stock for the ten consecutive trading day period ending on the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of the common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by our board of directors, or a committee thereof.

(3)                                 If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•                  dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•                  dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•                  spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 - FMV

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 = the average of the last reported sale prices of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors, or a committee thereof) of the shares of capital stock, evidences of indebtedness, other assets, or property of ours or rights, options or warrants to acquire our capital stock or other securities distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase to the conversion rate, each holder of a note shall receive, in respect of each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received as if such holder owned a number of shares of common stock equal to the conversion rate in effect immediately prior to the record date for the distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution (including a spin-off below) is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to any of our business units or any of our future subsidiaries, and such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the distribution) on a U.S. national securities exchange or a reasonably comparable non-U.S. equivalent, which we refer to as a “spin-off”, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period after, and including, the effective date of the spin-off (the “valuation period”); and

MP0 = the average of the last reported sale prices of our common stock over the valuation period.

If a holder converts a note, cash settlement or combination settlement is applicable to such note and the first trading day of the observation period occurs after the first trading day of the valuation period for a spin-off, but on or before the last trading day of the valuation period for such spin-off, the reference in the above definition of “FMV0” to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed since, and including, the effective date of such spin-off but before the first trading day of the observation period. If a holder converts a note, cash settlement or combination settlement is applicable to such note and one or more trading days of the observation period for such note occurs on or after the ex-dividend date for a spin-off but on or prior to the first trading day of the valuation period for such spin-off, such observation period will be suspended from, and including, the first such trading day to, and including, the first trading day of the valuation period for such spin-off and will resume immediately after the first trading day of the valuation period for such spin-off, with the reference in the above definition of “FMV0” to ten trading days deemed replaced with a reference to one trading day.

(4)                                 If any cash dividend or distribution is made to all or substantially all holders of our common stock and subject to adjustment as provided below, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 - C

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share that we distribute to holders of our common stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate in effect immediately prior to the record date for such cash dividend or distribution.

Such increase shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)                                 If we or any of our future subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the expiration date;

CR1 = the conversion rate in effect immediately after the close of business on the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors, or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration time of the tender or exchange offer on the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1 = the number of shares of our common stock outstanding immediately after the expiration time of the tender or exchange offer on the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date (the “averaging period”).

If a holder converts a note, cash settlement or combination settlement is applicable to such note, and the first trading day of the observation period for such note occurs after the first trading day of the averaging period for a tender or exchange offer, but on or before the last trading day of the averaging period for such tender or exchange offer, then the reference in the above definition of “SP1” to “ten” shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the averaging period for such tender or exchange offer to, but excluding, the first trading day of such observation period. If a holder converts a note, cash settlement or combination settlement is applicable to such note and one or more trading days of the observation period for such note occurs on or after the expiration date for a tender or exchange offer, but on or prior to the first trading day in the averaging period for such tender or exchange offer, then such observation period will be suspended on the first such trading day and will resume immediately after the first trading day of the averaging period for such tender or exchange offer and the reference in the above definition of “SP1” to “ten” shall be deemed replaced with a reference to “one”.

Notwithstanding anything to the contrary herein, if a holder converts a note, combination settlement is applicable to such note and the daily settlement amount for any trading day during the observation period applicable to such note:

•                  is calculated based on a conversion rate adjusted on account of any event described in clauses (1) through (5) above; and

•                  includes any shares of our common stock that, but for this provision, would entitle their holder to participate in such event;

then, although we will otherwise treat such holder as the holder of record of such shares of our common stock on the last trading day of such observation period, we will not permit such holder to participate in such event on account of such shares of our common stock.

In addition, if a holder converts a note and:

•                  combination settlement is applicable to such note;

•                  the record date, effective date or expiration date for any event that requires an adjustment to the conversion rate under any of clauses (1) through (5) above occurs:

•                  on or after the first trading day of such observation period; and

•                  on or prior to the last trading day of such observation period; and

•                  the daily settlement amount for any trading day in such observation period that occurs on or prior to such record date, effective date or expiration date:

•                  includes shares of the common stock that do not entitle their holder to participate in such event; and

•                  is calculated based on a conversion rate that is not adjusted on account of such event;

then, on account of such conversion, we will, on such record date, effective date or expiration date, treat such holder, as a result of having converted such notes, as though it were the record holder of a number of shares of common stock equal to the total number of shares of common stock that:

•                  are deliverable as part of the daily settlement amount:

•                  for a trading day in such observation period that occurs on or prior to such record date, effective date or expiration date; and

•                  is calculated based on a conversion rate that is not adjusted for such event; and

•                  if not for this provision, would not entitle such holder to participate in such event.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, except to the extent of any readjustment to the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a reverse share split or share combination).

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

To the extent permitted by applicable law and applicable requirements of the NASDAQ Global Market, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors, or a committee thereof, determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a dividend or dividend equivalent subject to U.S. federal income or withholding tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment or failure to make certain adjustments to the conversion rate, see “Material U.S. Federal Income Tax Considerations”.

We do not currently have a stockholders rights plan in effect.  If you convert a note, to the extent that we have a rights plan in effect, if physical settlement applies to your note, on the conversion date for your note, and, if combination settlement applies to your note, on any trading day in the observation period applicable to your note, you will receive, in addition to any shares of common stock received in connection with such conversion on such conversion date or on such trading day, as the case may be, the rights under the rights plan, unless prior to such conversion date or such trading day, as the case may be, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•                  on account of stock repurchases that are not tender offers referred to in clause (5) above, including structured or derivative transactions, or transactions pursuant to a stock repurchase program approved by our board of directors, or a committee thereof, or otherwise;

•                  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•                  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or agreement of or assumed by us or any of our future subsidiaries;

•                  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•                  for a change in the par value of the common stock;

•                  for accrued and unpaid interest, if any; or

•                  for an event otherwise requiring an adjustment, as described herein, if such event is not consummated.

In addition, we will not undertake any transaction that would result in our being required, pursuant to the indenture, to adjust the conversion rate such that the conversion price per share of our common stock will be less than the par value of our common stock.

Notwithstanding anything to the contrary herein, except on and after the first trading day of any observation period with respect to a note and on or prior to the last trading day of such observation period and on the conversion date in a cash settlement following a replacement of common stock by the reference property consisting solely of cash or a physical settlement, we will not be required to adjust the conversion rate unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided, further, that any such adjustment of less than one percent that has not been made shall be made upon the occurrence of (i) the effective date for any make-whole fundamental change or redemption and (ii) in the case of any note to which physical settlement applies, on the conversion date, and, in the case of any note to which cash settlement or combination settlement applies, the first trading day of the applicable observation period. In addition, we shall not account for such deferrals when determining whether any of the conditions to conversion have been satisfied or what number of shares of our common stock a holder would have held on a given day had it converted its notes.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

Neither the conversion agent nor the trustee shall be responsible for or shall make any representation as to the validity or value of any common stock, securities or assets issued upon conversion of the notes or as to the accuracy of any calculation made hereunder.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•                  any recapitalization, reclassification or change of our common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination for which an adjustment is made pursuant to clause (1) above under “— Conversion Rights — Conversion Rate Adjustments”);

•                  any consolidation, merger or combination involving us;

•                  any sale, lease or other transfer to a third party of the consolidated assets of ours and any of our future subsidiaries substantially as an entirety; or

•                  any binding share exchange;

and, in each case, as a result of which our common stock would be converted into, or exchanged for, common stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert each $1,000 principal amount of notes based on a number of shares of common stock equal to the conversion rate will be changed into a right to convert such principal amount of notes based on the kind and amount of shares of common stock, other securities or other property or assets (including cash or any combination thereof), which common stock, other securities or other property or assets we refer to as the reference property, that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the settlement method upon conversion of the notes, as described above under “— Conversion Rights — Settlement Upon Conversion”, and (ii) (x) any amount payable in cash upon conversion of the notes as set forth under “— Conversion Rights — Settlement Upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “— Conversion Rights — Settlement Upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of the amount and kind of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the amount and type of reference property that a holder of one or more shares would have been entitled to receive in such transaction (and into which the notes will be convertible) will be deemed to be based on the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs or any function thereof over a span of multiple days (including during an observation period), we will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the effective date, ex-dividend date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs or functions thereof are to be calculated.

Adjustment to Conversion Rate Upon Conversions in Connection with a Make-Whole Fundamental Change or a Notice of Redemption

If (i) a make whole fundamental change (as defined below) occurs or (ii) on or after June 4, 2017, we gave notice to the holders of our intent to redeem any or all of the notes in cash as provided under “— Optional Redemption”, and a holder elects to convert its notes in connection with such make-whole fundamental change or redemption notice, as the case may be, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock, which we refer to as the additional shares, as described below.

A “make-whole fundamental change” shall mean an event that (i) is a fundamental change under clause (1) or (2) of the definition of fundamental change as described under “— Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Purchase Notes” (subject to any exceptions or exclusions to such definition) or (ii) would be a fundamental change, but for the exclusion in section (i) of clause (2) of the definition thereof.  A conversion of notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the close of business on the business day immediately prior to the related fundamental change purchase date, or, if such make-whole fundamental change is not also a fundamental change, the 35th business day immediately following the effective date for such make-whole fundamental change (such period, the “make-whole fundamental change period”). A conversion of notes will be deemed for these purposes to be “in connection with” a redemption notice if the notice of conversion of the notes is received by the conversion agent from, and including, the date of the redemption notice until the close of business on the business day preceding the redemption date.

Notwithstanding anything to the contrary herein, if the consideration paid for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount equal to the applicable conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. Otherwise, we will settle any conversion of notes following the effective date of a make-whole fundamental change as described above under “— Conversion Rights — Settlement Upon Conversion”. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective, which we refer to as the effective date, or the date of the redemption notice, as the case may be, and the price per share of our common stock, which we refer to as the stock price, paid (or deemed paid) in the make-whole fundamental change as determined under the two immediately following sentences or on the date of the redemption notice, as the case may be. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the ten trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change or the date of the redemption notice, as the case may be.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise required to be adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate is required to be adjusted as set forth under “— Conversion Rights — Conversion Rate Adjustments”.

The following table sets forth the number of additional shares by which we will increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change or the redemption notice, as the case may be, having the stock price and effective date or the date of the redemption notice, as the case may be, set forth below:

Effective Date/ Date of the Redemption	Stock Price
Notice	$5.32	$6.00	$6.50	$7.05	$7.50	$8.00	$9.17	$10.00	$11.00	$12.50	$15.00	$20.00	$30.00	$50.00
4-Jun-13	46.1058	38.1489	32.8055	28.0557	24.8495	21.8435	16.4389	13.4817	10.6638	7.5541	4.3805	1.8060	0.3586	0.0000
1-Jun-14	46.1058	36.6566	31.2816	26.5426	23.3816	20.4524	15.3605	12.6321	10.0322	7.1453	4.1802	1.7699	0.3713	0.0000
1-Jun-15	46.1058	35.2484	29.8099	25.0417	21.8808	18.9738	14.0020	11.4982	9.1617	6.5672	3.8926	1.7064	0.3859	0.0000
1-Jun-16	46.1058	33.9688	28.3425	23.4572	20.2465	17.3313	12.4809	10.1649	8.1333	5.8842	3.5591	1.6380	0.4192	0.0000
1-Jun-17	46.1058	33.1038	27.1721	22.0655	18.7470	15.7598	10.8914	8.6448	6.8296	4.9967	3.1104	1.5467	0.4938	0.0000
1-Jun-18	46.1058	32.3230	25.8572	20.3646	16.8481	13.7396	8.8523	6.7483	5.2159	3.8701	2.5103	1.3901	0.6067	0.0000
1-Jun-19	46.1058	30.6025	23.2690	17.1990	13.4266	10.2079	5.5145	3.7677	2.7899	2.0553	1.3396	0.7723	0.3368	0.0000
1-Jun-20	46.1058	24.8025	11.9820	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates or dates of the redemption notice may not be set forth in the table above, in which case:

•                  if the stock price is between two stock prices in the table or the date is between two dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later dates, as applicable, based on a 365-day year;

•                  if the stock price is greater than $50.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; and

•                  if the stock price is less than $5.32 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate be increased on account of a make-whole fundamental change or a redemption notice to exceed 187.9699 shares of common stock per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate is required to be adjusted as set forth under “— Conversion Rights — Conversion Rate Adjustments”.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof could be subject to general equity principles including principles of reasonableness and equitable remedies.

Repurchase at the Option of the Holder

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion thereof such that the principal amount that remains outstanding of each note that is not purchased in full equals $1,000 or an integral multiple of $1,000 in excess thereof. The price we are required to pay, which we refer to as the fundamental change purchase price, will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 business days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)                                 any “person” or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act), other than us or any of our future subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)                                 the consummation of (x) any consolidation, merger, amalgamation, scheme of arrangement or other binding share exchange or reclassification or similar transaction between us and another person (other than any of our future subsidiaries), in each case pursuant to which our common stock shall be converted into cash, securities or other property, other than a transaction (i) that results in the holders of all classes of our common equity immediately prior to such transaction owning, directly or indirectly, as a result of such transaction, more than 50% of the surviving corporation or transferee or the parent thereof immediately after such event or (ii) effected solely to change our jurisdiction of incorporation or to form a holding company for us and that results in a share exchange or reclassification or similar exchange of the outstanding common stock solely into common shares of the surviving entity or (y) any sale or other disposition in one transaction or a series of transactions of all or substantially all of our assets and any of our future subsidiaries, on a consolidated basis, to another person (other than any of our future subsidiaries);

(3)                                 our stockholders approve any plan or proposal for the liquidation or dissolution of us (other than in a transaction described in clause (2) above);

(4)                                 our common stock (or other common stock into which the notes are then convertible) ceases to be listed on any of The New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market or the NASDAQ Capital Market (or their respective successors); or

(5)                                 the first day on which continuing directors cease to constitute at least a majority of our board of directors;

provided, however, that in the case of a transaction or event described in clause (1) or (2) above, if at least 90% of the consideration received or to be received by holders of the common stock (excluding cash payments for fractional shares) in the transaction or transactions that would otherwise constitute a “fundamental change” consists of shares of common stock or common equity interests that are traded on any of The New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market or the NASDAQ Capital Market (or their respective successors) or that will be so traded when issued or exchanged in connection with the transaction that would otherwise constitute a fundamental change under clause (1) or (2) of the definition thereof, which we refer to as publicly traded securities, and as a result of such transaction or transactions, the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares (subject to settlement in accordance with the provisions of “— Conversion Rights — Settlement Upon Conversion”, “— Conversion Rights — Conversion Rate Adjustments” and “— Adjustment to Conversion Rate Upon Conversions in Connection with a Make-Whole Fundamental Change or a Notice of Redemption”), such event shall not be a fundamental change and, for the avoidance of doubt, an event that is not considered a fundamental change pursuant to this proviso shall not be a fundamental change solely because such event could also be described by clause (1) or (2) above.

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period and any related fundamental change purchase date, references to us in the definition of “fundamental change” above will apply to such other entity instead.

“Continuing director” means a director who either was a member of our board of directors on the date of original issuance of the notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders, is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•                  the events causing a fundamental change;

•                  the effective date of the fundamental change, and whether the fundamental change is a make-whole fundamental change, in which case the effective date of the make-whole fundamental change;

•                  the last date on which a holder may exercise the purchase right;

•                  the fundamental change purchase price;

•                  the fundamental change purchase date;

•                  if applicable, the name and address of the paying agent and the conversion agent;

•                  if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate resulting from the fundamental change;

•                  if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•                  the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will issue a press release, which will also be available on our website.

Repurchase Procedures

To exercise the fundamental change purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent if the notes are certificated. If the notes are not in certificated form, you must comply with DTC’s procedures for tendering interests in global notes. Your purchase notice must state:

•                  if certificated, the certificate numbers of your notes to be delivered for purchase;

•                  the portion of the principal amount of notes to be purchased, which must be such that the principal amount that remains outstanding of each note that is not to be purchased in full equals $1,000 or an integral multiple of $1,000 in excess thereof; and

•                  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal shall state:

•                  the principal amount of the withdrawn notes;

•                  if certificated, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•                  the principal amount, if any, of each note that remains subject to the purchase notice, which must be such that the principal amount not to be purchased equals $1,000 or an integral multiple of $1,000 in excess thereof.

We will be required to purchase the notes that have been validly surrendered for purchase and not withdrawn on the fundamental change purchase date, subject to extensions to comply with applicable law. You will receive payment of the fundamental change purchase price promptly on the later of (i) the fundamental change purchase date or (ii) the time of book-entry transfer or the delivery of your notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•                  the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of your notes is made or whether or not your notes are delivered to the paying agent); and

•                  all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon book-entry transfer or delivery of your notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•                  comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable;

•                  file a Schedule TO or any other required schedule under the Exchange Act; and

•                  comply with any other U.S. federal or state securities laws applicable to us in connection with such purchase offer.

No notes may be purchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change purchase price with respect to such notes).

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

We may not have enough funds to pay the fundamental change purchase price. Our ability to purchase the notes for cash may be limited by restrictions on our ability to obtain funds for such purchase through dividends from our future subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors — Risks Related to the Notes and to this Offering — We may not have the ability to raise funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change”. If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our debt holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The following description replaces the descriptions set forth under “Description of Debt Securities — Consolidation, Merger or Sale” in the accompanying prospectus in its entirety.

The indenture provides that we shall not amalgamate or consolidate with, merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless (i) the resulting, surviving, transferee or successor person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) shall expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of our obligations under the notes and the indenture; (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture with respect to the notes; (iii) we shall have undertaken commercially reasonable efforts to restructure the notes so that, after any such transaction is given effect, any conversion of the notes would be exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 3(a)(9) thereof; (iv) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and such supplemental indenture (if any) comply with the indenture; and (v) other conditions specified in the indenture are met.  Upon any such amalgamation, consolidation, merger, conveyance, transfer or lease, the resulting, surviving, transferee or successor person (if not us) shall succeed to, and may exercise every right and power of ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.  Following any conveyance, transfer or lease of our properties and assets substantially as an entirety to one or more of our future subsidiaries, the notes will remain convertible based on the common stock of Array subject to the provisions described under the heading “— Recapitalizations, Reclassifications and Changes of Our Common Stock”.

Under the indenture, the conveyance, transfer or lease of the properties and assets of one or more of our future subsidiaries substantially as an entirety to another person, which properties and assets, if held by us instead of such subsidiary or subsidiaries, would constitute the properties and assets of the company substantially as an entirety on a consolidated basis, shall be deemed to be the transfer of our properties and assets substantially as an entirety to another person.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

The following description replaces the descriptions set forth under “Description of Debt Securities — Events of Default” in the accompanying prospectus in its entirety.

Each of the following is an event of default with respect to the notes:

(1)                                 default in any payment of interest on any note when due and payable, and the default continues for a period of 30 days;

(2)                                 default in the payment of principal of or premium, if any, on any note (including the fundamental change purchase price and redemption price) when due and payable on the maturity date, upon required repurchase, upon any redemption, upon declaration of acceleration or otherwise;

(3)                                 failure by us to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and that failure continues for five business days;

(4)                                 failure by us to comply with our obligations under “— Consolidation, Merger and Sale of Assets” above;

(5)                                 failure by us to issue a notice in accordance with the provisions of “— Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Purchase Notes” or “— Conversion Rights — Conversion Upon Specified Corporate Events” above for a period of ten days after such notice becomes due in accordance with the terms of the indenture;

(6)                                 failure by us for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding (a copy of which notice, if given by holders, must also be given to the trustee) has been received by us to comply with any of our agreements contained in the notes or the indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this section specifically provided for or which does not apply to the notes), which notice shall state that it is a “Notice of Default” under the indenture;

(7)                                 default by us or any of our future subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in an aggregate amount greater than $10,000,000 (or its foreign currency equivalent at the time), whether such indebtedness now exists or shall hereafter be created, (i) resulting in such indebtedness becoming or being declared due and payable, and such debt has not been discharged in full or such declaration rescinded or annulled within 30 days, or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon redemption, upon required repurchase, upon declaration of acceleration or otherwise, and such defaulted payment shall not have been made, waived or extended within 30 days;

(8)                                 a final judgment for the payment of $10,000,000 (or its foreign currency equivalent at the time) or more (excluding any amounts covered by insurance or bond) rendered against us or any of our subsidiaries by a court of competent jurisdiction, which judgment is not discharged, stayed, vacated, paid or otherwise satisfied within 45 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(9)                                 certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries (as defined in Article 1, Rule 1-02 of Regulation S-X).

If an event of default other than an event of default arising under clause (9) above with respect to us occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of then outstanding notes by written notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of, premium, if any, and accrued and unpaid interest, if any, on, all then outstanding notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. In addition, upon an event of default arising under clause (9) above with respect to us, 100% of the principal of, premium, if any, and accrued and unpaid interest on the notes will automatically become due and payable.

Notwithstanding anything to the contrary here, the indenture will provide that the provisions of the indenture described in the paragraph above, however, will be subject to the condition that if, at any time after the principal of, and accrued and unpaid interest, if any, on the notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained as provided in the indenture, we pay or deliver, as the case may be, or deposit with the trustee an amount of cash and the number of shares of common stock, if any (solely to settle outstanding conversions), sufficient to pay all matured installments of interest upon all the notes, all cash and shares of common stock, if any, due upon the conversion of any and all converted notes, and the principal of, and accrued and unpaid interest, if any, on all notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the rate or rates, if any, specified in the notes to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts owing under the indenture to the trustee and its agents and counsel, and if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and any and all events of default under the indenture, other than the non-payment of the principal of the notes that became due because of the acceleration, shall have been cured, waived or otherwise remedied as provided in the indenture, then the holders of a majority of the aggregate principal amount of notes then outstanding, by written notice to us and to the trustee, may waive all defaults and events of default with respect to the notes (other than a default or an event of default resulting from the failure to pay the fundamental change purchase price of a note, to pay or deliver, as the case may be, the amount of cash, shares of our common stock or combination of cash and shares of our common stock due upon conversion of a note, or with respect to another covenant or provision of the indenture that cannot be modified or amended without the consent of each affected holder) and may rescind and annul the declaration of acceleration resulting from such defaults or events of default (other than those resulting from the failure to pay the fundamental change purchase price of a note, to pay or deliver, as the case may be, the amount of cash, shares of our common stock or combination of cash and shares of our common stock due upon conversion of a note, or with respect to another covenant or provision of the indenture that cannot be modified or amended without the consent of each affected holder) and their consequences; provided, that no such rescission or annulment will extend to or will affect any subsequent default or shall impair any right consequent on such default.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default under clause (6) above relating to our failure to comply with our obligations as set forth under “— Reports” below, including with respect to our obligations under Section 314(a) of the Trust Indenture Act, will, for the first 90 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day and for the second 90 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.50% per annum of the principal amount of the notes outstanding for each day, during the 180-day period beginning on, and including, the day on which such an event of default occurs during which such event of default is continuing (and neither waived nor cured). Additional interest that is payable pursuant to the foregoing provisions will be payable in arrears on each interest payment date following accrual in the same manner as regular interest on the notes.  On the 181st day after the date on which such event of default occurred (if such event of default has not been cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be subject to acceleration upon an event of default with regard thereto as provided above. In no event shall additional interest accrue at a rate per year in excess of 0.25% or 0.50%, as the case may be, pursuant to the indenture, regardless of the number of events or circumstances giving rise to requirements to pay such additional interest pursuant to this paragraph. With regard to any violation specified in this paragraph, no additional interest shall accrue, and no right to declare the principal or other amounts due and payable in respect of the notes shall exist, after such violation has been cured.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of the principal of, premium, if any, or interest on, or fundamental change purchase price or redemption price with respect to, any notes when due, or the failure to pay or deliver, as the case may be, the amount of cash, number of shares of our common stock or combination of cash and shares of common stock due upon conversion of any notes) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security reasonably satisfactory to it against any loss, liability or expense. In addition, except to enforce the right to receive payment of the principal of, premium, if any, or interest on, or fundamental change purchase price with respect to, its notes when due, or the right to receive payment or delivery, as the case may be, of the amount of cash, number of shares of our common stock or combination of cash and shares of common stock due upon conversion of its notes, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)                                 such holder has previously given the trustee written notice that an event of default is continuing;

(2)                                 holders of at least 25% in principal amount of then outstanding notes have requested the trustee to pursue the remedy;

(3)                                 such holders have offered the trustee indemnity or security satisfactory to it against any loss, liability or expense;

(4)                                 the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity; and

(5)                                 the holders of a majority in principal amount of the outstanding notes have not given the trustee a written direction that is inconsistent with such request within such 60-day period.

However, each holder shall have the right, which is absolute and unconditional, to receive the principal of, premium, if any, and interest on, fundamental change purchase price or redemption price with respect to, and the amount of cash, number of shares of common stock or combination of cash and shares of common stock, as the case may be, due upon conversion of its notes and to institute suit for the enforcement of any such payment or delivery, as the case may be, and such rights shall not be impaired without the consent of such holder. In addition, subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification and security satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a default occurs and is continuing and is actually known to a responsible officer of the trustee, the trustee must transmit notice of the default to each holder within 90 days after it occurs. Except in the case of a default in the payment of principal (including the fundamental change purchase price and the redemption price) of, premium, if any, or interest on any note or a default in the payment or delivery, as the case may be, of the amount of cash, the number of shares of common stock or the combination of cash and shares of common stock due upon conversion, the trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the holders of the notes. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate, stating whether or not to the knowledge of the signers thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture (without regard to any period of grace or requirement of notice provided under the indenture) and, if we are in default, specifying all such defaults and the nature and the status thereof of which they may have knowledge. We also are required to deliver to the trustee, as soon as possible, and in any event within 30 days after we become aware of the occurrence of any default or event of default, an officers’ certificate setting forth such defaults or events of default, as applicable, their status and what action we are taking or propose to take in respect thereof.

Modification and Amendment

The following description replaces the description set forth under “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus in its entirety.

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority of the principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority of the principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of a then outstanding note affected, no amendment may, among other things:

(1)                                 reduce the percentage in aggregate principal amount of notes outstanding necessary to waive any past default or event of default;

(2)                                 reduce the rate of interest on any note or change the time for payment of interest on any note;

(3)                                 reduce the principal of or premium, if any, on any note or change the maturity date of any note;

(4)                                 change the place or currency of payment on any note;

(5)                                 make any change that impairs or adversely affects the conversion rights of any notes;

(6)                                 reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the rights of the holders of the notes our obligation to pay the fundamental change purchase price, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(7)                                 impair the right of any holder to receive payment of principal of, premium, if any, and interest, if any, on, its notes, or the right to receive payment or delivery, as the case may be, of the amount of cash, the number of shares of our common stock or the combination of cash and shares of our common stock due upon conversion of its notes on or after the due dates therefor or to institute suit for the enforcement of any such payment or delivery, as the case may be, with respect to such holder’s notes;

(8)                                 modify the provisions with respect to our redemption rights as described under “— Optional Redemption” above in a manner adverse to holders of notes;

(9)                                 modify the ranking provisions of the indenture in a manner that is adverse to the rights of the holders of the notes; or

(10)                          make any change in the provisions described in this “Modification and Amendment” section that requires each holder’s consent or in the waiver provisions if such change is adverse to the rights of the holders of the notes.

Without the consent of any holder of the notes, we and the trustee may amend the indenture or the notes:

(1)                                 to cure any ambiguity, omission, defect or inconsistency in the indenture or the notes, including to eliminate any conflict with the terms of the Trust Indenture Act, that does not adversely affect the rights of the holders of the notes;

(2)                                 to conform the terms of the indenture or the notes to the description thereof in the preliminary prospectus supplement, as supplemented by the issuer free writing prospectus related to the offering of the notes, as evidenced by an officer’s certificate;

(3)                                 to evidence the succession by a successor corporation and to provide for the assumption by a successor corporation of our obligations under the indenture;

(4)                                 to add guarantees with respect to the notes;

(5)                                 to secure the notes;

(6)                                 to add to our covenants such further covenants, restrictions or conditions for the benefit of the holders or to surrender any right or power conferred upon us;

(7)                                 to make any other change that does not materially adversely affect the rights of any holder of the notes (other than any holder that consents to such change);

(8)                                 to provide for a successor trustee;

(9)                                 to comply with the applicable procedures of the depositary; or

(10)                          to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to provide to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge; Defeasance

The following description replaces the description set forth under “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus in its entirety.

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at the maturity date, any fundamental change purchase date, any redemption date or upon conversion or otherwise, cash or cash and shares of common stock, if any (solely to satisfy outstanding conversions, if applicable), sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

The provisions relating to legal defeasance and covenant defeasance set forth under “Description of the Debt Securities — Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus will not apply with respect to the notes.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the last reported sale prices and daily VWAPs of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification and shall not be responsible for such calculations. The trustee will forward our calculations to any holder of notes upon the written request of that holder.

Reports

The indenture requires us to file with the trustee, within 15 days after we are required to file the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and to otherwise comply with Section 314(a) of the Trust Indenture Act. Any such report, information or document that we file with the SEC through the EDGAR system (or any successor thereto) will be deemed to be delivered to the trustee for the purposes of this covenant at the time of such filing through the EDGAR system (or such successor thereto); provided, however, that the trustee shall have no responsibility to determine whether such filings have been made.

Delivery of any such reports, information and documents to the trustee shall be for informational purposes only, and the trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants hereunder.

Trustee

Wells Fargo Bank, National Association will be the trustee, registrar, paying agent, conversion agent and bid solicitation agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, registrar, paying agent, conversion agent and bid solicitation agent assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law

The indenture and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflicts of laws principles thereof.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC, which will serve as the initial securities depositary, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•                  upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•                  ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, fully-registered certificated form except in the limited circumstances described below. We will not issue the notes in bearer form.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•                  a limited purpose trust company organized under the laws of the State of New York;

•                  a “banking organization” within the meaning of the New York State banking law;

•                  a member of the Federal Reserve System;

•                  a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•                  a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•                  will not be entitled to have notes represented by the global note registered in their names;

•                  will not receive or be entitled to receive physical, certificated notes; and

•                  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Neither DTC nor any nominee of DTC nominee will consent or vote with respect to the notes unless authorized by a DTC participant in accordance with DTC’s procedures.

Payments of principal, premium, if any, and interest with respect to the notes represented by a global note will be made by the paying agent to DTC’s nominee as the registered holder of the global note. Neither we nor the paying agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the applicable global note is credited and only in respect of such portion of the aggregate principal amount of notes, as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global notes or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global notes for certificated securities which it will distribute to its participants.  Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Certificated Notes

Notes in physical, fully-registered certificated form will be issued, registered in the name of, and delivered to each person that the depositary identifies as a beneficial owner of the related notes only if:

•                  the depositary notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary for that global note and we do not appoint another institution to act as depositary within 90 days;

•                  we notify the trustee that we wish to terminate that global note (or reduce the principal amount of that global note) and the beneficial owners of the majority of the principal amount of that global note (or of the majority of the principal amount of that global note to be reduced) consent to such termination; or

•                  an event of default has occurred with regard to the notes represented by the relevant global note, such event of default has not been cured or waived and the owner of beneficial interest in the global note requests that its notes be issued in physical, certificated form.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Comerica Term Loan and Equipment Line of Credit

We entered into a Loan and Security Agreement with Comerica Bank dated June 28, 2005, which has been subsequently amended (as amended, the “Loan and Security Agreement”). The Loan and Security Agreement provides for a term loan, equipment advances and a revolving line of credit, all of which are secured by a first priority security interest in our assets, other than our intellectual property. The full $10 million term loan was advanced to Array on June 30, 2005. We received the total $5 million of equipment advances by June 30, 2007.

On March 31, 2010, the term and interest rate structure of the Loan and Security Agreement were amended. The term loan and equipment advances were also combined into one instrument referred to as the term loan. The outstanding balances under the term loan and the equipment advances bear interest on a monthly basis at the Prime Rate, as quoted by Comerica Bank, but will not be less than the sum of Comerica Bank’s daily adjusting LIBOR rate plus an incremental contractually predetermined rate. This rate is variable, ranging from the Prime Rate to the Prime Rate plus 4%, based on the total dollar amount we have invested at Comerica and in what investment option those funds are invested. As of March 31, 2013, the term loan had an interest rate of 3.25% per annum.

In December 2012, the Loan and Security Agreement with Comerica was further amended to extend the maturity date of the term loan to October 2014 and the maturity date of the revolving line of credit to June 2014.

In addition, revolving lines of credit of $6.8 million have been established to support standby letters of credit in relation to our facilities leases. These standby letters of credit expire on January 31, 2014 and August 31, 2016.

The Loan and Security Agreement contains representations and warranties and affirmative and negative covenants that are customary for credit facilities of this type. The Loan and Security Agreement restricts our ability to, among other things, sell certain assets, engage in a merger or change in control transaction, incur debt, pay cash dividends and make investments. The Loan and Security Agreement also contains events of default that are customary for credit facilities of this type, including payment defaults, covenant defaults, insolvency type defaults and events of default relating to liens, judgments, material misrepresentations and the occurrence of certain material adverse events. In addition, if our total cash, cash equivalents and marketable securities at the end of a fiscal quarter falls below $22 million, all amounts outstanding under the Loan and Security Agreement become immediately due and payable.

Deerfield Credit Facilities

We have two outstanding credit facilities with Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. Under the Facility Agreement entered into in April 2008, we borrowed a total of $80 million (the “2008 Loan”), which was funded in two $40 million payments in June 2008 and December 2008. Terms of the 2008 Loan, including the interest rate and minimum cash and cash equivalent balances we must maintain, were amended in May 2009 when we entered into a new Facility Agreement with Deerfield. We borrowed an additional $40 million under this Facility Agreement on July 31, 2009.

As of March 31, 2013, we had $92.6 million in principal outstanding under the Deerfield Facility Agreements, comprised of $85.8 million in principal, which bears interest at the applicable rate, and $6.8 million of interest that had accrued under the 2008 Loan and is outstanding but does not bear interest. Interest and principal may be repaid at our option at any time with cash or shares of our common stock that have been registered under the Securities Act of 1933, as amended, with certain restrictions. We are also required, subject to certain exceptions and conditions, to make payments of principal equal to 15% of certain amounts we receive under new licensing, partnering and other similar arrangements entered into after January 1, 2011 limited to the principal and accrued interest outstanding. We are required to pay on June 30, 2015, the outstanding principal plus accrued interest for two of the notes associated with the Deerfield Facility Agreements, which have a balance of $73.0 million as of May 31, 2013, and we are required to pay on June 30, 2016, the outstanding principal plus accrued interest for the remaining two notes associated with the Deerfield Facility Agreements, which have a balance of $19.6 million as of May 31, 2013.

Interest is payable on the outstanding principal balance monthly at a rate of 7.5% per annum, subject to adjustments based on our total cash and cash equivalents and marketable securities balance. If our total cash, cash equivalents and marketable securities at the end of a fiscal quarter falls below $20 million, all amounts outstanding under the credit facilities become immediately due and payable.

The credit facilities are secured by a second priority security interest in our assets, including accounts receivable, equipment, inventory, investment property and general intangible assets, excluding copyrights, patents, trademarks, service marks and certain related intangible assets. This security interest and our obligations under the Facility Agreements are subordinate to our obligations to Comerica Bank and to Comerica’s security interest under the Loan and Security Agreement.

The Deerfield Facility Agreements contain representations, warranties and affirmative and negative covenants that are customary for credit facilities of this type. The Deerfield Facility Agreements restrict our ability to, among other things, sell certain assets, engage in a merger or change in control transaction, incur debt, pay cash dividends and make investments. The Deerfield Facility Agreements also contain events of default that are customary for credit facilities of this type, including payment defaults, covenant defaults, insolvency type defaults and events of default relating to liens, judgments, material misrepresentations and the occurrence of certain material adverse events.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the sale and issuance of the notes.  Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as the representatives of the underwriters named below.  Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$57,500,000
J.P. Morgan Securities LLC	46,000,000
Piper Jaffray & Co.	5,750,000
Stifel, Nicolaus & Company, Incorporated	5,750,000
Total	$115,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken, including the notes covered by the option to purchase additional notes described below if and when this option is exercised.

The underwriters have an option to buy up to an additional $17,250,000 in aggregate principal amount of the notes from us. They may exercise this option to purchase additional notes for 30 days from the date of this prospectus supplement. If any notes are purchased pursuant to this option, the underwriters will severally purchase the notes in approximately the same proportion as set forth in the table above.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before estimated offering expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional notes.

	Per Note	No Exercise	Full Exercise
Public offering price	100%	$115,000,000	$132,250,000

Underwriting discounts and commissions	3%	$3,450,000	$3,967,500

Proceeds, before expenses, to us	97%	$111,550,000	$128,282,500

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $245,000.

We have agreed in the underwriting agreement to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Subject to certain exceptions, each of our directors and executive officers have entered into a lock-up agreement with the underwriters pursuant to which they have agreed not to dispose of or hedge any of their shares of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, or the lock-up period. This agreement does not apply to any transfer (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions of the lock-up agreement, (ii) to a any trust for the direct or indirect benefit of the individual subject to the lock-up agreement or his or her immediate family, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to us for the purpose of satisfying the exercise price and any associated withholding obligations of any outstanding options that will expire during the lock-up period and that were granted pursuant to our existing employee benefit plans or equity compensation plans, provided that such shares of common stock received upon such exercise shall be subject to the terms of the lock-up agreement; (iv) made pursuant to a written contract, instruction or plan complying with Rule 10b5-1 under the Exchange Act, provided the plan has been entered into prior to the date of the lock-up agreement and is not amended or modified during the lock-up period; and (v) made with the prior written consent of the representatives on behalf of the underwriters. Further, if (1) during the last 17 days of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions imposed by the lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have similarly agreed with the underwriters, for the 90-day period following the date of the underwriting agreement, not to issue shares of our common stock or securities convertible into or exchangeable for shares of our common stock, or enter into swap or other arrangements that transfer economic ownership of shares of our common stock, without the prior written consent of the underwriters, other than (x) pursuant to existing employee stock option or stock purchase plans described in the prospectus, or pursuant to the exercise of stock options granted thereunder, (y) under our annual employee performance bonus program, or (z) upon the conversion or exchange of outstanding convertible or exchangeable securities described in the prospectus.

The representatives, in their discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 1.8% of the principal amount of notes.  If all the notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market.  We have been advised by the representatives that certain of the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice.  No assurance can be given as to the liquidity of the trading market for the notes.

In connection with this offering, the underwriters may purchase and sell notes in the open market.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering.  Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid.  This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes.  As a result, the price of the notes may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued by the underwriters at any time.  These transactions may be effected in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant

Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)                                 to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)                                 to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the several underwriters; or

(c)                                  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any of the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that, in connection with the distribution of the notes:

(a)                                 it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and

(b)                                 it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. These investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations of the ownership, conversion and disposition of the notes and of the ownership and disposition of common stock into which the notes are convertible. This summary is based upon provisions of the Code, applicable Treasury Regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of our common stock held as a capital asset by a beneficial owner who purchases the note on original issuance at the first price, which we refer to as the issue price, at which a substantial portion of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•                  tax consequences to dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•                  tax consequences to persons holding notes or shares of our common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•                  tax consequences to U.S. holders, as defined below, whose “functional currency” is not the U.S. dollar;

•                  tax consequences to entities treated as partnerships for U.S. federal income tax purposes and investors therein;

•                  tax consequences to certain former citizens or residents of the United States;

•                  alternative minimum tax consequences, if any;

•                  any state, local or foreign tax consequences; and

•                  estate or gift taxes.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds notes or our common stock, the tax treatment of a partner or member generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner or member in such an entity, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the U.S. federal estate or gift tax laws or under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes or common stock that is, for U.S. federal income tax purposes:

•                  an individual citizen or resident of the United States;

•                  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner of notes or common stock that is neither a U.S. holder nor a partnership or other entity that is treated as a partnership for U.S. federal income tax purposes.

YOU SHOULD CONSULT WITH YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY AND ANY OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES AND COMMON STOCK.

Taxation of U.S. Holders

The Notes

Interest Income

It is anticipated, and this discussion assumes, that the notes will be issued with less than a de minimis amount (as set forth in the applicable Treasury Regulations) of original issue discount. In such case, interest paid on the notes generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder’s regular method of tax accounting). If, however, the notes are issued for an amount less than the principal amount and the difference is at least the de minimis amount, a U.S. holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant-yield method, based on compounding of interest before the receipt of cash attributable to this income.

Receipt of Common Stock, Cash or a Combination Thereof Upon Conversion of the Notes

A U.S. holder will generally not recognize gain or loss upon the conversion of a note solely into our common stock (except with respect to cash received in lieu of a fractional share, which will be treated as described below, and with respect to the fair market value of common stock, if any, attributable to accrued interest, which will be treated as a payment of interest described above). A U.S. holder’s tax basis in our common stock received on conversion of a note (other than common stock attributable to accrued interest, the tax basis of which would equal the fair market value of the common stock received but including any tax basis allocable to a fractional share) will be the same as the U.S. holder’s adjusted tax basis in the note at the time of conversion. The holding period for our common stock received on conversion will include the holding period of the converted note, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt. Cash received in lieu of a fractional share upon conversion of a note will be treated as a payment in exchange for the fractional share. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share is equal to the difference between the amount of cash the U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s tax basis in the note that is allocable to the fractional share based on the relative fair market values of the common stock received upon the conversion and the fractional share.

In the event a note is converted solely into cash, a U.S. holder will recognize gain or loss in the same manner as if the U.S. holder had disposed of the note in a taxable disposition (as described below under “— Taxation of U.S. Holders — Sale, Exchange, Redemption, Repurchase of the Notes or Conversion of the Notes for Cash”).

The U.S. federal income tax treatment of a U.S. holder’s conversion of a note into a combination of our common stock and cash is uncertain.  If the notes are treated as securities for U.S. federal income tax purposes, it is possible that the receipt of cash and our common stock upon a conversion of a note may be treated as a recapitalization for U.S. federal income tax purposes.  In such case, a U.S. holder of a note will recognize gain to the extent of the lesser of (i) the cash received (other than cash attributable to accrued interest, which will be treated as described under “— Taxation of U.S. Holders — Interest Income” above, or cash received in lieu of a fractional share) and (ii) the amount of gain realized (i.e., the fair market value of the common stock and cash received (other than amounts attributable to accrued interest) minus the U.S. holder’s adjusted tax basis in the converted note), and no loss will be allowed. In such case, the U.S. holder’s aggregate tax basis in the common stock received (other than any stock received with respect to accrued interest but including any basis allocable to a fractional share) will equal the holder’s adjusted tax basis in the note converted, increased by the amount of any gain recognized (other than with respect to a fractional share) and decreased by the amount of any cash received (other than any cash received in respect of accrued interest or a fractional share). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share is equal to the difference between the amount of cash the U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s tax basis in the note that is allocable to the fractional share based on the relative fair market values of the common stock received upon the conversion and the fractional share.

However, were such a conversion not to be  treated as a recapitalization for U.S. federal income tax purposes, the cash payment received on conversion of a note may be treated as proceeds from a sale of a portion of the note, in which case the tax basis in the note would be allocated pro rata between the common stock and cash received, in accordance with their fair market values. Under this characterization, gain or loss would be recognized to the extent of the difference between the cash received and the adjusted tax basis of the portion of the note exchanged for cash, and the remaining portion of the note would be deemed to be exchanged for the common stock received (other than amounts attributable to accrued interest). No gain or loss would be recognized on the receipt of our common stock, and the tax basis and holding period of the common stock received would be the same as the adjusted tax basis and holding period in the portion of the note exchanged therefor.

The tax treatment of a conversion of a note into cash and common stock is uncertain, and U.S.holders should consult their tax advisors regarding the consequences of such conversion.

Gain or loss recognized with respect to conversion of a note under any of the characterizations described above would be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to certain limitations under the Code.

In the event we undergo certain of the events described under “Description of the Notes — Recapitalizations, Reclassifications and Changes of Our Common Stock”, the conversion rate and the related conversion consideration may be adjusted such that a U.S. holder would be entitled to convert its notes into the shares, property or assets described in such section. Depending on the facts and circumstances at the time of such event, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes. A U.S. holder should consult its tax advisor regarding the U.S. federal income tax consequences of such an adjustment.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, as described in “Description of the Notes — Conversion Rights”. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such an adjustment is made and it does not so qualify, a U.S. holder generally will be deemed to have received a distribution even if the U.S. holder has not received any cash or property as a result of such adjustment. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the description below under “— Taxation of U.S. Holders — Common Stock — Distributions”. It is not clear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, any backup withholding on a constructive distribution may apply to subsequent payments of cash and common stock made on the notes (or, in certain circumstances, any payments on the common stock). See “— Taxation of U.S. Holders — Information Reporting and Backup Withholding” below.

Sale, Exchange, Redemption, Repurchase of the Notes or Conversion of the Notes for Cash

A U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange (other than by exercise of the conversion privilege entirely for common stock or for cash and common stock), conversion entirely for cash, redemption, repurchase by us or other disposition of a note (except to the extent the amount realized is attributable to accrued interest not previously included in income, which will be taxable as ordinary interest income) and the holder’s adjusted tax basis in such note. A U.S. holder’s adjusted tax basis in the note generally will be the initial purchase price for such note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption, repurchase or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such capital gain or loss will be a long-term capital gain or loss. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for reduced rates of U.S. federal income taxation. A U.S. holder’s ability to deduct capital losses may be limited.

Common Stock

Distributions

Distributions, if any, made in respect of our common stock (other than certain pro rata distributions of common stock) will be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, then as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as gain from the sale or exchange of such common stock as described below. Dividends received by non-corporate U.S. holders (including individuals) may be taxed at the lower applicable long-term capital gains rates if certain requirements are satisfied. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Sale or Exchange of Common Stock

Upon the sale, exchange or other taxable disposition of common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder’s tax basis in the common stock. A U.S. holder’s tax basis in our common stock will be computed as described above under “— Taxation of U.S. Holders — The Notes — Receipt of Common Stock, Cash or a Combination Thereof Upon Conversion of the Notes”. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in our common stock is more than one year at the time of the disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) generally are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations.

Medicare Tax on Unearned Income

The Health Care and Reconciliation Act of 2010 requires certain U.S. holders that are individuals, estates or trusts to pay an additional 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of our common stock and interest on and gains from the sale or other disposition of notes, effective for taxable years beginning after December 31, 2012. U.S. holders should consult their tax advisors regarding this legislation.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to interest on the notes and dividends on shares of our common stock (including constructive dividends deemed paid) and the proceeds of a sale of a note or share of our common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Taxation of Non-U.S. Holders

The Notes and Common Stock

Payments of Interest

The 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that:

•                  interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•                  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•                  the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•                  (i) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (ii) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury Regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then, although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower rate under an applicable income tax treaty) on such effectively connected income.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to the shares of our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “— Taxation of U.S. Holders — The Notes — Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower rate under an applicable income tax treaty) on such effectively connected income. Certain certification requirements must be complied with in order for effectively connected income to be exempt from withholding. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, withholding tax on a constructive distribution may be withheld from subsequent payments of cash and our common stock made on the notes (or, in certain circumstances, from payments on our common stock).

A non-U.S. holder of notes or shares of our common stock who wishes to claim the benefit of an applicable income tax treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Under proposed Treasury Regulations issued pursuant to Section 871(m) of the Code, certain adjustments to the conversion rate of the notes may be treated as “dividend equivalent payments” that are subject to the 30% withholding tax. While significant aspects of the application of these regulations to the notes are unclear, the regulations may, when finalized, require withholding at different times and in different amounts than under the rules above applicable to constructive dividends.

Sale, Redemptions, Certain Conversions or Other Taxable Dispositions of Notes or Shares of Common Stock

Gain recognized by a non-U.S. holder on the sale, certain redemptions or other taxable disposition of our common stock or a note, including upon the conversion of a note into cash or into a combination of cash and common stock, will not be subject to U.S. federal income tax unless:

•                  that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•                  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•                  we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of a non-U.S. holder’s disposition of our common stock or a note and the period that a non-U.S. holder held our common stock or a note and certain other conditions are met.

If a non-U.S. holder is an individual or foreign corporation described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates and generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it may be subject to the branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty). If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States.

If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption, conversion or other taxable disposition, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States. Any amount (including our common stock) which a non-U.S. holder receives on the conversion of a note that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “— Taxation of Non-U.S. Holders — Payments of Interest”.

If we are USPRHC as described in the third bullet point above, any gain recognized by a non-U.S. holder with respect to our common stock or a note would be taxed on a net income basis generally in the same manner as a non-U.S. holder described in the first bullet point above if certain other conditions are met. Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes.

Conversion of Notes

The rules regarding the recognition of interest, gain or loss applicable to a U.S. holder described above under the section entitled “— Taxation of U.S. Holders — The Notes — Receipt of Common Stock, Cash or a Combination Thereof Upon Conversion of the Notes” generally will determine the amount of interest income and gain recognized by a non-U.S. holder upon the conversion of notes. Any such interest income will be subject to tax in the manner described above under the section entitled “— Taxation of Non-U.S. Holders — Payments of Interest”, and any such gain generally would be subject to the rules described above in the section entitled “— Taxation of Non-U.S. Holders — Sale, Redemptions, Certain Conversions or Other Taxable Dispositions of Notes or Shares of Common Stock”.

Information Reporting and Backup Withholding

Generally, the amount of interest and dividends paid to non-U.S. holders (including constructive dividends deemed paid) and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to non-U.S. holders. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “— Taxation of Non-U.S. Holders — Payments of Interest” has been provided and the applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”) and final Treasury Regulations recently promulgated by the IRS, 30% withholding generally will be required with respect to any interest on debt obligations or dividends on common stock of U.S. companies and on the gross proceeds from a sale of such debt obligations or common stock, paid to  a “foreign financial institution” or a “non-financial foreign entity” (both as defined in the Code) unless (i) such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) the non-financial foreign entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements or (iii) such entities otherwise qualify for an exemption. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States implementing FATCA may be subject to different rules.

The Treasury Regulations generally defer the effective date of withholding under FATCA. Accordingly, withholding under FATCA will apply to dividends on our common stock paid after December 31, 2013 and gross proceeds from the sale or other disposition of our common stock paid after December 31, 2016. Furthermore, the Treasury Regulations exempt from FATCA withholding any payment under, or gross proceeds from a disposition of, an obligation (such as our notes) that is outstanding on January 1, 2014, unless such obligations are materially modified after such date. If withholding were to apply under FATCA, Non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such amounts will be required to timely file a claim in order to obtain a credit or refund from the IRS. U.S. holders and non-U.S. holders should consult their tax advisors regarding the particular consequences to them of this legislation.

LEGAL MATTERS

Gross Hartman LLC, Boulder, Colorado and Hogan Lovells US LLP, Denver, Colorado, will provide us with an opinion as to the validity of the offer and issuance of the notes and of any shares of common stock issuable upon conversion thereof. Latham & Watkins LLP, New York, New York will pass upon certain legal matters for the underwriters.

EXPERTS

The financial statements of Array BioPharma Inc. as of June 30, 2012 and 2011, and for each of the years in the three-year period ended June 30, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2012 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered under this prospectus supplement. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains important information about our company and the securities. The rules and regulations of the SEC allow us to omit from this prospectus supplement certain information included in the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, any information we file with the SEC, including the registration statement and the documents incorporated by reference into this prospectus supplement, and the exhibits thereto, is also available on the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.arraybiopharma.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our website is not part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC (under File No. 001-16633) and any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of the securities (other than any documents or information deemed to have been furnished and not filed in accordance with SEC rules). These documents contain important information about us.

•                  Our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 filed with the SEC on August 16, 2012;

•                  The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 from our definitive proxy statement on Schedule 14A, filed with the SEC on September 14, 2012;

•                  Our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2012, December 31, 2013 and March 31, 2013 and filed with the SEC on October 30, 2012, February 6, 2013 and May 7, 2013, respectively;

•                  Our Current Reports on Form 8-K, filed with the SEC on July 19, 2012, August 1, 2012, August 31, 2012, October 29, 2012, November 5, 2012, November 6, 2012, November 7, 2012, November 8, 2012, November 9, 2012, December 4, 2012, December 10, 2012, December 31, 2012, February 1, 2013, March 25, 2013, March 27, 2013, April 4, 2013, May 6, 2013, May 30, 2013 and June 3, 2013; and

•                  The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 16, 2000, including any amendments or reports filed for the purpose of updating such description.

You can obtain a copy of any or all of these documents, including any exhibits thereto, at no cost, by visiting the Investor Relations section of our web site at http://www.arraybiopharma.com or by requesting them in writing or by telephone at the following address:

Array BioPharma Inc.

3200 Walnut Street

Boulder, Colorado 80301

(303) 381-6600

Attention: Investor Relations

See also the section in this prospectus supplement entitled “Where You Can Find More Information” above.

Statements contained in this prospectus supplement and the documents incorporated by reference herein referring to the contents of any contract or other document are not necessarily complete.  Where such contract or other document is listed as an exhibit to the Registration Statement on Form S-3, of which this prospectus supplement forms a part, or any document incorporated by reference therein, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made.

Information contained on our website does not constitute a part of this prospectus supplement.

PROSPECTUS

ARRAY BIOPHARMA INC.

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

UNITS

We may offer from time to time any combination of the securities described in this prospectus, separately or together as units or in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus at the time of an offering. Any preferred stock we sell may be sold as either shares of preferred stock or represented by depositary shares.

Each time we plan to issue securities, we will provide a prospectus supplement, which will contain a description of the securities being offered and information about the specific terms, the public offering price of the securities and the net proceeds we expect to receive from such sale, and may add, update or change information contained in this prospectus.  You should read this prospectus and the prospectus supplements carefully before you invest.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers.  We will set forth the names of any underwriters or agents in an accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Market and traded under the symbol “ARRY.”  On May 31, 2013, the last reported sale price for our common stock was $5.84 per share.

An investment in our securities involves a high degree of risk. You should carefully consider the “Risk Factors” contained in any supplements to this prospectus and in our most recent annual report on Form 10-K and in our other filings made with the Securities and Exchange Commission, which are incorporated by reference in this prospectus. See “Risk Factors” on page 2 of this prospectus.

This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2013

We have not authorized anyone to provide you with any information other than information contained in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. The information in this prospectus or any prospectus supplement is accurate only as of the date of the document on the front of the document, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

References in this prospectus to “Array,” “the company,” “we,” “our” or “us” refer to Array BioPharma Inc.  Our trademarks include the Array BioPharma logo and the terms “ARRAY BIOPHARMA”.  Other trademarks and trade names appearing in this prospectus are the property of the holders of such trademarks and trade names.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may from time to time offer any combination of the securities described in this prospectus.  We may sell these securities either individually or as units consisting of one or more of such securities, each at prices, in amounts and on terms to be determined at the time of sale. The common stock, preferred stock, depositary shares, debt securities, warrants and units are collectively referred to in this prospectus as the “securities.” The securities offered pursuant to this prospectus may be one or more series of issuances.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement that is of a more recent date, may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”  These documents do not contain an offer to sell or solicitation of an offer to buy the securities in any circumstance in which the offer or solicitation is unlawful.  This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

SPECIAL NOTE REGARDING

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements that are not descriptions of historical facts are forward-looking statements, based on management’s estimates, assumptions and projections that are subject to risks and uncertainties.  These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” or “anticipates” or similar terminology.

These statements involve significant risks and uncertainties, including those discussed below and those described more fully in other reports filed by Array with the SEC. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management; and the risk factors set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q, and any amendments thereto we file with the SEC, and in any supplements to this prospectus. The forward-looking statements contained herein represent our judgment as of the date of this prospectus.  We undertake no duty or obligation to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

ii

ABOUT ARRAY BIOPHARMA

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company and currently expects significant progress toward generating data to support our upcoming Phase 3 / pivotal trial decisions. Novartis International Pharmaceutical Ltd. expects to begin Phase 3 trials evaluating Array- invented MEK162 in NRAS-mutant melanoma and in BRAF-mutant melanoma in 2013. In addition, Array expects to begin a Phase 3 trial evaluating MEK162 in low-grade serous ovarian cancer under the license agreement with Novartis in 2013. AstraZeneca AB expects to begin a Phase 3 trial with selumetinib (an Array-invented drug) in non-small cell lung cancer in October 2013 and recently initiated a registration trial in thyroid cancer. Three other Array-invented drugs are also approaching Phase 3 or pivotal trial decisions, which are expected by the end of 2013. These include Array’s wholly-owned drugs, ARRY-520 and ARRY-614, and one partnered program, danoprevir with InterMune/Roche Holding AG.

Our principal executive offices are located at 3200 Walnut Street, Boulder, Colorado 80301 and our phone number is (303) 381-6600. We were founded in 1998 and became a public company in November 2000. We also maintain a web site at http://www.arraybiopharma.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus. Our stock is listed on the NASDAQ Global Market under the symbol “ARRY.”

SUMMARY OF THE SECURITIES

We may offer any of the following securities, either individually or as units, from time to time under this prospectus at prices and on terms to be determined at the time of the offering:

•                  common stock;

•                  preferred stock, in one or more series;

•                  depositary shares;

•                  debt securities, in one or more series;

•                  warrants to purchase shares of common stock, shares of preferred stock, depositary shares or debt securities;

•                  units comprised of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination; or

•                  any combination of the foregoing securities.

We refer to our common stock, preferred stock, depositary shares, debt securities, warrants and units collectively in this prospectus as the “securities.” This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities

RISK FACTORS

Investment in our securities involves risks.  Prior to making a decision about investing in our securities, you should consider carefully the risk factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our most recent annual report on Form 10-K and in our quarterly reports on Form 10-Q filed with the SEC, as well as any amendments thereto and in other filings we make with the SEC, which are incorporated herein by reference in their entirety.  Each of these risk factors could adversely affect our business, operating results and financial condition, which may result in the loss of all or part of your investment.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered by us hereunder, if any, to fund the costs of research and development activities and for general corporate purposes, including working capital.  The amounts and timing of our use of the net proceeds from the sale of securities under this prospectus will depend on a number of factors, such as the timing and progress of our research and development efforts, the timing and progress of any partnering and commercialization efforts and the competitive environment for our products. As of the date of this prospectus, we have no current plans, commitments or agreements with respect to any particular use of any net proceeds and we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of the securities under this propsectus. Accordingly, our management will have broad discretion in the timing and application of such proceeds.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. You should read this table in conjunction with the financial statements and notes to the financial statements that are incorporated by reference in this prospectus.

	Nine Months Ended March 31,	Year Ended June 30,
	2013	2012	2011	2010	2009	2008

Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A

We did not record earnings for the nine months ended March 31, 2013 or for any of the fiscal years in the five-year period ended June 30, 2012. Accordingly, our earnings were insufficient to cover fixed charges for such periods and we are unable to disclose a ratio of earnings to fixed charges for such periods. The dollar amount of the deficiency in earnings available for fixed charges was $44.3 million for the nine months ended March 31, 2013 and $23.6 million, $56.3 million, $77.6 million, $127.8 million and $96.3 million for the years ended June 30, 2012, 2011, 2010, 2009 and 2008, respectively. Our ratio of combined fixed charges and preference dividends to earnings for any of the foregoing periods was equivalent to our ratio of earnings to fixed charges.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and material provisions of our amended and restated certificate of incorporation and bylaws is only a summary.  The description is qualified in its entirety by the complete provisions of our amended and restated certificate of incorporation, which has been filed as an exhibit to the registration statement on Form S-1 (file no. 333-45922) filed with the SEC on September 15, 2000, and the amendments thereto filed as exhibits to the current reports on Form 8-K filed with the SEC on November 6, 2007 (File No. 001-16633) and on October 29, 2012 (File No. 001-16633), and our amended and restated bylaws, which have been filed as an exhibit to the current report on Form 8-K filed with the SEC on November 4, 2008 (File No. 001-16633).  Our amended and restated certificate of incorporation authorizes the issuance of up to 220,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which our board of directors has designated 10,135 shares as Series B Convertible Preferred Stock. As of May 31, 2013, 116,834,470 shares of common stock were issued and outstanding and no shares of Series B Convertible Preferred Stock were issued and outstanding.

Listing

Our common stock is listed on the Nasdaq Global Market and traded under the symbol “ARRY.”

Transfer Agent and Registrar

American Stock Transfer and Trust Company is our transfer agent and registrar.

Common Stock

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders.  Holders of common stock are not entitled to cumulative voting rights with respect to the election of directors. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share ratably in all assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock.  Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.  All outstanding shares of common stock are, and shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable.

Preferred Stock

Our board of directors is authorized, without stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series. To date, our board of directors has designated 10,135 shares of preferred stock as Series B Convertible Preferred Stock, the rights, preferences, privileges and restrictions of which are set forth in the certificate of designation for the Series B Convertible Preferred Stock, which we filed with the SEC on May 3, 2011 as an exhibit to a current report on Form 8-K. All 10,135 shares of Series B Convertible Preferred Stock that were previously issued and were outstanding have been converted into 10,135,000 shares of common stock pursuant to the terms of the Series B Convertible Preferred Stock, and no shares of preferred stock are currently outstanding. The board of directors can fix the rights, preferences, privileges and restrictions of any other designated series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, or the designation of such series, without further vote or action by the stockholders.

The rights, preferences, privileges and restrictions of any series of preferred stock will be set forth in a certificate of designation relating to that series. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the complete certificate of designation containing the terms of the applicable series of preferred stock, as well as the applicable prospectus supplement related to such series. The certificate of designation will include:

•                  the title and stated value; the number of shares we are offering;

•                  the liquidation preference per share;

•                  the purchase price;

•                  the dividend rate, period and payment date and method of calculation for dividends;

•                  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•                  the procedures for any auction and remarketing, if any;

•                  the provisions for a sinking fund, if any;

•                  the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•                  any listing of the preferred stock on any securities exchange or market;

•                  whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•                  voting rights, if any, of the preferred stock;

•                  preemption rights, if any;

•                  restrictions on transfer, sale or other assignment, if any;

•                  whether interests in the preferred stock will be represented by depositary shares;

•                  a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•                  the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•                  any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•                  any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and non-assessable.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposed fundamental change in the rights of the preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

We may amend from time to time our amended and restated certificate of incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon.

Future issuances of preferred stock may have the effect of delaying or preventing a change in our control or make removal of our management more difficult. Additionally, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of the common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. The issuance of preferred stock could also cause the market price of our common stock to decline.

Registration Rights

Prior to our initial public offering and in connection with the sale and issuance of our Series A preferred stock in May 1998, and August 1998, our Series B preferred stock in November 1999, and our Series C preferred stock in August 2000 (all of which shares converted into shares of our common stock in connection with our initial public offering), we entered into an agreement with the investors in such financings providing for registration rights with respect to the shares of common stock, including those issuable upon conversion of each series of preferred stock, held and subsequently acquired by these investors. Currently, 2.5 million shares of our common stock are entitled to registration rights pursuant to terms and conditions of this agreement. The registration rights under this agreement allow the holders of at least 30% of the shares of common stock held by such holders then outstanding to require us to register their shares under the Securities Act of 1933, as amended, or the Securities Act, on up to two occasions, subject to limitations described in the agreement.  In addition, these holders can require us to include their shares in future registrations of our shares for our account or the account of another stockholder.  These holders may also require us to register their shares on up to two occasions in any calendar year on Form S-3.  These registration rights are subject to limitations and conditions, including the right of underwriters to limit the number of shares of common stock held by existing stockholders to be included in a registration.  The registration rights as to any holder will terminate when all securities held by the holder entitled to registration rights can be sold within a three-month period under Rule 144 of the Securities Act and when the number of shares held by the holder is less than 1% of our outstanding capital stock on an as converted to common stock basis.  In addition, we are generally required to bear all expenses of registration, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions.

In connection with Facility Agreements we entered into with Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P., healthcare investment funds, who we collectively refer to as the Deerfield Funds, we have issued warrants to purchase an aggregate of 12,000,000 shares of our common stock to the Deerfield Funds and entered into a Registration Rights Agreement dated May 15, 2009. Under the terms of the Registration Rights Agreement, we agreed to file a registration statement with the SEC to register the resale of the shares of the common stock subject to issuance upon the exercise of the warrants under the Securities Act. On August 31, 2009, we filed a registration statement on Form S-3 (File No. 333-161633), which we amended on Forms S-3/A filed on September 24, 2009 and on September 30, 2009, registering the shares issuable upon exercise of the warrants, and which the SEC declared effective as of October 9, 2009. We are generally required to bear all expenses of registration, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions.

Registration of any shares with registration rights would result in those shares becoming freely tradeable without restriction under the Securities Act.  Sales of these shares, whether pursuant to Rule

144 under the Securities Act or an effective registration statement, could have a material adverse effect on the trading price of our common stock.

Limitation of Liability of Directors

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•                  for any breach of the director’s duty of loyalty to us or our stockholders;

•                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  under Section 174 of the Delaware General Corporation Law, relating to unlawful dividends or unlawful stock purchases or redemptions; or

•                  for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Indemnification

Our bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law.  We will indemnify a director or officer in connection with an action initiated by that person if the action was authorized by our board of directors.  The indemnification provided under our bylaws includes the right to be paid expenses in advance of the final disposition of a proceeding for which indemnification may be had if the director or officer agrees to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.  Under our bylaws, if we do not pay a claim for indemnification within 60 days after we have received a written claim, the director or officer may bring an action to recover the unpaid amount of the claim. If successful, the director or officer also will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

Our bylaws also authorize us to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee, partner or agent of another corporation or other entity or enterprise, against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses.  We may obtain this insurance whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We have purchased director and officer liability insurance on behalf of our directors and officers.  The indemnification provisions under our amended and restated certificate of incorporation and bylaws are not exclusive of any other rights to indemnification under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Anti-Takeover Provisions

General

Our amended and restated certificate of incorporation and bylaws contain some provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors.  In addition, provisions of Delaware law may hinder or delay an attempted takeover of us other than through negotiation with our board of directors.  These provisions could have the effect of discouraging attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest, including attempts that might result in the stockholders receiving a premium over the market price for the shares of common stock they hold.

Classified Board

Our amended and restated certificate of incorporation provides for the division of our board of directors into three classes of directors serving staggered three-year terms.  Our amended and restated certificate of incorporation further provides that the approval of the holders of at least two-thirds of the shares entitled to vote is necessary for the alteration, amendment or repeal of sections of our amended and restated certificate of incorporation relating to the election and classification of our board of directors, limitation of director liability, indemnification and the vote requirements for these amendments to our amended and restated certificate of incorporation. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.

Removal of Directors and Vacancies

Our amended and restated certificate of incorporation provides that directors may be removed only with cause upon the affirmative vote of holders representing two-thirds of our outstanding shares. In addition, vacancies and newly created directorships resulting from any increase in the size of the board of directors may be filled only by the affirmative vote of a majority of the directors then in office, even if they do not constitute a quorum, or by the sole remaining director. These provisions would prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our bylaws establish an advance notice procedure with regard to the nomination, other than by the board of directors, of candidates for election to the board of directors and with regard to matters to be brought before an annual meeting of our stockholders by a stockholder. The stockholder’s notice must contain specified information regarding the stockholder and its holdings, as well as about the director nominee and any business desired to be brought before the meeting. Although our bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at an annual meeting, the bylaws:

•                  may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed; or

•                  may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of this solicitation or the attempt to obtain control might be beneficial to us and our stockholders.

Special Stockholders’ Meetings

Under our amended and restated certificate of incorporation and bylaws, special meetings of stockholders, unless otherwise prescribed by statute, may be called only by the board of directors, the chairperson, or the chief executive officer.

Stockholder Action Without a Meeting Only by Unanimous Written Consent

Our amended and restated certificate of incorporation provides that any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting only by unanimous written consent.

Section 203 of the Delaware General Corporation Law

Under Section 203 of the Delaware General Corporation Law, we may not engage in a “business combination,” which includes a merger or sale of more than 10% of our assets, with any “interested stockholder,” namely, a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of any of these persons, for three years following the time that stockholder became an interested stockholder, unless:

•                  the transaction in which the stockholder became an interested stockholder is approved by our board of directors prior to the time the interested stockholder attained that status;

•                  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

•                  at or after the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Authorized but Unissued Shares

The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of preferred stock rather than full shares of preferred stock, and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock.

The shares of any series of preferred stock underlying any depositary shares that we may sell under this prospectus will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred stock underlying the depositary share, to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of the preferred stock underlying that depositary share.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to the holders of the depositary shares that are sold in the applicable offering. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any deposit agreement, including a form of depositary receipt, that describes the terms of any depositary shares we are offering before the issuance of the related depositary shares. The following summaries of material provisions of the deposit agreement, the depositary shares and the depositary receipts are subject to, and qualified in their entirety by reference to, all of the provisions of the deposit agreement applicable to a particular offering of depositary shares. We urge you to read the prospectus supplements relating to any depositary shares that are sold under this prospectus, as well as the complete deposit agreement and depositary receipt.

Form

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all of the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders, unless the depositary determines that it is not feasible to do so. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to those holders in proportion to the number of depositary shares owned by them.

Withdrawal of Underlying Preferred Stock

Except as otherwise provided in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to the holder.

Redemption of Depositary Shares

If the preferred stock underlying any depositary shares we may sell under this prospectus is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any such redemption, in whole or in part, of that underlying preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the underlying preferred stock. Whenever we redeem shares of underlying preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

Voting

Upon receipt of notice of any meeting at which holders of the preferred stock underlying any depositary shares that we may sell under this prospectus are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the underlying preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying preferred stock to the extent it does not receive specific instructions with respect to the depositary shares representing such preferred stock.

Conversion of Preferred Stock

If the prospectus supplement relating to any depositary shares that we may sell under this prospectus states that the underlying preferred stock is convertible into our common stock or other securities, the following will apply. The depositary shares, as such, will not be convertible into any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions that direct us to cause conversion of the preferred stock represented by the depositary shares into or for whole shares of our common stock or other securities, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, we will cause the conversion using the same procedures as those provided for conversion of the underlying preferred stock. If only some of a holder’s depositary shares are converted, a new depositary receipt or receipts will be issued to the holder for any depositary shares not converted.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective until 90 days after notice of that amendment has been given to the holders. Each holder of depositary shares at the time any amendment becomes effective shall be deemed to consent and agree to that amendment and to be bound by the deposit agreement as so amended. The deposit agreement may be terminated by us or by the depositary only if all outstanding depositary shares have been redeemed or converted into any other securities into which the underlying preferred stock is convertible or there has been a final distribution, including to holders of depositary receipts, of the underlying preferred stock in connection with our liquidation, dissolution or winding up.

Charges of Depositary

We will pay all charges of the depositary, except for taxes and governmental charges and other charges as are expressly provided for in the deposit agreement to be for the account of the holders of depositary shares or persons other than ourselves who may deposit any underlying preferred stock with the depositary.

Reports

The depositary will forward to holders of depositary receipts all notices and reports from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

Limitation on Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance of our respective duties under the deposit agreement without, in our case, negligence or bad faith or, in the case of the depositary, negligence or willful misconduct. We and the depositary may rely upon advice of counsel or accountants, or upon information provided by persons presenting the underlying preferred stock for deposit, holders of depositary receipts or other persons believed by us in good faith to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible or exchangeable debt. The particular terms of any series of debt securities and the extent to which the general provisions described herein may apply to a particular series of debt securities will be described in the prospectus supplement relating to that series.

We will issue any debt securities under an indenture between us and Wells Fargo Bank, National Association, as trustee thereunder (the “trustee”). The following summary of material provisions of such debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the supplemental indenture applicable to a particular series of debt securities.  We urge you to read the applicable prospectus supplements related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of such debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. The indenture provides that we may issue debt securities up to the principal amount that we may authorize, which may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us. For each series of debt securities, any restrictive covenants for those debt securities will be described in the applicable prospectus supplement for those debt securities.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with “original issue discount,” or OID, because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

You should refer to the prospectus supplement relating to a particular series of debt securities for a description of the following terms of the debt securities offered by that prospectus supplement and by this prospectus:

•                  the title and authorized denominations of those debt securities;

•                  any limit on the aggregate principal amount of that series of debt securities;

•                  the date or dates on which principal and premium, if any, of the debt securities of that series is payable;

•                  interest rates, and the dates from which interest, if any, on the debt securities of that series will accrue, and the dates when interest is payable and the maturity;

•                  the right, if any, to extend the interest payment periods and the duration of the extensions;

•                  the applicability of any guarantees;

•                  if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•                  the place or places where and the manner in which principal of, premium, if any, and interest, if any, on the debt securities of that series will be payable and the place or places where those debt securities may be presented for transfer and, if applicable, conversion or exchange;

•                  the period or periods within which, the price or prices at which, the currency or currencies in which, and other terms and conditions upon which those debt securities may be redeemed, in whole or in part, at our option or the option of a holder of those securities, if we or a holder is to have that option;

•                  our obligation or right, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those securities, and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•                  the terms, if any, on which the debt securities of that series and any guarantees thereof will be subordinate in right and priority of payment to our other debt;

•                  the denominations in which those debt securities will be issuable;

•                  if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•                  whether those debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•                  whether any securities of that series are to be issued in whole or in part in the form of one or more global securities and the depositary for those global securities;

•                  if other than United States dollars, the currency or currencies in which payment of principal of or any premium or interest on those debt securities will be payable;

•                  if the principal of or any premium or interest on the debt securities of that series is to be payable, or is to be payable at our election or the election of a holder of those securities, in securities or other property, the type and amount of those securities or other property, or the manner of determining that amount, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

•                  the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

•                  conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•                  whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

•                  the nature and terms of any security for any secured debt securities;

•                  the terms applicable to any debt securities issued at a discount from their stated principal amount; and

•                  any other specific terms of any debt securities.

The applicable prospectus supplement will present material United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for shares of our capital stock or other securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•                  the conversion or exchange price;

•                  the conversion or exchange period;

•                  provisions regarding our ability or the ability of any holder to convert or exchange the debt securities;

•                  events requiring adjustment to the conversion or exchange price; and

•                  provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

The terms of the indenture prevent us from consolidating or merging with or into, or conveying, transferring or leasing all or substantially all of our assets to, any person, unless (i) we are the surviving corporation or the successor corporation or person to which our assets are conveyed, transferred or leased is organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the indenture and (ii) immediately after completing such a transaction, no event of default under the indenture, and no event that, after notice or lapse of time or both, would become an event of default under the indenture, has occurred and is continuing. When the person to whom our assets are conveyed or transferred has assumed our obligations under the debt securities and the indenture, we will be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control affecting us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or conveyance, transfer or lease of all or substantially all of our assets.

Events of Default

The indenture provides that the following will be “events of default” with respect to any series of debt securities:

•                  failure to pay interest for 30 days after the date payment is due and payable;

•                  failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•                  failure to make sinking fund payments when due and continuance of such default for a period of 30 days;

•                  failure to perform other covenants for 60 days after notice of such default or breach and request for it to be remedied;

•                  specified events of bankruptcy, insolvency or reorganization relating to us; or

•                  any other event of default provided in the applicable officer’s certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. For each series of debt securities, any modifications to the above events of default will be described in the applicable prospectus supplement for those debt securities.

The indenture provides that if an event of default specified in the first, second, third, fourth or sixth bullets above occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) to be due and payable immediately. If an event of default specified in the fifth bullet above occurs and is continuing, then the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) will be due and payable immediately, without any declaration or other act on the part of the trustee or any holder. In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of holders of all those debt securities, waive any past default and consequences of such default.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•                  the holder has previously given to the trustee written notice of a continuing default;

•                  the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•                  the requesting holders have offered the trustee indemnity or security for the costs, expenses and liabilities that may be incurred by bringing the action;

•                  the trustee has not instituted the action within 60 days of the request and offer of indemnity; and

•                  the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and any premium and interest on, the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge certain of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by certain covenants of outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the indenture, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

•                  we irrevocably deposit with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified by a nationally recognized firm of independent certified accountants to be enough to pay at maturity, or upon redemption, the principal (including any mandatory sinking fund payments) of, and any premium and interest on, all outstanding debt securities of the series; and

•                  we deliver to the trustee an opinion of counsel to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, and any premium and interest payments on, the series of debt securities.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture.

Although we may discharge or decrease our obligations under the indenture as described in the preceding paragraphs, we may not discharge certain enumerated obligations, including but not limited to, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may amend the indenture or enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

•                  evidence the assumption by a successor entity of our obligations;

•                  add to our covenants for the benefit of the holders of debt securities, or to surrender any rights or power conferred upon us;

•                  add any additional events of default;

•                  cure any ambiguity or correct any inconsistency or defect in the indenture provided that it does not adversely affect the interests of the holders of any outstanding debt securities in any material respect;

•                  add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•                  add guarantees to or secure any debt securities;

•                  establish the forms or terms of debt securities of any series;

•                  evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee;

•                  add to or change any provision of the indenture as is necessary to permit or facilitate the issuance of debt securities in bearer form;

•                  change the location of (i) payment of principal, premium or interest; (ii) surrender of the debt securities for registration, transfer or exchange and (iii) notices and demands to or upon us;

•                  supplement any provision of the indenture to permit or facilitate the defeasance and discharge of any debt securities provided that it does not adversely affect the interests of the holders of any outstanding debt securities in any material respect;

•                  conform the terms of any debt securities to the description of such debt securities in the prospectus and prospectus supplement offering the debt securities, as evidenced by an officer’s certificate, provided that it does not adversely affect the interests of the holders of any outstanding debt securities in any material respect;

•                  eliminate any provision that was required at the time we entered into the indenture but, as a result of an amendment to the Trust Indenture Act of 1939, as amended the Trust Indenture Act, is no longer required;

•                  modify, eliminate or add to the provisions of the indenture to effect or evidence any change required by an amendment to the Trust Indenture Act; and

•                  make any other provisions with respect to matters or questions arising under the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification in any material respect.

Any provision of the indenture shall automatically be deemed to have been modified, eliminated or added to the extent required to be made as a result of an amendment to the Trust Indenture Act.

The indenture also provides that we and the trustee may, with the written consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series of debt securities affected by such supplemental indenture then outstanding, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or any supplemental indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•                  extend the final maturity of any debt security;

•                  reduce the principal amount or premium, if any;

•                  reduce the rate or extend the time of payment of interest;

•                  change the method of calculating the rate of interest in a manner adverse to the holders of any outstanding debt securities;

•                  reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration;

•                  change the currency in which the principal, and any premium or interest, is payable;

•                  impair the right to institute suit for the enforcement of any payment on any debt security when due;

•                  if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

•                  reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture or for waivers of compliance with or defaults under the indenture with respect to debt securities of that series.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by written notice to the trustee, may on behalf of the holders of the debt securities of that series waive any default and its consequences under the indenture except:

•                  a default in the payment of the principal of or premium or interest on any such debt security; or

•                  a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Registered Global Securities and Book Entry System

The debt securities of a series may be issued in whole or in part in book-entry form and may be represented by one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement or with its custodian and such global securities shall be registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder. See “Legal Ownership of Securities.”

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•                  by the depositary for the registered global security to its nominee;

•                  by a nominee of the depositary to the depositary or another nominee of the depositary; or

•                  by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•                  ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

•                  upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•                  any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•                  ownership of beneficial interest in the registered global security will be shown on, and the transfer of the ownership interest will be effected only through, records maintained by the depositary for the registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•                  will not be entitled to have the debt securities represented by a registered global security registered in their names;

•                  will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•                  will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make or cause to be made payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. Neither we nor the trustee, or any agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, or if an event of default has occurred and is continuing and the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series so request, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion and subject to the depositary’s procedures decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Concerning the Trustee

The indenture provides that in the event that the trustee resigns or is removed with respect to less than all series of debt securities outstanding under the indenture, there may be more than one trustee under the indenture. If there are different trustees for different series of debt securities under the indenture, each such trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise those rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The trustee may engage in other transactions with us. If the trustee acquires any conflicting interest relating to any duties concerning the debt securities, however, the trustee must eliminate the conflict or resign as trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no past, present or future director, officer, stockholder or employee of ours, any of our affiliates, or any successor corporation, in their capacity as such, shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture is, and any debt securities will be, governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

General

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The form for each type of warrant will be filed as an exhibit to the registration statement of which this prospectus is a part or will be incorporated by reference from a current report on Form 8-K that we file with the SEC.

We may issue, together with other securities or separately, warrants to purchase preferred stock, common stock, depositary shares or debt securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Further terms of the warrants will be set forth in the applicable prospectus supplement, including, where applicable, the following:

•                  the title of such warrants;

•                  the aggregate number of warrants;

•                  the price or prices at which the warrants will be issued;

•                  the designation, terms and number of shares of common stock, preferred stock, depositary shares or debt securities purchasable upon exercise of the warrants;

•                  the designation and terms of the securities with which the warrants are issued and the number of warrants issued with such securities;

•                  the date on and after which the warrants and the related securities will be separately transferable, including any limitations on ownership and transfer of the warrants;

•                  in the case of warrants to purchase common stock, preferred stock, depositary shares or debt securities, the price at which each share of common stock or preferred stock, each depositary share or each debt security purchasable upon exercise of the warrants may be purchased;

•                  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants;

•                  the dates on which the right to exercise the warrants shall commence and expire;

•                  the minimum or maximum amount of warrants that may be exercised at any one time;

•                  information with respect to book-entry procedures, if any;

•                  a discussion of certain federal income tax consequences; and

•                  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including in the case of warrants to purchase common stock, preferred stock or depositary shares, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase for cash the securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement and warrant certificate.  Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement.  After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement.  We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby.  Upon receipt of payment of the exercise price and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities.  If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.  If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant.  A single bank or trust company may act as a warrant agent for more than one issue of warrants.  A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us.  Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrants.

Outstanding Warrants

As of June 1, 2013, there were outstanding warrants to purchase 6,000,000 shares of our common stock at an exercise price of $3.65 per share and warrants to purchase 6,000,000 shares of our common stock at an exercise price of $4.19 per share.  The warrants were amended in May 2011 to extend the April 29, 2014 expiration date to June 30, 2016.  The warrants are not exercisable to the extent such exercise would cause the holder thereof to beneficially own more than 9.98% of our outstanding capital stock.  Such warrants were filed as an exhibit to an amendment to a current report on Form 8-K/A we filed with the SEC on September 24, 2009 (File No. 001-16633), and the amendment to the warrants extending the term of the warrants was filed as an exhibit to our current report on Form 8-K as of May 3, 2011 (File No. 001-16633).

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•                  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•                  any provisions of the governing unit agreement that differ from those described below; and

•                  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Depositary Shares,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities.”

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below.  We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities.  These persons are the legal holders of the securities.  We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants.  Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary.  The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly.  Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant.  As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.”  Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them.  These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities.  We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means.  This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•                  how it handles securities payments and notices;

•                  whether it imposes fees or charges;

•                  how it would handle a request for the holders’ consent, if ever required;

•                  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•                  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•                  if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary.  Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select.  The financial institution that we select for this purpose is called the depositary.  Unless we specify otherwise in the applicable prospectus supplement, the Depository Trust Company will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise.  We describe those situations below under “Special Situations When a Global Security Will Be Terminated.”  As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does.  Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•                  An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•                  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•                  An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•                  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•                  The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•                  We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or the trustee supervise the depositary in any way;

•                  The depositary may, and we understand that the Depository Trust Company will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•                  Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests.  After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor.  Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•                  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•                  if we notify any applicable trustee that we wish to terminate that global security; or

•                  if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement.  When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus separately or together through any of the following methods:

•                  directly to purchasers;

•                  through agents;

•                  to or through one or more underwriters or dealers;

•                  through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; and

•                  through a combination of any of these methods of sale.

We may effect the distribution of the securities from time to time in one or more transactions:

•                  at a fixed price or prices, which may be changed from time to time;

•                  at market prices prevailing at the times of sale;

•                  at prices related to such prevailing market prices; or

•                  at negotiated prices.

Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•                  the name or names of the underwriters, if any;

•                  the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

•                  any over-allotment options under which underwriters may purchase additional securities from us;

•                  any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•                  any public offering price;

•                  any discounts or concessions allowed or reallowed or paid to dealers; and

•                  any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

Agents.  We may solicit offers to purchase the securities offered by this prospectus through agents we designate from time to time. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of his or her appointment. Any agent may be deemed to be an “underwriter” of the securities as that term is defined in the Securities Act of 1933, or the Securities Act.

Underwriters.  If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. The underwriter or underwriters will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of an underwriter or underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. We may use underwriters with whom we have a material relationship.  Underwriters and others participating in any offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. We will describe any such relationship and any of these activities in the prospectus supplement.

Dealers.  If a dealer is used in the sale of the securities, an underwriter or we will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

Direct Sales.  We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process.

Indemnification.  Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution.

Delayed Delivery Contracts.  We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

•                  that the institution’s purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

•                  that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

Stabilization Activities.  To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act, in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of these activities at any time.

Passive Market Making.  To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions in the securities on the Nasdaq Global Market during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Trading Markets and Listing. Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq Global Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time. We cannot give any assurance as to the liquidity of the trading market for any of the securities we may offer under this prospectus.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

No securities may be sold under this prospectus without delivery of an applicable prospectus supplement describing the method and terms of the offering.

LEGAL MATTERS

Gross Hartman LLC, Boulder, Colorado, will provide us with an opinion as to certain legal matters in connection with the issuance and sale of the securities. Hogan Lovells US LLP, Denver, Colorado, will provide us with an opinion as to certain legal matters in connection with the issuance and sale of the debt securities.

EXPERTS

The financial statements of Array BioPharma Inc. as of June 30, 2012 and 2011, and for each of the years in the three-year period ended June 30, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains important information about our company and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, any information we file with the SEC, including the registration statement and the documents incorporated by reference into this prospectus, and the exhibits thereto, is also available on the SEC’s website at http://www.sec.gov. We also maintain a web site at http://www.arraybiopharma.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (under File No. 001-16633) and any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities (other than any documents or information deemed to have been furnished and not filed in accordance with SEC rules). These documents contain important information about us.

•                  Our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 filed with the SEC on August 16, 2012;

•                  The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 from our definitive proxy statement on Schedule 14A, filed with the SEC on September 14, 2012;

•                  Our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2012, December 31, 2013 and March 31, 2013 and filed with the SEC on October 30, 2012, February 6, 2013 and May 7, 2013, respectively;

•                  Our Current Reports on Form 8-K, filed with the SEC on July 19, 2012, August 1, 2012, August 31, 2012, October 29, 2012, November 5, 2012, November 6, 2012, November 7, 2012, November 8, 2012, November 9, 2012, December 4, 2012, December 10, 2012, December 31, 2012, February 1, 2013, March 25, 2013, March 27, 2013, April 4, 2013, May 6, 2013, May 30, 2013 and June 3, 2013; and

•                  The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 16, 2000, including any amendments or reports filed for the purpose of updating such description.

You can obtain a copy of any or all of these documents, including any exhibits thereto, at no cost, by visiting the Investor Relations section of our web site at http://www.arraybiopharma.com or by requesting them in writing or by telephone at the following address:

Array BioPharma Inc.

3200 Walnut Street

Boulder, Colorado 80301

(303) 381-6600

Attention: Investor Relations

See also the section entitled “Where You Can Find More Information” above.

Statements contained in this prospectus and the documents incorporated by reference herein referring to the contents of any contract or other document are not necessarily complete.  Where such contract or other document is listed as an exhibit to the Registration Statement on Form S-3, of which this prospectus forms a part, or any document incorporated by reference therein, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made.

Information contained on our website does not constitute a part of this prospectus.

$115,000,000

3.00% Convertible Senior Notes due 2020

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
Goldman, Sachs & Co.	J.P. Morgan
Co-Managers
Piper Jaffray	Stifel
June 4, 2013